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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

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March 29, 2018

Dear Shareholder,

        You are cordially invited to attend the 2018 Annual Meeting of Shareholders of Charles River Laboratories International, Inc. to be held at 8:00 a.m. on Tuesday, May 8, 2018, at the offices of Cooley LLP, 500 Boylston Street, Boston, Massachusetts 02116.

        At the Annual Meeting, eleven (11) persons are nominated for election to our Board of Directors. We will also seek shareholder approval of the Charles River Laboratories International, Inc. 2018 Incentive Plan. In addition, we will also hold a vote on an advisory resolution on our executive compensation and ask shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2018. Our Board of Directors recommends the approval of the proposals to elect the eleven directors, to authorize the new equity incentive plan, to approve the advisory vote on our executive compensation and to ratify the selection of PricewaterhouseCoopers LLP. Such other business will be transacted as may properly come before the Annual Meeting.

        Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, we urge you to complete, sign, date, and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

Sincerely,

James C. Foster Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT.
PLEASE RETURN YOUR PROXY PROMPTLY.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 8, 2018.

        This Proxy Statement and our Annual Report to Shareholders are available at www.criver.com/annual2018.

        In addition, our Annual Report on Form 10-K for fiscal year 2017 can be found on the same website.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to Be Held on May 8, 2018

To the Shareholders of
Charles River Laboratories International, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Charles River Laboratories International, Inc., a Delaware corporation, will be held on Tuesday, May 8, 2018, at the offices of Cooley LLP, 500 Boylston Street, Boston, Massachusetts 02116, at 8:00 a.m., for the following purposes:

  1.
  To elect the eleven (11) persons named in this Proxy Statement to our Board of Directors to hold office until the next Annual Meeting of Shareholders.

  2.
  To approve an advisory vote on our executive compensation.

  3.
  To approve the Charles River Laboratories International, Inc. 2018 Incentive Plan.

  4.
  To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2018.

  5.
  To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

        The Board of Directors has fixed the close of business on March 12, 2018 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

        All shareholders are cordially invited to attend the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders and those holding proxies from shareholders.

        An admission ticket and government-issued picture identification will be required to enter the Annual Meeting. Any individual arriving without an admission ticket will not be admitted to the Annual Meeting unless it can be verified that the individual is a Charles River shareholder as of the record date for the Annual Meeting. Shareholders may obtain an Annual Meeting ticket by writing to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887. If you are a registered holder, please so indicate in your request. If your shares are held by a bank, broker, or nominee, you must enclose evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible to ensure you receive your ticket in time for the meeting. Admission to the Annual Meeting will be on a first-come, first-served basis.

By Order of the Board of Directors

David P. Johst Corporate Secretary

March 29, 2018

        Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage-prepaid return envelope is enclosed for your convenience.

 PROXY SUMMARY

        The following is a summary which highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider, and you are urged to read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Time and Date	8:00 a.m. on Tuesday, May 8, 2018
Place	Cooley LLP, 500 Boylston Street, Boston, Massachusetts 02116
Record Date	March 12, 2018

Voting Matters and Vote Recommendations

        There are four items of business which we currently expect to be considered at our 2018 Annual Meeting. The following table lists those items of business and our Board's vote recommendation.

PROPOSAL	BOARD VOTE RECOMMENDATION

Management Proposals
Election of Directors	For each director nominee
Advisory Vote to Approve Executive Officer Compensation	For
2018 Incentive Plan	For
Ratification of Independent Registered Public Accounting Firm	For

Director Nominees

        The following table provides summary information about each of our director nominees.

		Director				2017 Committee Memberships

Name	Age	Since		Occupation	Independent	AC	CC	CGNC	SPCAC	STC	EC	FC

James C. Foster	67	1989		Chairman and CEO and former President of Charles River Laboratories International, Inc.	No				M		C
Robert Bertolini	56	2011		Former President and CFO of Bausch and Lomb Incorporated and former Executive Vice President and Chief Financial Officer of Schering-Plough Corp.	Yes	M			C		M
Stephen D. Chubb	74	1994		Special Limited Partner of Catalyst Healthcare Ventures and Former President and CEO of Allegro Diagnostics, Inc.	Yes	M				M
Deborah T. Kochevar	61	2008		Dean, Cummings School of Veterinary Medicine, Tufts University	Yes		M	M		M
Martin W. Mackay	62	2017		Co-Founder and CEO of Rallybio, and Former Chief of R&D, AstraZeneca and Former Chief of R&D, Alexion	Yes			M		M
Jean-Paul Mangeolle	56	2018	*	Former President, Sciex and Former Executive Vice President, Merck KGaA	Yes	M	M
George E. Massaro	70	2003		Former Vice Chairman, Huron Consulting Group, Inc.	Yes	C					M
George M. Milne, Jr.	74	2002		Venture Partner, Radius Ventures and former EVP, Pfizer Global Research and Development	Yes			C		M	M	M
C. Richard Reese	72	2007		Former CEO and Chairman of Iron Mountain Incorporated	Yes		C		M		M
Craig B. Thompson	65	2013		President and CEO, Memorial Sloan-Kettering Cancer Center	Yes			M		C
Richard F. Wallman	66	2011		Former Senior Vice President and CFO, Honeywell International, Inc.	Yes		M		M			C

Key: AC—Audit Committee; CC—Compensation Committee; CGNC—Corporate Governance and Nominating Committee; SPCAC—Strategic Planning and Capital Allocation Committee; STC—Science and Technology Committee; EC—Executive Committee; FC—Finance Committee; C—Chairperson; M—Member.

*
For Mr. Mangeolle, reflects committee membership from date of joining Board of Directors in January 2018.

Advisory Vote on Executive Compensation

        Charles River shareholders provided very strong majority support for our named executives' compensation at our 2017 annual meeting of shareholders (97.6% of shares voted in support on this matter; 97.8% excluding abstentions). We attribute this level of support to the significant actions we implemented from 2012 through 2016, including significant changes to our executive compensation program during that period, as noted below:

  •
  We shifted our Executive Long-Term Equity Incentive Compensation Program for our officers (including each of our named executives) to be more directly performance-based by restructuring awards made to those officers so that they were comprised of approximately 60% Performance Share Units (PSUs) incorporating relative Total Shareholder Return (TSR) and non-GAAP Earnings Per Share (EPS) metrics, 20% stock options, and 20% restricted stock/units.

  •
  We have obtained advice and recommendations on executive compensation best practices from our independent external compensation consultant, Pay Governance LLC.

  •
  For the limited number of our executives with whom we had change-in-control agreements (which included each of our executive officers), we amended these agreements to eliminate any "gross-up" payment by the Company of any "golden parachute" excise taxes.

  •
  We eliminated our Corporate Officer Discretionary Allowance program.

  •
  In the 2016 Incentive Plan approved by shareholders at the 2016 Annual Meeting, we added a "double-trigger requirement" for accelerated equity vesting.

  •
  We added a Clawback Policy to our Corporate Governance Guidelines.

  •
  We have engaged in substantial outreach efforts with our major shareholders to gather feedback, who together hold more than a majority of our outstanding shares.

        The Compensation Committee believes that these changes were responsive to feedback from investors and enhanced the performance orientation of our executive compensation program. In addition, we had a very strong fiscal year in 2017 with a 43.7% increase in our total shareholder return, and a 15.6% increase in non-GAAP EPS from continuing operations. Please see Appendix A to this Proxy Statement for a reconciliation of our non-GAAP EPS to our GAAP EPS for 2017.

        Accordingly, we are asking for shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

2018 Incentive Plan

        We are asking our shareholders to approve our 2018 Incentive Plan (the Plan) authorizing the issuance of up to 7,198,598 shares of our common stock. This includes 439,798 of the shares remaining available for issuance under the existing 2016 Incentive Plan and 6,758,800 new shares. Our Board believes that our continued growth depends, in large part, upon our ability to attract, motivate and retain key employees and directors, and that stock incentive awards are an important means of doing so. Moreover, stock incentive awards will enable us to create appropriate incentives and promote retention among employees of newly acquired businesses. However, because our current pool is not likely to be sufficient to satisfy our prospective equity compensation needs, approval of a new plan is necessary to ensure that we can continue to issue stock incentive awards without disruption.

        In addition, there are several other reasons why we believe approving this 2018 Incentive Plan is important:

  •
  The Plan will allow us to continue to grant equity awards, an important incentive tool for creating shareholder value.

  •
  Equity awards are critical as a recruiting and retention tool.

  •
  Equity awards are critical as a motivational tool.

  •
  We have demonstrated prudent equity compensation practices.

  •
  The Plan includes features designed to protect shareholder interests.

  •
  If the Plan is not approved, we would experience a serious disruption of our compensation programs and we would be compelled to increase the cash component of employee and director compensation.

Ratification of Auditors

        We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2018. Set forth below is a summary of PricewaterhouseCoopers' fees for services for fiscal years 2017 and 2016.

	2017	2016
Audit fees	$5,375,940	$5,574,758
Audit-related fees	1,454,962	767,631
Tax fees	1,200,707	1,649,245
All other fees	11,015	8,700

Total	$8,042,624	$8,000,334

        Detail regarding these fees can be found on page 84 of this Proxy Statement.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
251 Ballardvale Street
Wilmington, Massachusetts 01887
(781) 222-6000

PROXY STATEMENT

For Annual Meeting of Shareholders
to Be Held May 8, 2018

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Charles River Laboratories International, Inc., a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders to be held at the offices of Cooley LLP, 500 Boylston Street, Massachusetts 02116 on Tuesday, May 8, 2018, at 8:00 a.m., and any postponements or adjournments thereof (the Meeting). The Notice of Meeting, this Proxy Statement, the enclosed proxy card and our Annual Report to Shareholders for the year ended December 30, 2017 are being mailed to shareholders on or about March 29, 2018. Copies of these documents may also be obtained free of charge through our website at www.criver.com/annual2018.

        When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy and it is signed, the shares represented thereby will be voted "FOR" the election of the Board's nominees as directors, the advisory vote on executive compensation, the 2018 Incentive Plan and the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2018.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Meeting. Votes of shareholders of record who are present at the Meeting in person or by proxy, abstentions, and broker non-votes are counted as present or represented at the Meeting for purposes of determining whether a quorum exists.

        If you hold your shares of common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. Brokers may not vote without specified instruction in the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2) or the 2018 Incentive Plan (Proposal 3), but may cast discretionary votes in the ratification of the independent registered public accounting firm (Proposal 4). If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is considered to be a "broker non-vote" on that matter.

        The close of business on March 12, 2018 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Meeting. As of the close of business on March 12, 2018, we had 47,949,225 shares of common stock outstanding and entitled to vote. Holders of common stock at the close of business on the record date are entitled to one vote per share on all matters to be voted on by shareholders.

        An admission ticket and government-issued picture identification will be required to enter the Meeting. Any individual arriving without an admission ticket will not be admitted to the Meeting unless it can be verified that the individual is a Charles River shareholder as of the record date for the meeting. You may obtain a Meeting ticket by writing to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887. If you are a registered holder, please indicate that in your request. If your shares are held by a broker, bank, or nominee, you must enclose with your request evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee (and, if you wish to vote in person at the Meeting, you will need to bring a proxy from your broker, bank, or nominee). Please submit your ticket request and proof of ownership as promptly as possible in order to ensure that you receive your ticket in time for the Meeting. Admission to the Meeting will be on a first-come, first-served basis.

        The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be paid by the Company. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile and personal solicitation by our directors, officers, or employees. No additional compensation will be paid for such solicitation. We have retained Morrow Sodali LLC to assist in the solicitation of proxies at a cost of approximately $12,500 plus reimbursement of expenses.

Votes Required

        In accordance with our amended and restated Bylaws, a nominee for election as director at the Meeting will be elected if the nominee receives the affirmative vote of a majority of the votes cast with respect to that nominee's election. Our Bylaws require an incumbent director who has been nominated for reelection and fails to receive a majority of the votes cast in an uncontested election to immediately tender his or her resignation to the Board. The Corporate Governance and Nominating Committee (or another committee designated by the Board) will make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee's recommendation, and will publicly disclose its decision within 90 days following certification of the election results. If a director's resignation is accepted by the Board or if a nominee is not elected and the nominee is not an incumbent director, the Board may fill the vacancy or decrease the size of the Board. The affirmative vote of a majority of the votes cast upon the matter is required to constitute the shareholders' non-binding approval with respect to our executive compensation program, approve our 2018 Incentive Plan, and ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2018.

        Broker non-votes and abstentions will have no effect on the voting on any matter that requires the affirmative vote of a majority of the votes cast on the matter (with the exception of Proposal 3). In accordance with NYSE rules, abstentions will have the effect of a vote counted "against" Proposal 3 and broker non-votes will have no effect on the voting of Proposal 3.

 PROPOSAL ONE—
ELECTION OF DIRECTORS

        Under our Bylaws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors, but may be increased or decreased either by the shareholders or by the majority of directors then in office. Directors serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal.

        The Board of Directors has voted to nominate Mr. James C. Foster, Mr. Robert Bertolini, Mr. Stephen D. Chubb, Dr. Deborah T. Kochevar, Dr. Martin W. Mackay, Mr. Jean-Paul Mangeolle, Mr. George E. Massaro, Dr. George M. Milne, Jr., Mr. C. Richard Reese, Dr. Craig B. Thompson, and Mr. Richard F. Wallman for election at the Meeting. There are no family relationships between any of our directors or executive officers.

        In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy may be voted for the election of such other person as the Board of Directors may recommend in that nominee's place or the Board may reduce its size. Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

        The Board of Directors unanimously recommends a vote "FOR" the election of each of these nominees for directors.

 NOMINEES FOR DIRECTORS

        The following table provides information as of the date of this Proxy Statement about each nominee. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business or scientific acumen and an ability to exercise sound judgment, as well as a commitment of service to Charles River and our Board.

Name and Age as of the 2018 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

James C. Foster	67
Mr. Foster joined us in 1976 as General Counsel and over his tenure has held various staff and managerial positions. Mr. Foster was named President in 1991, Chief Executive Officer in 1992, and Chairman in 2000. Mr. Foster has been a director since 1989.
		Mr. Foster was selected to serve as a director on our Board due to his role as our Chief Executive Officer, his depth of knowledge of us and our operations, his acute business judgment, extensive familiarity with the businesses in which we compete, and his lengthy experience with us.

Robert Bertolini	56
President and Chief Financial Officer of Bausch & Lomb Incorporated from February 2013 to August 2013 (until its acquisition by Valeant Pharmaceuticals International, Inc.). Mr. Bertolini served as Executive Vice President and Chief Financial Officer at Schering-Plough Corp. from November 2003 until November 2009 (until its merger with Merck & Co) with responsibility for tax, accounting, and financial asset management. Prior to joining Schering-Plough, Mr. Bertolini spent 20 years at PricewaterhouseCoopers LLP, ultimately leading its global pharmaceutical industry practice. Mr. Bertolini also serves as a director of Bristol-Meyers Squibb Company and Idorsia,  Ltd., a Swiss public company. He served as a director of Genzyme Corporation until its merger with Sanofi-Aventis in 2011 and of Actelion until it was acquired by Johnson & Johnson in June 2017. Mr. Bertolini has been a director since January 2011.

Mr. Bertolini's qualifications to serve as a director include his industry and financial expertise. He has extensive experience in building world-class finance and information technology functions and in leading business development and strategy. Having joined Schering-Plough at a time when it was facing challenges across several areas, Mr. Bertolini was part of the team that turned Schering-Plough around and drove strategic decisions. He has had responsibility for key financial areas including tax, accounting, and financial asset management, and extensive experience in audit, financial controls and corporate governance. He has expertise in working with small and large health care companies on initial public offerings, licensing, and other strategic issues. As a result of his extensive background in public accounting and prior experience as a public company Chief Financial Officer, Mr. Bertolini qualifies as an "audit committee financial expert" under SEC guidelines.

Name and Age as of the 2018 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

Stephen D. Chubb	74
Special Limited Partner of Catalyst Healthcare Ventures, a venture investment firm specializing in medical devices and diagnostic products, since June 2010. From September 2010 through March 2011, Mr. Chubb served as President and Chief Executive Officer of Allegro Diagnostics, Inc., a privately held molecular diagnostics company focused on the development and future sale of innovative genomic tests for the diagnosis, staging, and guided treatment of lung cancer and lung diseases. Mr. Chubb was previously Chairman and Chief Executive Officer of Matritech, Inc., a publicly traded leading developer of proteomics-based diagnostic products for the early detection of cancer, from its inception in 1987 until December 2007. Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Corp., both publicly traded biotechnology companies. Mr. Chubb also previously served as Chairman of the Board of Trustees of Mount Auburn Hospital in Cambridge, Massachusetts and as a director of Caregroup Healthcare System, and currently serves as a director of Amylyx Pharmaceuticals Inc. Mr. Chubb has been a director since 1994.

		Mr. Chubb brings to the Board a wealth of industry and business expertise, drawing upon his 30-year history as a Chief Executive Officer, president and board member at a variety of public and private life sciences companies. The Board benefits particularly from Mr. Chubb's strong biotechnology industry expertise, and he also brings a valued perspective given his service to hospitals and healthcare providers. In addition, as a result of his background as a Certified Public Accountant and prior service as a public company Chief Financial Officer, Mr. Chubb qualifies as an "audit committee financial expert" under SEC guidelines.

Deborah T. Kochevar, D.V.M., Ph.D.	61
Dean of the Cummings School of Veterinary Medicine at Tufts University since 2006. Dr. Kochevar will assume provost ad interim duties at Tufts University in April 2018. Previously, Dr. Kochevar was a long-time faculty member and administrator at the College of Veterinary Medicine and Biomedical Sciences, Texas A&M University, where she held the Wiley Chair of Veterinary Medical Education. Dr. Kochevar is a past-president of the Association of American Veterinary Medical Colleges and American College of Veterinary Clinical Pharmacology. Dr. Kochevar is active in the American Veterinary Medical Association, having chaired its Council on Education and the Educational Commission for Foreign Veterinary Graduates. Dr. Kochevar has been a director since October 2008.

		Dr. Kochevar was selected to the Board in recognition of her distinct perspective as a highly distinguished academic and educator in the life sciences. As a boarded diplomate of the American College of Veterinary Clinical Pharmacology, with a Ph.D. in cell and molecular biology combined with a D.V.M. degree, and with a deep knowledge base of comparative medicine and complex animal models, Dr. Kochevar's training and experience is particularly suited to understanding and providing insights into the veterinary medical, contract research and drug development support activities that we conduct. Dr. Kochevar also provides the Board with current industry and scientific insights through her ongoing involvement in a broad array of biomedical professional and trade organizations.

Name and Age as of the 2018 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

Martin W. Mackay, Ph.D.	62	Dr. Mackay is co-founder and Chief Executive Officer of Rallybio, a privately-held early-stage biotechnology company incorporated in January 2018. From May 2013 to June 2017, Dr. Mackay served as the Global Head of Research & Development at Alexion Pharmaceuticals, Inc. and from July 2010 to January 2013, Dr. Mackay served as the President of R&D at AstraZeneca PLC where he led the research and development organization and had overall accountability for delivering new products from its pipeline.
		Dr. Mackay's extensive experience leading research and development organizations at both global pharmaceutical and biotechnology companies provides us with a unique combination of expertise. Dr. Mackay has been a director since July 2017.

Jean-Paul Mangeolle	56	Mr. Mangeolle serves on the Board of Gelest, a New Mountain Capital company. He was the President of Sciex, a group composed of ABSciex and Phomonenex, two operating companies of Danaher, from July 2014 to September 2017. He was Executive Vice President of Merck KGaA from July 2010 to July 2012 and President at Millipore from July 2005 to July 2010.

		Mr. Mangeolle's extensive experience leading global life science and bioscience companies, with a specific focus on high-end instrumentation, provides us with a unique combination of expertise particular to our Manufacturing Support business segment. Mr. Mangeolle has been a director since January 2018.

George E. Massaro	70
Director and Vice Chairman of Huron Consulting Group, Inc., a management consulting company, since May 2010. Mr. Massaro was non-Executive Chairman of the Board of Huron Consulting Group from July 2009 to May 2010, Director and Vice Chairman of Huron Consulting Group since June 2004 (Vice Chairman since March 2005), Chief Operating Officer of Huron Consulting Group, Inc. and Huron Consulting Services LLC from June 2003 until March 2005, and Managing Director of Huron Consulting Services LLC from August 2002 to May 2003. He was the Managing Partner of Arthur Andersen LLP's New England practice from 1998 to 2002. Mr. Massaro also served as a director of Eastern Bank Corporation, an independent mutual bank holding company in New England from 2003 through 2017. Mr. Massaro has been a director since 2003.

		Mr. Massaro has more than 35 years of accounting and auditing experience with expertise in a broad range of areas. As a former managing partner of a major accounting firm, Mr. Massaro brings a deep knowledge of financial reporting, and auditing and tax matters applicable to a variety of industries. Mr. Massaro also provides business acumen from his numerous senior positions at Huron Consulting, as well as his service on boards of other companies. As a result of his extensive background in public accounting and prior experience at Arthur Andersen, Mr. Massaro qualifies as an "audit committee financial expert" under SEC guidelines.

Name and Age as of the 2018 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

George M. Milne, Jr., Ph.D.	74
Venture partner of Radius Ventures LLC since 2003. Dr. Milne retired from Pfizer Inc. in 2002 after a 32-year career encompassing a broad array of management responsibilities, including as Executive Vice President, Pfizer Global Research and Development; President, Worldwide Strategic and Operations Management; President of Central Research with global responsibility for Pfizer's Human and Veterinary Medicine Research and Development; Senior Vice President of Pfizer Inc.; and a member of the Pfizer Management Council. Dr. Milne serves on the board of Aurinia Pharmaceuticals and several private companies and charitable organizations. In the past five years, he has served on the boards of Mettler-Toledo International, Inc. and Athersys, Inc. Dr. Milne has been a director since 2002.

		With his strong scientific background (including a Ph.D. in Organic Chemistry), his long tenure at Pfizer Inc., his work as a venture partner with Radius Ventures and through his service on multiple life science boards, Dr. Milne has a deep understanding of R&D processes and the services, tools, and technologies used in the life sciences industry, and supplies particular insights into industry drivers as well as the concerns and perspectives of the consumers of our products and services. In addition, he has had exposure to strategic and operational issues relevant to board leadership through his prior roles at Pfizer and on other public and private company boards. Dr. Milne also brings a unique industry perspective from his biomedical venture capital activities through Radius Ventures.

C. Richard Reese	72
Former Chairman and Chief Executive Officer of Iron Mountain Incorporated, a global public information protection and storage company. Mr. Reese originally served as the Chief Executive Officer of Iron Mountain from 1981-2008 and then again from 2011-2012, and served as its Chairman from 1995-2008 and as Executive Chairman between June 2008 and April 2011. Mr. Reese has been a director since 2007.

		Mr. Reese is a proven global business leader who, from the time he joined Iron Mountain as its president in 1981 with only $3 million in annual revenue, developed it into a global company with over $3 billion in revenue and more than 100,000 corporate customers. As a member of our Board, Mr. Reese provides us with invaluable guidance and advice, particularly in the areas of strategic execution, customer service, and innovation, drawing upon his extensive experience, entrepreneurial spirit, and proven track record.

Name and Age as of the 2018 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

Craig B. Thompson, M.D.	65	President and Chief Executive Officer of Memorial Sloan-Kettering Cancer Center since November 2010. From 2006 to 2010, Dr. Thompson served as the Director of the Abramson Cancer Center at the University of Pennsylvania School of Medicine, and, from 1999 to 2011, he was a Professor of Medicine and Cancer Biology at the University of Pennsylvania. Dr. Thompson is a fellow of the American Academy of Arts and Sciences; and member of the Medical Advisory Board of the Howard Hughes Medical Institute, and of the National Academy of Sciences and its National Academy of Medicine. Dr. Thompson is a director of Merck & Co. Dr. Thompson has been a director since 2013.

Dr. Thompson was selected to the Board in recognition of his distinct perspective as a highly distinguished academic and educator in medicine as well as his extensive scientific and medical expertise relevant to life science industries, including the research and development activities of our clients. Dr. Thompson's training and experience is particularly suited to understanding and providing insights into the contract research and drug development support activities we conduct. Dr. Thompson also provides the Board with current industry and medical insights.

Richard F. Wallman	66	From 1995 through 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc. (prior to its merger with Honeywell). He is also a member of the boards of directors of Roper Industries Inc., Wright Medical Group, Inc., Boart Longyear Limited and Extended Stay America, Inc., and in the past five years has served as a member of the boards of Convergys Corporation and Dana Holding Corporation. Mr. Wallman has been a director since January 2011.

Mr. Wallman's leadership experience, including his role as a Chief Financial Officer, and his financial and outside board experience, provide him with an informed understanding of the financial issues and risks that affect us.

Corporate Governance

        We are committed to operating our business with integrity and accountability. We aim to meet or exceed all of the corporate governance standards established by the New York Stock Exchange (NYSE) and the Securities and Exchange Commission (SEC). Each member of our Board of Directors (Board), other than Mr. Foster who is also our Chief Executive Officer, is independent and has no significant financial, business or personal ties to us or management, and all of our required Board committees are composed of independent directors. Our Board adheres to our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, which have been communicated to employees and posted on our website. We are diligent in complying with established accounting principles and are committed to providing financial information that is transparent, timely, and accurate. We have a Related Person Transactions Policy in order to promote the timely identification of transactions with related persons (as defined by the SEC) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. We have established global processes through which employees, either directly or anonymously, can notify management (and the Audit Committee of the Board of Directors) of alleged accounting and auditing concerns or violations including fraud. Our internal Disclosure Committee meets regularly and operates pursuant to formal disclosure procedures and guidelines to help ensure that our public disclosures, including our periodic reports filed with the SEC, earnings releases and other written information that we disclose to the investment community, are complete, accurate and timely. We will continue to monitor developments in the law and stock exchange regulations and will adopt new procedures consistent with new legislation or regulations. Copies of our Corporate Governance Guidelines and our Related Person Transactions Policy are available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

  Code of Business Conduct and Ethics

        All our employees and officers, including our Chief Executive Officer and Chief Financial Officer, and members of our Board, are required to abide by our Code of Business Conduct and Ethics (Code) to ensure that our business is conducted in a consistently legal and ethical manner. This Code forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and an abiding belief in the importance of integrity of our employees. Our policies and procedures cover areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

        Employees are required to report any conduct that they believe to be an actual or apparent violation of the Code of Business Conduct and Ethics. Consistent with the Sarbanes-Oxley Act of 2002, we maintain procedures to receive, retain, and treat complaints regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The full text of our Code is available on our website at www.criver.com, under the "Investor Relations—Corporate Governance" caption. We will disclose any future material amendments to the Code and any waivers granted to any director or officer within the period required following the date of such amendment or waiver on our website.

  Contacting the Board of Directors

        In order to provide shareholders and other interested parties with a direct and open line of communication to the Board, we adopted the following procedures for communications to directors. Shareholders and other interested parties may contact the lead director, any other directors, or the independent members of the Board as a group through our Lead Director, Dr. Milne, by writing to the

Lead Director, c/o Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887, or by email at CRLLeadDirector@crl.com. All communications received in this manner will be kept confidential and relevant information will be forwarded by the Corporate Secretary to the Lead Director or to other directors if the communication is so directed. Items that are unrelated to a director's duties and responsibilities as a board member may be excluded by the Corporate Secretary, including, without limitation, solicitations and advertisements, junk mail, product-related communications, job referral materials such as resumes, surveys, and material that is determined to be illegal or otherwise inappropriate. Any communication so excluded will be made available to any independent director upon request.

  Director Qualification Standards; Director Independence

        Our Board has adopted a formal set of Director Qualification Standards (Standards) with respect to the determination of director independence. The Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm. In accordance with these Standards, we must determine that the director has no material relationship with us other than as a director. The Standards also prohibit Audit Committee members from any direct or indirect financial relationship with us, and restrict commercial relationships of all directors with us. Directors may not be given personal loans or extensions of credit by us, and all directors are required to deal at arm's length with us and our subsidiaries and to disclose any circumstance that might be perceived as a conflict of interest. The full text of our Standards is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption, within our Corporate Governance Guidelines.

        The Board has determined that ten of the eleven directors standing for reelection or election to the Board are independent under these Standards. The Board has determined that Mr. Foster does not qualify as an independent director due to his employment as our Chief Executive Officer. As a result, with the exception of the Strategic Planning and Capital Allocation Committee and the Executive Committee, Mr. Foster does not serve as a member of any committee of the Board.

        In the course of the Board's determining the independence of each director other than Mr. Foster, it considered any transactions, relationships and arrangements as required by the Standards. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated:

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  for each of our non-employee directors, the annual amount of sales to and/or purchases from any organization where he or she serves as an executive officer; and

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  for Dr. Kochevar, the annual amount of sales (net of any charitable contributions made by us) to and/or purchases from the academic institution where she serves as Dean of the School of Veterinary Medicine.

In all such evaluations, we determined that the applicable amounts were below the greater of (1) $1 million or (2) two percent (2%) of the consolidated gross annual revenue of each of those organizations.

        In addition, with respect to all of our non-employee directors, the Board considered the amount of our discretionary charitable contributions to organizations where he or she serves as an officer, director, or trustee, and determined that our contributions constituted less than the greater of (1) $1 million or (2) two percent (2%) of such organization's total annual gross revenue in each of the organization's last three completed fiscal years.

        In conducting this analysis, the Board considered all relevant facts and circumstances, utilizing information derived from our records and responses to questionnaires completed by the directors in connection with the preparation of this Proxy Statement. For information about the entities our non-employee directors serve or have served as either (1) an executive officer or (2) an officer, director, or trustee of a charitable institution (other than any such charitable institution with which the Company has no transactions, relationships, or arrangements), you are directed to their biographies adjacent to their pictures above in this Proxy Statement.

        The independent members of the Board typically meet in executive session following each regularly scheduled meeting of the full Board. Our Lead Director, Dr. Milne, leads these sessions.

The Board of Directors and Its Committees

  Board Leadership Structure and the Role of the Board of Directors in Risk Oversight

        We are led by Mr. James C. Foster, who has served as Chief Executive Officer (CEO) since 1992 and Chairman of the Board since 2000. Our Board of Directors is currently composed of Mr. Foster and ten independent directors. One of these directors, currently Dr. George M. Milne, serves as our Lead Director. It is our current practice that the positions of Chairman of the Board and CEO be held by the same person. We believe that this leadership structure has been effective for us because it promotes clear accountability, effective decision-making and alignment on corporate strategy. Our Corporate Governance Guidelines require the election, by the independent directors, of a Lead Director. The Lead Director helps to provide independent oversight and is responsible for ensuring that the Board is acting in conformity with good corporate governance practices and in our long-term best interests. Our Lead Director has broad responsibility and authority, including to:

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  establish, with the Chairman of the Board, logistics of scheduling and setting agendas for Board and committee meetings, including approving meeting agendas and assuring there is sufficient time for discussion of all agenda items;

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  develop agendas for, and preside over, executive sessions of the Board's independent directors;

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  assist the Board and the Corporate Governance and Nominating Committee in monitoring and implementing our Corporate Governance Guidelines;

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  serve as the principal liaison between the Chairman and the independent directors;

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  interview all director candidates and make recommendations to the Corporate Governance and Nominating Committee;

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  be available, when appropriate, for consultation and direct communication with shareholders;

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  retain outside advisors and consultants who report directly to the Board of Directors on Board-level issues; and

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  on an annual basis, in consultation with the independent directors, review his responsibility and authority and recommend for approval any modifications or changes to the Board.

        We believe that having a combined Chairman/CEO, independent chairs for each of our Board committees and an independent Lead Director provides the right form of leadership for us. The benefit of a combined Chairman/CEO role is complemented by the benefit of oversight of our operations by experienced independent directors who have appointed a Lead Director and independent committee chairs. This combination has served us well for many years and we have found it to be an efficient and effective leadership model for us. The Board selects our CEO and Chairman in the manner that it determines to be in the best interests of our shareholders. From time to time, and at least annually, the Corporate Governance and Nominating Committee conducts an assessment of this leadership structure.

        The Board oversees our risk oversight process and performs this oversight role using several different levels of review. In connection with its reviews of the operations of our business units and corporate functions, particularly during the annual strategic planning sessions, the Board is informed of the primary risks associated with those units and functions. Principally, the Board satisfies its responsibility through receiving regular reports from each committee chair regarding such committee's consideration and actions, as well as through receiving regular reports directly from officers responsible for oversight of our particular risks, including operational, financial, legal, regulatory, strategic, and reputational risks. Such reporting enables the Board to understand our risk identification, management, and mitigation strategies. The Company reviewed and evaluated its enterprise risk management (ERM) program in 2017, taking subsequent steps to further formalize and enhance the ERM program, the effect of which is anticipated to enhance the Board's ability to oversee their risk oversight responsibilities.

        Areas of risk oversight which generally remain at the Board level and are not delegated to any Committee include risks related to our operational regulatory matters (such as quality control and humane care), cybersecurity, data privacy, and significant business decisions. The Board satisfies this oversight responsibility through regular reports from our officers responsible for each of these risk areas, reports from Board committees and related discussions, as well as through periodic progress reports from officers on our critical on-going initiatives. The Board also consults periodically with outside financial and other advisors it determines necessary.

        Each of the Board's committees oversees the management of our risks that fall within the committee's areas of responsibility. A description of each committee's risk oversight focus is below. In performing this function, each committee has full access to management, as well as the ability to engage advisors. When a committee receives a report or update regarding an area of potential risk to us, the chairman of the relevant committee determines whether it is materially significant enough to report on the discussion to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

  Audit Committee and Financial Experts

        The Audit Committee met seven times in 2017. During 2017, the members of the Audit Committee included Messrs. Bertolini, Chubb and Massaro (Chair). Mr. Mangeolle joined the Audit Committee when he joined the Board of Directors in January 2018. The Board of Directors has unanimously determined that Messrs. Bertolini, Chubb and Massaro qualify as "audit committee financial experts" under Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act of 1934 and the NYSE regulations. In addition, the Board has determined that each of the members of the Audit Committee is "independent" under the rules of the NYSE and the SEC. The Audit Committee is responsible for the engagement of our independent registered public accounting firm; selecting the lead engagement partner at our independent registered public accounting firm; reviewing the plans and results of the audit engagement with our independent registered public accounting firm; approving services performed by, and the independence of, our independent registered public accounting firm; considering the range of audit and non-audit fees; discussing with our independent registered public accounting firm the adequacy of our internal control over financial reporting; and reviewing annual and quarterly financial statements and earnings releases. The Audit Committee is also responsible for administering our Related Persons Transaction Policy. A copy of the Audit Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        As part of its charter and as required by the NYSE, the Audit Committee discusses our policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps that have been taken to monitor and control these exposures. The Audit Committee assumes primary oversight responsibility for our risk management framework as it applies to our financial reporting and disclosures, system of internal controls, and operations, including the identification of the primary risks to our business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions through participation and monitoring of the development of the annual external and internal audit plans. The Audit Committee is primarily responsible for oversight of our risks relating to accounting matters, financial reporting (including tax, legal, and related regulatory compliance), financial policies, and cash management. The head of our Internal Audit department, who functionally reports to the Audit Committee, assists us in identifying and evaluating risk management controls and methodologies to address identified risks. At each of its regularly scheduled meetings, the Audit Committee meets in executive session with representatives from our independent registered public accounting firm. The Audit Committee also has direct interaction with our Chief Financial Officer, Chief Accounting Officer, our General Counsel, and other members of management. In addition to the items mentioned above, the Audit Committee also receives regular reports, including quarterly reports from the Company's management Disclosure Committee, regarding issues such as the status of material litigation, allegations of accounting and auditing concerns or fraud, and related party transactions.

  Compensation Committee

        The Compensation Committee met five times during 2017 and was composed of the following members: Dr. Kochevar and Messrs. Reese (Chair) and Wallman. Mr. Mangeolle joined the Compensation Committee when he joined the Board of Directors in January 2018. Our Board of Directors has determined that each of the members of the Compensation Committee is "independent" under the rules of the NYSE and the SEC. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for us in light of all relevant circumstances and which provide incentives that further our long-term strategic plan and are consistent with our culture and the overall goal of enhancing shareholder value. The Compensation Committee reviews compensation structure, policies, and programs to ensure (1) that legal and fiduciary responsibilities of the Board of Directors are carried out, and (2) that such structure, policies, and programs contribute to our success. In addition, the Compensation Committee reviews, approves, and makes recommendations on our compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee determines and approves the compensation of the CEO, reviews the CEO's recommendations on compensation for all of our executive officers, and approves such compensation when determined. As discussed below under "Compensation Discussion and Analysis—Compensation Elements—Compensation Setting Process," other than Mr. Foster and Mr. David P. Johst, our Corporate Executive Vice President, General Counsel and Chief Administrative Officer, none of our executive officers plays a significant, ongoing role in assisting the Compensation Committee in setting executive compensation. The Compensation Committee also administers our equity incentive plans other than with respect to grants to our non-employee directors. A copy of the Compensation Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        The Compensation Committee is responsible for oversight of risks relating to employment compensation policies and our general compensation and benefits programs. The Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. To assist it in satisfying these oversight responsibilities, from time to time the Compensation Committee has retained its own outside compensation consultant, and meets both regularly and periodically as needed with management to understand the financial, human resources, and shareholder implications of compensation decisions being made. Between formal Compensation Committee meetings, the Compensation Committee Chairman also interacts regularly with management and the Committee's outside consultants. In addition, at the direction of the Compensation Committee, Mr. Johst and his staff annually conduct a review of our overall compensation programs.

        The Compensation Committee engaged Pay Governance LLC (Pay Governance) as the sole independent compensation consultant to advise the Compensation Committee on matters related to

2017 executive compensation. Pay Governance is engaged by, and reports directly to, the Compensation Committee, which has the sole authority to hire or dismiss Pay Governance and to approve fee arrangements for work performed. Pay Governance generally assists the Compensation Committee in fulfilling its responsibilities under its charter, including advising on proposed compensation packages for our top executives, compensation program design, and market practices generally. With respect to 2017 compensation matters, the Compensation Committee authorized Pay Governance (1) to interact with management on behalf of the Compensation Committee, as needed, in connection with advising the Compensation Committee; (2) to assist with the calculations of compensation information to be included in our proxy statements, including the calculations and analysis related to the valuation of our PSUs; (3) to provide advice with respect to our Charles River Laboratories International, Inc. Incentive Plan that was approved by our shareholders at the 2017 Annual Meeting; and (4) to provide advice with respect to the Committee's analysis of director compensation, including competitive market data. For more information on the input Pay Governance provided to our fiscal year 2017 compensation determinations, please see "Compensation Discussion and Analysis—Compensation Elements—Compensation Setting Process" on pages 51-52 of this Proxy Statement.

        Except as described above, in 2017 we did not receive any other services from Pay Governance, nor have we utilized the services of any other compensation consultant in matters affecting senior executive or director compensation. Any significant Pay Governance fees outside of the normal scope of work are approved for payment by the Chairman of the Compensation Committee, with authority delegated to Mr. Johst to approve the processing of payment of routine invoices.

        Pay Governance provided the Compensation Committee with a letter addressing the independence factors under NYSE listing rules, and in compliance with SEC and the NYSE disclosure requirements regarding the independence of compensation consultants, the Committee took that information into account in concluding that there was no conflict of interest within the meaning of Section 10C-1 of the Securities Exchange Act of 1934. Based upon this and other relevant factors, the Compensation Committee has assessed the independence of Pay Governance and concluded that Pay Governance's work for the Compensation Committee does not raise any conflict of interest.

  Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee met two times during 2017. The members of the committee included Drs. Kochevar, Mackay, and Milne (Chair), and Thompson. Dr. Mackay joined the Corporate Governance and Nominating Committee when he joined the Board of Directors in July 2017. The Board of Directors has determined that each of the members of the Corporate Governance and Nominating Committee is "independent" under the rules of the NYSE. The Corporate Governance and Nominating Committee makes recommendations to the Board on all matters relating to the Board, including development and implementation of policies on composition, committee participation and size of the Board, changes in the organization and procedures of the Board, the processes used by the Board in its self-assessment, and compensation (including equity compensation) of non-employee directors. The Corporate Governance and Nominating Committee oversees matters of corporate governance, including Board performance and director education, and considers and selects director nominees, including those submitted by shareholders in accordance with the Bylaws. The Corporate Governance and Nominating Committee also recommends directors for appointment to committees of the Board. Typically, committee rotations are determined in February, made effective immediately following the annual meeting of shareholders, and are reevaluated on a yearly basis. The Corporate Governance and Nominating Committee oversees our Corporate Governance Guidelines and Code. A copy of the Corporate Governance and Nominating Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        The Corporate Governance and Nominating Committee is responsible for conducting an annual evaluation of the performance of the full Board and its committees to determine whether it and the committees are functioning effectively. This process includes annual self-assessments by each Board committee with performance criteria for each committee established on the basis of its charter, as well as interviews conducted by the chair of the committee. As part of this process, the Corporate Governance and Nominating Committee also assesses the performance of each individual director and the Chair of the committee/Lead Director conducts a personal discussion with each individual member of the Board. This performance assessment addresses factors such as each director's meeting attendance, core competencies, independence, and level of commitment. Upon completion of the individual director evaluation process, the Committee reports its conclusions to the full Board.

        The Corporate Governance and Nominating Committee is responsible for oversight of risks relating to Board succession planning, ethics practices, matters addressed in our Corporate Governance Guidelines, and other corporate governance issues, particularly to the extent that any of these could affect our operations and strategic decisions. To satisfy these oversight responsibilities, the Committee receives assistance and reports from our senior management from time to time.

        The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate nominees for directors. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected. For the purposes of succession planning, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, executive officers, professional search firms, shareholders, or other persons. All candidates complete a nominee questionnaire that solicits information regarding the nominee's background, board experience, industry experience, independence, financial expertise, and other relevant information, and are interviewed by at least one member of the Corporate Governance and Nominating Committee. These candidates are discussed at regular or special meetings of the Committee and may be considered at any point during the year. As described below, the Corporate Governance and Nominating Committee considers any director candidates recommended by shareholders as well as properly submitted shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance and Nominating Committee. Such nominations must be in accordance with our Bylaws. The Corporate Governance and Nominating Committee also reviews materials provided by professional search firms or other parties. The Corporate Governance and Nominating Committee evaluates all candidates based on the minimum qualifications described below as well as the criteria set forth in our Corporate Governance Guidelines. In evaluating nominations, the Corporate Governance and Nominating Committee seeks to recommend to shareholders a group that can best oversee our success and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas. Whether the nominee is recommended by a shareholder or the Board, there is no difference in the manner in which the Committee evaluates nominees.

  Science and Technology Committee

        The Science and Technology Committee met three times during 2017 and was composed of the following members: Drs. Kochevar, Milne, and Thompson (Chair), and Mr. Chubb. Dr. Mackay joined the Science and Technology Committee when he joined the Board of Directors in July 2017. The Science and Technology Committee is responsible for identifying and discussing significant emerging trends and issues in science and technology. The Science and Technology Committee is responsible for periodically reviewing and advising the Board on our strategic direction, and on investment in research and development and in technology. To satisfy these oversight responsibilities, the Committee may obtain advice and assistance from consultants and has access to members of management.

  Strategic Planning and Capital Allocation Committee

        The Strategic Planning and Capital Allocation Committee met five times during 2017 and was composed of the following members: Messrs. Bertolini (Chair), Foster, Reese, and Wallman. The Strategic Planning and Capital Allocation Committee is responsible for reviewing our capital structure, financial strategies, major acquisitions and investment policies to support prudent and effective capital allocation. The Strategic Planning and Capital Allocation Committee is responsible for oversight of risks relating to material financial decisions, credit policies and ratings, investment strategies, and our debt and equity structure. To satisfy these oversight responsibilities, the Committee may obtain advice and assistance from outside consultants and advisors, and receives assistance and reports from our senior management from time to time.

  Finance Committee

        The Finance Committee met once during 2017. It is comprised of the following members: Dr. Milne, and Mr. Wallman (Chair). The Finance Committee is responsible for providing ongoing, broad-based guidance and input to management regarding opportunities to enhance finance systems and practices and to promote heightened levels of financial performance and efficiency. To satisfy these oversight responsibilities, the Committee may obtain advice and assistance from consultants and has access to members of management.

  Executive Committee

        While it is our general policy that all major decisions be considered by the Board as a whole, the Board has delegated authority to an Executive Committee to act on its behalf only in circumstances in which it is not feasible to convene the full Board or when authority has been specifically delegated to the Executive Committee by the full Board. In 2017, the Executive Committee consisting of Messrs. Bertolini, Foster (Chair), Massaro, and Reese, and Dr. Milne, was not required to meet.

  Board Nomination Process

        The Corporate Governance and Nominating Committee adopted criteria regarding the qualifications required for Board nominees, which can be found in our Corporate Governance Guidelines. These criteria are designed to assure that the Board of Directors is composed of successful individuals who demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. The primary consideration in the selection and retention of directors is their respective ability to fairly represent the interests of our stakeholders. Diversity in business background, area of expertise, skills, educational background, gender, nationality, industry, geography, age, and ethnicity are also considered, as well as other factors that can provide the Board with a range of informative viewpoints and perspectives. The criteria for director nominees include: the candidate's professional experience and personal accomplishments; the candidate's independence from us and management; the ability of the candidate to attend Board and committee meetings regularly and devote an appropriate amount of effort in preparation for those meetings; the candidate's ability to function as a member of a collaborative group; and the candidate's understanding of the Board's governance role. In addition, the Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to shareholders a group that can best oversee the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of backgrounds and experiences in various areas. In determining whether to recommend a director for reelection, the director's past attendance at meetings and participation in and contributions to the activities of the Board is also taken into consideration. Since the 2017 annual meeting of shareholders, two new directors (Dr. Mackay and Mr. Mangeolle) have been added to our Board, who together have added valuable industry expertise not previously represented and international backgrounds, and have contributed to our intergenerational balance.

        The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. Shareholders may submit director recommendations to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. Pursuant to our Bylaws, nominations for directors at the Annual Meeting of Shareholders must be received not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's meeting. For information about submitting shareholder proposals, including director nomination proposals, please see the section of this Proxy Statement entitled "Shareholder Proposals for 2019 Annual Meeting."

  Meeting Attendance

        All Board members are expected to attend our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. All members of the Board serving at that time attended the 2017 Annual Meeting of Shareholders. During 2017 there were five meetings of the Board of Directors. Each director attended 75% or more of the aggregate number of Board meetings and the committee meetings of the Board on which he or she served during 2017.

  Other Board Service

        Our Corporate Governance Guidelines provide that directors generally may not serve on more than five boards of directors of other publicly traded companies (in addition to our Board or the board of directors of a director's employer). Members of the Audit Committee generally may not serve on more than three publicly traded company audit committees simultaneously (including that of our company). In addition, service on boards and/or committees of other organizations must be consistent with our conflict of interest policies.

2017 Director Compensation

        We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. Linking a portion of their compensation to stock aligns the interests of directors with the interests of shareholders. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill levels required by us of members of the Board.

        The following table sets forth all of the compensation awarded to, earned by, or paid to our directors for the year ended December 30, 2017. Please note that Mr. Foster receives no compensation for his role as director, and the entirety of his compensation is reported in the Summary Compensation Table located on pages 64-65 of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
George M. Milne, Jr.	90,000	215,050	—	305,050
George E. Massaro	85,000	215,050	—	300,050
Robert Bertolini	80,000	215,050	—	295,050
C. Richard Reese	75,000	215,050	—	290,050
Craig B. Thompson	70,000	215,050	—	285,050
Richard F. Wallman	70,000	215,050	—	285,050
Stephen D. Chubb	65,000	215,050	—	280,050
Deborah T. Kochevar	60,000	215,050	—	275,050
Martin Mackay	30,000	215,042	—	245,042

(1)
Reflects the aggregate dollar amount of all fees earned for services as a director, including annual retainer fees, committee, and/or committee chair fees. A description of the applicable fees can be found below. For the following directors, totals include the following amounts in 2017 that the director elected to receive in the form of an equivalent value of restricted stock units (RSUs) instead of cash: Dr. Milne—$90,000, Dr. Mackay—$30,000, Mr. Reese—$75,000, Dr. Thompson—$70,000, and Mr. Wallman—$70,000.

(2)
Amounts reflect the full grant date fair value of the RSUs granted to directors in fiscal year 2017 as part of their annual equity grant in May 2017, with the exception of Dr. Mackay, (who joined the Board in July 2017 and received his equity grant in August 2017), computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. See Item 8 "Financial Statements and Supplementary Data—Note 11 to our Consolidated Financial Statements" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation," included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 for a discussion of the assumptions used by us in the Black-Scholes valuation model. As of December 30, 2017, each then-current director held the aggregate number of unvested RSUs as follows: Mr. Bertolini—2,436, Mr. Chubb—2,436, Dr. Kochevar—2,436, Dr. Mackay—2,782, Mr. Massaro—2,436, Dr. Milne—3,470, Mr. Reese—3,300, Dr. Thompson—3,229, and Mr. Wallman—3,258.

(3)
None of our directors received a stock option award in fiscal year 2017. As of December 30, 2017, each then-current director held the aggregate number of option awards as follows: Mr. Bertolini—22,980, Mr. Chubb—22,980, Dr. Kochevar—0, Dr. Mackay—0, Mr. Massaro—6,670, Dr. Milne—22,980, Mr. Reese—0, Dr. Thompson—11,790, and Mr. Wallman—10,700.

(4)
None of our directors received perquisites or other personal benefits equal to or exceeding $10,000 in the aggregate.

        During 2017, we paid each non-employee director an annual fee of $60,000 for service as our director, except for members of the Audit Committee, who are paid an annual fee of $65,000. Additional fees are paid to the Lead Independent Director ($20,000), Chair of the Audit Committee ($20,000), Chair of the Compensation Committee ($15,000), Chair of the Corporate Governance and Nominating Committee ($10,000), Chair of the Science and Technology Committee ($10,000), Chair of the Strategic Planning and Capital Allocation Committee ($15,000), Chair of the Finance Committee ($10,000) and Chair of the Science and Technology Committee ($10,000) for their added responsibilities. No additional fees are paid for attending meetings of the Board or any Committee of the Board. We reimburse expenses incurred by directors in attending Board of Directors meetings and committee meetings.

        In 2016, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, determined there would be a greater opportunity for alignment of the Board's compensation structure with the interests of the Company's shareholders in creating sustained, long-term value by affording the Company's independent directors the opportunity to receive all or a significant percentage of their compensation in the form of restricted stock units (RSUs), with the ability to defer receipt of those RSUs for an extended period of time. Accordingly, the Board (1) determined that all equity awards granted to non-employee directors would be in the form of RSUs, (2) established a process pursuant to which directors could elect in advance to receive their annual cash fees in the form of equivalent value RSUs, and (3) adopted the Charles River Laboratories International, Inc. Non-Employee Directors Deferral Plan (Board DC Plan) which allows directors, if they so choose, to defer receipt of all or a portion of their RSUs for up to a period of five years.

        In October 2016, following a detailed review and analysis of market data prepared by Pay Governance regarding the board compensation practices of comparable companies, the Corporate Governance and Nominating Committee established the current non-employee director compensation policy of awarding each unaffiliated non-employee director (1) restricted stock or RSUs having an intended value of approximately $215,000 (utilizing Black-Scholes pricing models) on the first day of the month following his or her initial election or appointment to the Board; provided, however, that such award will only be granted if a director is initially appointed to the Board of Directors after the date of the annual meeting of shareholders and prior to or on September 30th of the same calendar year, and (2) restricted stock or RSUs having an intended value of approximately $215,000 on an annual basis following our annual meeting of shareholders.

  Director Stock Ownership Requirement

        In order to further align the interests of directors and shareholders, the Board of Directors has mandated that, to the extent permissible, directors have a significant financial stake in the Company. Accordingly, as set forth in the Corporate Governance Guidelines: each director who has served on the Board for at least three years is required to own a minimum number of shares of Company stock (excluding stock options, stock subject to future vesting requirement, or other similar unvested and inchoate equity holdings) equivalent to four times the amount of the base cash annual fee that directors are eligible to receive for such services. Board members who are subject to third-party restrictions on their stock holdings (e.g., certain academic institutions) shall be permitted to own stock in an amount that is appropriate for them in light of such other restrictions. As of the date of this Proxy Statement, all of our directors who have served at least three years are in compliance with this holding requirement.

 BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth certain information as of March 12, 2018, with respect to the beneficial ownership of shares of our common stock by (1) each person known to us to own beneficially more than 5% of the outstanding shares of common stock, (2) each of our current directors and nominees for director, (3) each of the executive officers listed in the Summary Compensation Table set forth below under the caption "Compensation of Executive Officers" (the named executives), and (4) our current directors and executive officers as a group. As of March 12, 2018, there were 47,949,225 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned as of March 12, 2018		Percentage of Shares Outstanding
5% Shareholders
The Vanguard Group, Inc.	5,055,870	(1)	10.5%
BlackRock, Inc.	4,034,318	(2)	8.4%
FMR LLC	3,000,499	(3)	6.3%
Named Executive Officers
James C. Foster	329,245	(4)	* %
David R. Smith	4,213	(5)	*
William D. Barbo	24,737	(6)	*
David P. Johst	245,240	(7)	*
Davide A. Molho	90,977	(8)	*
Outside Directors
Robert Bertolini	37,826	(9)	*
Stephen D. Chubb	48,829	(10)	*
Deborah T. Kochevar	8,486	(11)	*
Martin W. Mackay	2,782	(12)	*
Jean-Paul Mangeolle	0	(13)	*
George E. Massaro	19,721	(14)	*
George M. Milne, Jr.	45,260	(15)	*
C. Richard Reese	56,457	(16)	*
Craig B. Thompson	26,719	(17)	*
Richard F. Wallman	34,948	(18)	*
All executive officers and directors as a group (16 persons)	992,438	(19)	2.1%

*
Less than 1%.

(1)
The information reported is based on a Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group, Inc. Vanguard has sole voting power with respect to 26,232 shares, sole dispositive power with respect to 5,027,304 of the shares, shared voting power with respect to 5,950 shares and shared dispositive power with respect to 28,566 shares reported in the table. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(2)
The information reported is based on a Schedule 13G filed with the SEC on February 13, 2018 by BlackRock, Inc. BlackRock has sole voting power with respect to 3,862,621 shares and sole dispositive power with respect to 4,034,318 shares reported in the table. The address of BlackRock is 55 East 52nd Street, New York, New York 10022.

(3)
The information reported is based on a Schedule 13G/A filed with the SEC on January 29, 2018 by FMR LLC. FMR has sole voting power with respect to 1,948,792 shares and sole dispositive power with respect to 3,000,499 shares reported in the table. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(4)
Includes 25,123 shares of common stock subject to options held by Mr. Foster that are exercisable within 60 days of March 12, 2018.

(5)
Includes 945 shares of common stock subject to options held by Mr. Smith that are exercisable within 60 days of March 12, 2018.

(6)
Includes 10,490 shares of common stock subject to options held by Mr. Barbo that are exercisable within 60 days of March 12, 2018.

(7)
Includes 65,641 shares of common stock subject to options held by Mr. Johst that are exercisable within 60 days of March 12, 2018.

(8)
Includes 28,744 shares of common stock subject to options held by Dr. Molho that are exercisable within 60 days of March 12, 2018.

(9)
Includes 15,240 shares of common stock subject to options held by Mr. Bertolini that are exercisable within 60 days of March 12, 2018.

(10)
Includes 15,240 shares of common stock subject to options held by Mr. Chubb that are exercisable within 60 days of March 12, 2018.

(11)
Includes 0 shares of common stock subject to options held by Dr. Kochevar that are exercisable within 60 days of March 12, 2018.

(12)
Includes 0 shares of common stock subject to options held by Dr. Mackay that are exercisable within 60 days of March 12, 2018.

(13)
Includes 0 shares of common stock subject to options held by Mr. Mangeolle that are exercisable within 60 days of March 12, 2018.

(14)
Includes 6,670 shares of common stock subject to options held by Mr. Massaro that are exercisable within 60 days of March 12, 2018.

(15)
Includes 15,240 shares of common stock subject to options held by Dr. Milne that are exercisable within 60 days of March 12, 2018.

(16)
Includes 0 shares of common stock subject to options held by Mr. Reese that are exercisable within 60 days of March 12, 2018.

(17)
Includes 11,790 shares of common stock subject to options held by Dr. Thompson that are exercisable within 60 days of March 12, 2018.

(18)
Includes 10,700 shares of common stock subject to options held by Mr. Wallman that are exercisable within 60 days of March 12, 2018.

(19)
Include 205,823 shares of common stock subject to options exercisable within 60 days of March 12, 2018. None of the 992,438 shares reflected have been pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities. Officers, directors, and such beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 30, 2017, our officers, directors, and such beneficial owners complied with all applicable Section 16(a) filing requirements.

 PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        In 2017, our shareholders approved the Board of Directors' recommendation that we conduct an advisory vote on executive compensation on an annual basis. Accordingly, Proposal Two requests shareholder approval of the 2017 compensation of our named executives as disclosed in this Proxy Statement.

        We had a strong fiscal year 2017. The demand for our products and services increased because our pharmaceutical and biotechnology clients continued to intensify their use of strategic outsourcing to improve their operating efficiency and to access capabilities that they do not maintain internally. Many of our large biopharmaceutical clients have continued to increase investments in their drug discovery and early-stage development efforts and have strengthened their relationships with both contract research organizations (CROs), like Charles River, and biotechnology companies to assist them in bringing new drugs to market. In addition, small and mid-size biopharmaceutical clients benefited from the continued strength in the biotechnology funding environment in fiscal year 2017, including from the capital markets, partnering with large biopharmaceutical companies, and investment by venture capital. Academia has also benefited from partnering activities, as large biopharmaceutical companies have increasingly utilized academic research capabilities to broaden the scope of their research activities. Our full-service, early-stage portfolio continued to lead to additional client discussions in fiscal year 2017 regarding strategic relationships, where clients seek to outsource larger portions of their early-stage drug research programs to us. The primary result of these trends was improved demand for our safety assessment services in fiscal year 2017, particularly from biotechnology clients. This improvement led to increased capacity utilization in our Safety Assessment facilities, which remained well utilized during the year. Price also improved slightly, as industry capacity utilization continued to increase. In order to accommodate increasing client demand, we continued to open small amounts of new capacity in fiscal year 2017. We believe our scientific expertise, quality, and responsiveness remain key criteria when our clients make the decision to outsource to us.

        As our clients continue to pursue their goal of more efficient and effective drug research, they are evaluating outsourcing new areas of their research programs, such as discovery services. We have enhanced our Discovery Services capabilities over the past four years to enable us to work with clients at the earliest stages of the discovery process. In fiscal year 2017, demand in our Discovery Services business was stable. The completion of a few large, integrated early discovery projects from biopharmaceutical clients in fiscal year 2016 was largely offset with increasing demand from biotechnology clients as many of these clients either initiated or continued to work with us on integrated programs and other projects. Large biopharmaceutical companies continue to have significant internal discovery capabilities, on which they can choose to rely. In order for large biopharmaceutical clients to increasingly outsource more work to us, we must continue to demonstrate that our services can augment and accelerate our clients' drug discovery processes. The business changes that we implemented in fiscal year 2016, including a small site consolidation and realignment of sales strategies in our Early Discovery business have been successful resulting in the stabilization of the business in fiscal year 2017 and in attracting new clients, including a growing base of biotechnology clients. Demand for our in vivo discovery services continued to increase in fiscal year 2017, and we acquired Brains On-Line in August 2017 to enhance our position as the premier single-source provider for a broad portfolio of discovery CNS services. In addition, we acquired KWS BioTest in January 2018 to enhance our discovery expertise, with complementary offerings that provide our customers with additional tools in the active therapeutic research areas of oncology and immunology.

        Demand for our products and services that support our clients' manufacturing activities was also robust in fiscal year 2017. Demand for our Microbial Solutions business remained strong as manufacturers continued to increase their use of our rapid microbial testing solutions. Our Biologics business continued to benefit from increased demand for services associated with the growing proportion of biologic drugs in the pipeline and on the market. To support this increased demand, we continue to expand the capacity of our Biologics business.

        Demand for our Research Models and Services was stable in fiscal year 2017. Demand for research models in mature markets outside of China declined modestly, partially offset by improved pricing. The continued effect of the consolidation of internal infrastructure within our large biopharmaceutical clients and a longer-term trend towards more efficient use of research models has led to reduced demand for research models. Demand for research models in China continued to be robust in fiscal year 2017, as clients in this growing market continue to value our high-quality research models. To accommodate increased demand, we opened a new research models facility in China in late 2017. Demand for research models services also improved in fiscal year 2017, particularly for our GEMS and IS businesses. We are confident that research models and services will remain essential tools for our clients' drug discovery and early-stage development efforts, and the RMS business will continue to be an important source of cash flow generation for us. Furthermore, our DSA segment is the largest client of the research models business. Our high-quality research models are integral to our Discovery and Safety Assessment business' ability to perform studies for our clients.

        We believe the strong results in 2017 were, in part, derived from our focus on our key initiatives of:

  •
  enhancing our ability to support our clients in today's complex drug research environment, through a focus on portfolio expansion, scientific expertise, and flexible working arrangements;

  •
  improving productivity and efficiency, and generally strengthening our business model;

  •
  maintaining disciplined investment in growth businesses; and

  •
  returning value to shareholders.

        Our continued actions toward the achievement of these initiatives in 2017 included the following:

  •
  We continued our focus on operating efficiencies through further optimizing our infrastructure, utilizing automation to reduce manual processes, and generating greater savings from our procurement activities.

  •
  We expanded our Project Management Office (PMO) in order to strengthen our ability to identify and manage initiatives that contribute to our organization's productivity, efficiency, and risk management. This group participates globally with all businesses to support maximizing revenues, minimizing costs, and reducing risks. The PMO provides regular updates to our management Executive Committee, at which projects are prioritized.

  •
  We created an Alliance Management group within the Company as part of our overarching effort to improve the client experience. This group assists clients in navigating our diverse and global organization in order to take maximum advantage of our unique portfolio of products and services.

  •
  We made a key acquisition of Brains On-Line in August 2017, a leading contract research organization providing critical data that advances novel therapeutics for the treatment of central nervous (CNS) diseases, with operations in San Francisco, the Netherlands, and Germany.

        We believe these actions, together with others we made in 2016 and from which we benefited more fully in 2017, significantly contributed to the 43.7% increase in total shareholder return in 2017 and to the 15.6% increase in non-GAAP earnings per share from continuing operations in 2017. For a detailed discussion of our 2017 financial performance, the factors that we believe are influencing demand from our clients, and the actions we have taken during the past several years, please see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 13, 2018.

        Pursuant to Section 14A of the Securities Exchange Act, we are asking our shareholders to approve an advisory resolution on our executive compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal and required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act), provides our shareholders with the opportunity to express their views, on an advisory (non-binding) basis, on our executive compensation for our named executives for fiscal year 2017 as described in the "Compensation Discussion and Analysis" (CD&A) section beginning on page 44 of this Proxy Statement, as well as the Summary Compensation Table and other related compensation tables and narratives found on pages 64 through 79 of this Proxy Statement. The advisory vote is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management.

        Charles River shareholders provided very strong majority support for our named executives' compensation at our 2017 Annual Meeting of Shareholders (97.6% of shares voted in support of this matter; 97.8% excluding abstentions). We attribute this level of support to the significant actions we implemented from 2012 through 2016, including significant changes to our executive compensation program during that period, as noted below:

  •
  We shifted our Executive Long-Term Equity Incentive Compensation Program for our officers (including each of our named executives) to be more directly performance-based by restructuring awards made to those officers so that they were composed of approximately 60% Performance Share Units (PSUs) incorporating relative Total Shareholder Return (TSR) and non-GAAP EPS metrics, 20% stock options, and 20% restricted stock awards/units.

  •
  We have obtained advice and recommendations on executive compensation best practices from our independent external compensation consultant, Pay Governance LLC.

  •
  For the limited number of our executives with whom we had change-in-control agreements (which included each of our executive officers at the time), we amended these agreements to eliminate any "gross-up" payment by the Company of any "golden parachute" excise taxes.

  •
  We eliminated our Corporate Officer Discretionary Allowance program.

  •
  In the 2016 Incentive Plan approved by shareholders at the 2016 Annual Meeting, we added a "double-trigger" requirement for accelerated equity vesting.

  •
  We added a Clawback Policy to our Corporate Governance Guidelines.

  •
  We have engaged in substantial outreach efforts to gather feedback with our major shareholders, who together hold more than a majority of our outstanding shares.

        The Compensation Committee believes that these changes were responsive to feedback from investors and enhanced the performance orientation of our executive compensation program. As those elements of our executive compensation program continue today, we encourage shareholders to take these into account in considering the vote presented below.

        Notwithstanding the significant vote of approval for our executive compensation program in 2017, we have embraced the idea of continuing outreach with our shareholders, particularly for executive compensation and corporate governance issues. In the fall of 2017, we reached out to our largest 25 shareholders (which included, to the best of our knowledge, shareholders holding more than a majority of our outstanding stock) and inquired whether it would be helpful to meet and/or speak with us to discuss our executive compensation and corporate governance practices. We received positive responses from a small subset of these shareholders indicating they were satisfied with our compensation and governance practices and did not require any meeting with us, and the remainder did not respond to our inquiries.

        We urge shareholders to read the CD&A on pages 44-63 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and how they are designed to achieve our compensation objectives. The CD&A includes informative data that demonstrates our pay-for-performance alignment, as well as the Summary Compensation Table and other related compensation tables and narratives. Furthermore, for a detailed discussion of our 2017 financial performance and the actions we have taken during the past five years, please also see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 13, 2018.

Advisory Vote and Board Recommendation

        We request shareholder approval of the 2017 compensation of our named executives as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and narrative disclosures that accompany the compensation tables within the Executive Compensation section of this Proxy Statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executives and the compensation philosophy, policies, and practices described in this Proxy Statement.

        Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executives, as disclosed in the Company's Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table, and the other related tables and disclosure within the Executive Compensation section of this Proxy Statement."

        This advisory resolution is non-binding on the Board of Directors. Although non-binding, our Board of Directors and the Committee value the opinions of our shareholders, and will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

        The Board of Directors recommends a vote "FOR" the approval of the advisory resolution on executive compensation.

 PROPOSAL THREE—APPROVAL OF THE 2018 INCENTIVE PLAN

        The Board of Directors believes that the continued growth of the Company depends, in large part, upon our ability to attract, motivate, and retain key employees and directors, and that stock incentive awards are an important means of doing so.

        On March 20, 2018, the Board of Directors adopted the 2018 Incentive Plan (the Plan), subject to shareholder approval. The Plan is intended to replace the Company's existing equity compensation plan, the Charles River Laboratories International, Inc. 2016 Incentive Plan (the 2016 Incentive Plan). The Board of Directors believes that the Plan will help the Company continue to achieve our goals by keeping the incentive compensation program dynamic and competitive with that of other companies, and ensuring that we may continue to attract and retain key employees who are expected to contribute to our success. The Plan will also allow us to accommodate and to create the appropriate incentives for a large pool of employees who will join us following the pending acquisition of MPI Research, and to promote retention among employees of this newly acquired business.

        The Plan, similar to the 2016 Incentive Plan, will utilize a fungible pool concept (described in more detail below) where each share issued in connection with awards that do not have option-like features (full-value awards) such as restricted stock and unrestricted stock (including shares issued for above-target payouts earned through performance awards) is counted as 2.3 units, and each share issued that is subject to options, stock appreciation rights, and other awards that have option-like features and that expire no more than seven years from the date of grant is counted as 1 unit against the overall reserved and available shares. The aggregate number of shares of common stock being requested for authorization under the Plan is 7,198,598 shares, which includes (1) an initial reserve of 439,798 shares remaining available for issuance under the 2016 Incentive Plan and (2) an increase of 6,758,800 shares, as approved by the Board of Directors, subject to approval by the shareholders of the Company. As such, the requested aggregate share reserve under the Plan represents only an additional 5,015,940 shares in excess of the remaining share capacity under the 2016 Incentive Plan (which is 2,182,658 shares as of March 12, 2018). If the Plan is approved by our shareholders, the Plan will replace the 2016 Incentive Plan and no additional grants will be made from the remaining share reserve under the 2016 Incentive Plan. However, shares forfeited or otherwise not delivered in accordance with the 2016 Incentive Plan (such as shares currently reserved for settlement of outstanding Performance Share Unit (PSU) awards at a maximum payout level) will become available for issuance under the Plan.

        Depending on the forms of awards granted under the Plan, a maximum of 7,198,598 stock options or stock appreciation rights or 3,129,825 full-value awards could be granted under the Plan. The maximum number of shares available for issuance with respect to incentive stock options under the Plan will be 3,500,000. Except as described above, no further awards are permitted to be granted under any of our preexisting stock option and incentive plans. The number of shares authorized under the Plan is anticipated to enable us to grant stock-based awards through 2021.

        The closing price of Charles River common stock on the NYSE on March 19, 2018 was $110.86.

        The Compensation Committee worked with Pay Governance LLC, its outside compensation consultant, to develop the Plan, while taking into account the many institutional investor dilution guidelines, as well as the guidelines of investor advisory firms. We will continue to monitor the comparative advantages and accounting treatment of equity compensation awards going forward, in order to ensure that the Plan promotes retention and creates incentives in a manner which benefits our shareholders.

        The affirmative vote of a majority of the votes present or represented and entitled to vote at the Meeting is required to approve the proposed Plan. This means that, assuming a quorum is present, the number of votes cast in favor of the proposal must exceed the number of votes cast against it. In addition, under New York Stock Exchange rules, an "abstention" is counted as a vote "against" the proposal. If the Plan is not approved by shareholders, we will not be able to make the proposed additional 6,758,800 shares available for issuance under the Plan.

  There are a number of reasons why we believe approving this Plan is important:

  •
  The Plan will allow us to continue to grant equity awards, an important incentive tool for creating shareholder value.  The use of equity compensation as a component of our compensation program is critical to our future success. Equity awards create an employee ownership culture that aligns the interests of employees with shareholders. Equity compensation also focuses employees' attention on creating long-term value, since the awards are subject to vesting and/or performance conditions. For example:

  •
  We have established stock ownership requirements for all corporate officers, which are further described on pages 61-62 of this Proxy Statement; and

  •
  A substantial portion of the equity compensation granted to executive officers is awarded in the form of performance share units (PSUs), which are earned only if the Company attains specified performance levels, as described in more detail on pages 57-60 of this Proxy Statement.

  •
  Equity awards are critical as a recruiting and retention tool.  Our success is dependent on having talented employees to drive our growth and performance, and a competitive compensation program that includes equity awards is essential for attracting and retaining such employees. Equity compensation is utilized routinely by other companies with whom we compete for talent, and if we were not able to continue to include stock-based awards in our compensation mix, we would be at a significant competitive disadvantage for critical talent. Without equity compensation, our recruiting efforts could be more challenging, and executives and other leadership staff would no longer have stock awards at risk of forfeiture, which could impact our ability to retain them. Additionally, without equity compensation, it may also be more difficult to attract the employees of companies whom we seek to acquire.

  •
  Equity awards are critical as a motivational tool.  We have placed a significant portion of eligible employees' compensation at risk through the use of our annual bonus and equity grant programs, both of which only provide value to the employee if the Company's performance remains strong. This encourages employees to pair a short-term view of performance (for purposes of the annual bonus) with a long-term view of performance (for purposes of stock grants), which provides sustained motivation for ongoing innovation.

  •
  We have demonstrated prudent equity compensation practices.  We recognize that equity compensation programs dilute shareholder equity and we take seriously our responsibility to use these programs responsibly. Our compensation programs are designed to be consistent with competitive market practice, and we believe that our historical share utilization has been prudent and mindful of shareholder interests. For example:

  •
  Our 3-year average burn rate for 2015-2017 was 3.49%, which is well within the market standard for our industry and company size. The "burn rate" is the ratio of the number of shares underlying awards, including PSUs valued at 100% of target, granted during a year to the number of basic weighted average common shares outstanding at fiscal year-end. For purposes of calculating the burn rate, we have used an adjusted fungible multiplier of 2.5 for every full-value share granted, consistent with Institutional Shareholder Services' methodology.

  •
  We have a record of effectively estimating and managing our share reserve. For instance, in 2013, when we asked our shareholders to approve an increase in the number of shares that could be granted under the 2007 Incentive Plan, our Board of Directors projected that the share reserve would enable the Company to grant stock-based awards through 2016, and we effectively managed our share reserve to meet this projection. For the 2018 Plan, we are projecting the initial share reserve will allow us to grant stock-based awards through 2021.

    •
    Through our stock repurchase program, we have aimed to offset equity issuances related to stock compensation by repurchasing a sufficient number of shares to avoid a dilutive increase in shares outstanding.

    •
    We generally employ a 4-year vesting schedule for annual, time-based awards which encourages sustained performance and a return of value to shareholders as well as employees; and

    •
    We emphasize the use of full-value shares over options, which helps to minimize dilution by using fewer shares than a program which emphasizes options. The Company aims to deliver a dollar value through its awards, and because it takes fewer full-value shares than options to deliver a particular dollar value to recipients, an emphasis on full-value shares results in our utilization of fewer shares.

  •
  The Plan includes features designed to protect shareholder interests:

  •
  Awards under the Plan for participants other than non-employee directors are administered by the Compensation Committee, which consists entirely of independent directors, and awards for non-employee directors are administered by the Corporate Governance and Nominating Committee, which also consists entirely of independent directors;

  •
  The Plan limits the number of shares granted to a participant annually to 2,000,000 shares and limits the amount of cash performance awards paid to a participant to $3,000,000;

  •
  The Plan provides that, in any calendar year, no participant who is a non-employee director may receive (under the Plan or otherwise) awards that are denominated in shares with a grant date fair value (determined as of the date of grant) that, when combined with the aggregate amount of any cash performance awards and any other compensation granted to such participant in the same calendar year, exceeds an aggregate of $800,000 (excluding the aggregate grant date fair value (determined as of the date of grant) of any award granted under the Plan to an individual upon becoming a non-employee director, which will not exceed $600,000);

  •
  The Plan includes strict recycling provisions. Shares held back in satisfaction of the exercise price or tax withholding requirements will not be available for new grants;

  •
  The Plan prohibits granting stock options and stock appreciation rights (SARs) with an exercise price below the fair market value of a share of stock on the date of grant;

  •
  The Plan prohibits the repricing of stock options or SARs or the exchange of stock options or SARs for cash or other awards without shareholder approval.

  •
  The Plan provides that (1) all awards that are not performance awards made under the Plan will vest (i.e., become free of forfeiture restrictions) over a period of time at least three years or more from the date of grant and no award will vest in part or in whole before 12 months from the date of grant and (2) full-value awards that are performance awards will be subject to the attainment of performance criteria which require at least 12 months to achieve and no award will vest in part or in whole before 12 months from the date of grant, provided that awards that aggregate not more than 5% of the number of shares reserved for issuance under the Plan may be awarded without the vesting requirements set forth in (1) and (2) above; and

    •
    Material amendments to the Plan require shareholder approval.

  •
  If the Plan is not approved, we would experience a serious disruption of our compensation programs and we would be compelled to increase the cash component of employee and director compensation.  If the Plan is not approved and we fail to replace the value of equity compensation, it would create an environment where engagement of our directors and our most critical employees (including employees being added as a result of our pending acquisition of MPI Research) could be severely eroded. Therefore, in order to provide competitive compensation opportunities to attract, motivate and retain directors and employees without equity compensation, we would likely need to employ cash or other non-equity rewards to replace the compensation previously delivered in equity awards. We believe these alternative forms of compensation do not align employee interests with those of shareholders as efficiently as stock-based awards, and we feel it is important to continue to provide compensation which continues to effectively align employees with shareholders.

The Board of Directors believes that the Plan, authorizing the issuance of
7,198,598 shares of common stock, is in the best interest of the Company and its shareholders and recommends a vote "FOR" the approval of the Plan.

Summary of the Plan

        The following is a brief summary of the material terms of the Plan, as proposed. This summary is qualified in its entirety by reference to the Plan, a copy of which is attached as Appendix B to the electronic version of this Proxy Statement as filed with the SEC and may be accessed from the SEC's website (www.sec.gov). In addition, a hard copy may be obtained by making a written request to our Corporate Secretary.

        The Board of Directors approved the Plan, which authorizes a total of 7,198,598 shares of common stock, on March 20, 2018. The total of 7,198,598 shares of common stock includes (i) an initial reserve of 439,798 shares remaining available for issuance under the 2016 Incentive Plan as of March 12, 2018, and (ii) an increase of 6,758,800 shares, as approved by the Board of Directors, subject to approval by the shareholders of the Company. The maximum number of shares available for issuance with respect to incentive stock options under the Plan will be 3,500,000. The Plan may be amended by the Board of Directors or the Compensation Committee, provided that any amendment which requires shareholder approval in order to ensure (1) continued qualification under the NYSE rules, (2) favorable federal income tax treatment for any incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended or (3) compliance with, or the avoidance of adverse consequences under, Section 409A of the Code, is subject to obtaining such shareholder approval. As of March 19, 2018, the market value of the shares to be reserved for issuance under the Plan was $110.86 per share. The Plan is being submitted for shareholder approval at the Meeting to ensure qualification of the Plan under the NYSE rules and Section 422 of the Code.

Eligibility to Receive Awards

        All employees, non-employee directors, and individuals or entities providing services to the Company or its affiliates (approximately 12,000 employees and 10 non-employee directors as of the date of this Proxy Statement) are potentially eligible to participate in the Plan. Eligibility for incentive stock options is limited to those individuals whose employment status would qualify them for the tax treatment of Sections 421 and 422 of the Code. Participants are not required to provide consideration to the Company or its affiliates for the grant or extension of awards under the Plan, other than to provide services to the Company or its affiliates. The basis for participation in the Plan is the administrator's view, in its sole discretion, that an eligible participant is in a position to make a significant contribution to the success of the Company and its affiliates. In recent years, nine eligible non-employee directors and approximately 6% of employees received awards under the 2016 Incentive Plan.

  Non-Employee Director Limit

        The aggregate grant date fair value (determined as of the date of grant) of any award granted under the Plan to an individual upon becoming a non-employee director (an Initial Non-Employee Director Grant) shall not exceed $600,000. An individual non-employee director may not receive under the Plan (or otherwise) in any calendar year awards denominated in shares with a grant date fair value (determined as of the date of grant) that, when combined with the aggregate amount of any cash performance awards and any other compensation granted to such individual in the same calendar year, exceeds an aggregate of $800,000 (excluding an Initial Non-Employee Director Grant).

New Plan Benefits

        The granting of awards under the Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular group or person. Accordingly, a new plan benefits table for the Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the Plan if the Plan was then in effect, as described in the proxy rules, are not provided because all awards made under the Plan will be subject to the terms of the Plan and made at the discretion of the Compensation Committee (with respect to all participants other than non-employee directors) or the Corporate Governance and Nominating Committee (with respect to non-employee directors). As of the date of this Proxy Statement, no awards have been granted under the Plan. Therefore, the benefits and amounts that will be received or allocated under the Plan are not determinable at this time. Nevertheless, the Company anticipates that awards will be made under the Plan (if approved by shareholders at the Annual Meeting) to our non-employee directors in May 2018. If each non-employee director were awarded stock options and restricted stock units in 2018 with the same grant date fair value as the award the director received in 2017, and assuming that no director elected to receive their annual cash fees in the form of equivalent value RSUs, then as of March 19, 2018, each director would receive 0 stock options and 2,436 RSUs pursuant to the Plan (on a group basis, the non-employee directors would receive a total of 0 stock options and 24,360 RSUs). For additional information on our annual equity awards to non-employee directors in the last fiscal year, please see the 2017 Director Compensation Table on pages 20-21 of this Proxy Statement. Please also refer to the Summary Compensation Table on page 63 in this Proxy Statement, which sets forth certain information regarding awards granted to our named executives during fiscal year 2017.

Administration of the Plan

        The Board or one or more committees of the Board that is appointed or authorized by the Board may administer the Plan. The Compensation Committee administers the Plan with respect to awards for all participants, other than for non-employee directors. The Corporate Governance and Nominating Committee administers the Plan with respect to awards for non-employee directors. Subject to the provisions of the Plan, the Compensation Committee or the Corporate Governance and Nominating Committee, as the case may be, determines the persons to whom awards will be granted, the number of shares to be covered by each stock award, and the terms and conditions upon which each of the awards may be granted, including vesting periods.

Available Shares

        Subject to adjustment upon certain corporate transactions or events, as proposed, up to a maximum of 7,198,598 shares of common stock (the Fungible Pool Limit), which includes (1) an initial reserve of 439,798 shares remaining available for issuance under the 2016 Incentive Plan as of

March 12, 2018, and (2) an increase of 6,758,800 shares, as approved by the Board of Directors, subject to approval by the shareholders of the Company, may be subject to stock options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock, and other equity-based awards under the Plan. Each share issued or to be issued in connection with awards such as restricted stock and unrestricted stock that do not have option-like features (full-value awards) shall be counted against the Fungible Pool Limit as 2.3 units. Each share issued or to be issued that is subject to options, stock appreciation rights and other awards that have option-like features and that expire no more than seven years from the date of grant shall be counted against the Fungible Pool Limit as 1 unit. Awards not denominated in shares shall not count against the Fungible Pool Limit.

        Shares that are forfeited or cancelled shall not be considered to have been delivered under the Plan (and thus will be available for future grant under the Plan), but shares retained by the Company in satisfaction of the exercise price or tax withholding requirements of an award will be considered to have been delivered under the Plan (and thus will not be available for future grant under the Plan). In addition, shares repurchased by the Company with proceeds collected in connection with the exercise of outstanding options will not be added to the number of shares available for future grant under the Plan. The Compensation Committee will administer the appropriate methodology for calculating the number of shares of common stock issued pursuant to the Plan in accordance with the foregoing.

        Subject to adjustment upon certain corporate transactions or events, the maximum number of shares available for issuance with respect to incentive stock options under the Plan shall be 3,500,000.

Description of Awards

        The Plan provides for a range of awards including stock options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock, cash performance awards, and grants of cash made in connection with other awards in order to help defray in whole or in part the economic cost (including tax cost) of the award to the participant. In addition, the Plan provides that certain awards may be designated as performance awards if they are related to a performance period determined at the time of grant.

  Stock Options

        Stock options under the Plan may be either (1) options intended to qualify as "incentive stock options" under Section 422 of the Code or (2) non-qualified stock options. Incentive stock options may be granted under the Plan to employees of the Company and its affiliates. Non-qualified stock options may be granted to employees of the Company and its affiliates, consultants, and directors.

        In accordance with federal tax laws, the aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which first become exercisable in any calendar year under any incentive stock option of the Company may not exceed $100,000 calculated individually for each option holder. Options granted under the Plan may not be granted at a price less than the fair market value of the common stock on the date of grant, or 110% of fair market value in the case of incentive stock options granted to an employee holding 10% or more of the voting stock of the Company. The Compensation Committee determines the exercise price of each stock option, provided that each option must have an exercise price that is not less than the fair market value of the common stock on the date of grant.

  Stock Appreciation Rights (SARs)

        SARs are rights entitling the holder upon exercise to receive cash or stock, as the Compensation Committee determines, equal to a function (determined by such factors as the Compensation Committee deems appropriate) of the amount by which the stock has appreciated in value since the date of the award. The Compensation Committee determines the exercise price of each SAR, provided that each SAR must have an exercise price that is not less than the fair market value of the common stock on the date of grant.

  Restricted Stock

        Restricted stock is an award of stock subject to restrictions requiring that such stock be redelivered to the Company if specified conditions are not satisfied.

  Unrestricted Stock

        Unrestricted stock is an award of stock not subject to any restrictions under the Plan.

  Deferred Stock

        Deferred stock is a promise to deliver stock, other securities, or other property in the future on specified terms described in each deferred stock agreement to a participant (including, for the avoidance of doubt, a director of the Company). Our restricted stock units (RSUs) are a form of Deferred Stock.

  Cash Performance Awards

        A cash performance award is a performance award payable in cash.

  Performance Awards

        A performance award refers to an award granted to employees where receipt of an underlying final award is dependent upon satisfaction of specified performance criteria. At the beginning of each performance period, targeted performance levels will be established at which a target performance award may be earned, with a threshold or minimum performance level below which no award will be paid, and a maximum beyond which no additional amounts will be paid. The percentage of each performance award that will become a final award will be determined by the Compensation Committee on the basis of the performance goals established and the performance achieved. A final award may be less than or greater than the target performance award. Final awards may relate to, and upon vesting be paid in the form of, restricted stock, unrestricted stock, deferred stock, cash performance awards or cash (or any combination of the foregoing). Except in the case of a participant's full career retirement, which is subject to age, service, and advance notice requirements, payment of final awards will be contingent upon the participant continuing to render services to the Company at such time (unless this condition is waived by the Compensation Committee). For more information about full career retirement provisions in our equity awards, please see page 58 of this Proxy Statement.

Term of Awards

        Awards of stock options and stock appreciation rights will have a term not to exceed seven years from the date of grant. The administrator of the Plan will determine the terms of all other awards.

Vesting and Exercisability

        The Compensation Committee determines the time or times at which awards under the Plan will vest or become exercisable and the terms on which an award will remain exercisable. However, as discussed below, there are certain minimum vesting periods for issuances of awards that are not performance awards.

Repricings

        Options and SARs may not be repriced, or replaced with any other award (including full-value awards) or repurchased for cash, without shareholder approval.

Transferability of Awards

        No award granted under the Plan is transferable by the holder except by will or by the laws of descent and distribution.

Certain Share Limits on Awards under the Plan

  Vesting Limitations

        Awards will vest as follows: (1) awards that are not performance awards to participants shall vest (i.e, become free of forfeiture restrictions) over a period of time at least three years or more from the date of grant, and no award will vest in part or in whole before 12 months from the date of grant; and (2) full-value awards that are performance awards will be subject to the attainment of performance objectives which require at least 12 months to achieve, and no award will vest in part or in whole before 12 months from the date of grant. However, awards aggregating not more than 5% of the number of shares reserved for issuance under the Plan may be awarded without regard to such vesting requirements set forth in clauses (1) and (2) above.

  Individual Award Limitations

        Subject to adjustment upon certain corporate transactions or events, the maximum number of shares of stock for which any awards may be granted to any participant annually from and after adoption of the Plan and prior to March 20, 2028 shall be 2,000,000. No awards may be granted under the Plan after March 20, 2028, but previously granted awards may extend beyond that date.

        In addition, no more than $3,000,000 may be paid to any individual with respect to any cash performance award (other than an award expressed in terms of shares of stock or units representing stock). In applying the dollar limitation of the preceding sentence, multiple cash performance awards to the same individual that are determined by reference to performance periods of one year ending with or within the same fiscal year of the Company shall be subject in the aggregate to the $3,000,000 limit. Multiple cash performance awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company are not included in the limit described above; instead, they are subject in the aggregate to a separate $3,000,000 limit.

  Dividends and Dividend Equivalents

        An award may not provide for any dividend or dividend equivalents to be payable to the participant in respect of such award prior to the time at which such award (or applicable portion thereof) vests (and, in the case of a performance award, the applicable performance condition is achieved).

Reclassification of Stock

        Under the Plan, if the shares of common stock shall be subdivided or combined into a greater or smaller number of shares, or if the Company shall issue any shares of common stock as a stock dividend on its outstanding common stock, the Compensation Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan and to the maximum share limits described above, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, including any exercise prices relating to the awards and any other provision of awards affected by such change.

Certain Transactions

        Other than in connection with awards that are denominated and subject to settlement in cash, awards will not vest in connection with a Covered Transaction unless such Covered Transaction is accompanied by a "double trigger event". For this purpose, a "double trigger event" occurs in connection with a Covered Transaction if (1) the award is not appropriately assumed nor an equivalent award substituted by the surviving, continuing, successor or purchasing company or other business entity or parent thereof, as the case may be, (2) cash or cash equivalents are the sole or primary form of consideration to be received by the shareholder of the Company; and (3) at the time of, or within 12 months following the Covered Transaction, the participant incurs a termination of employment without Cause or for Good Reason (each as defined in the Plan, which is attached as Appendix B to the electronic version of this Proxy Statement as filed with the SEC and may be accessed from the SEC's website (www.sec.gov)).

        Upon a Covered Transaction "double trigger event": (1) in the case of a stock option or SAR, the stock option or SAR shall become fully vested and exercisable immediately upon the occurrence of the double trigger event; (2) in the case of restricted stock, deferred stock or RSUs (in each case other than an award of restricted stock, award of deferred stock or award of RSUs that is a performance award), the restriction period shall lapse and the restricted stock, deferred stock or restricted stock unit (as applicable) shall fully vest immediately upon the occurrence of the double trigger event; and (3) in the case of a performance award, payment under the award shall be subject to the terms set forth in the applicable award agreement.

        A Covered Transaction is deemed to occur where the Company undergoes any of: (1) a consolidation, merger or other transaction which results in any individual, entity or "group" acquiring the beneficial ownership, directly or indirectly, of more than 50% of either the then-outstanding shares of common stock of the Company or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors; (2) at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board of Directors and any new member of the Board of Directors whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board of Directors; (3) a sale or transfer of all or substantially all the Company's assets; or (4) a dissolution or liquidation of the Company.

Forfeiture or Clawback of Awards

        The Compensation Committee may determine that any award under the Plan shall be subject to provisions for the forfeiture and/or reimbursement of all amounts received in connection with an award in the event of breach of noncompetition, nonsolicitation, or confidentiality agreements. All awards granted under the Plan are subject to recoupment, to the extent applicable, under the Company's Corporate Governance Guidelines and/or any other recoupment, clawback or similar policy that may be approved by the Board of Directors or any committee thereof. Notwithstanding any other provision of the Plan, a participant shall be required to reimburse the Company amounts received in connection with an award to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

French Schedule

        The Plan also includes a schedule pursuant to which awards of deferred stock may be granted to participants situated and/or employed in France (French Schedule). The purpose of the French Schedule is to enable the Company to make deferred stock awards which may qualify for favorable tax treatment in France by making certain variations to the terms of the Plan in order to satisfy certain French securities laws, exchange control, corporate law and tax requirements. The French Schedule provides that, in addition to the 12-month minimum vesting requirement described above applicable to all awards, to the extent that the award vests less than two years after the date of grant, the stock acquired on vesting will be subject to a holding period, such that there is a minimum two-year period between the date of grant and the date that the shares may be freely disposed of by the participant.

Federal Income Tax Considerations

        The following is a description of certain U.S. federal income tax consequences of the issuance and exercise of awards under the Plan under U.S. federal income tax laws as currently in effect. This general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Plan. Different tax rules may apply to specific participants and transactions under the Plan, particularly in jurisdictions outside the United States. Accordingly, the Company urges each participant to consult his or her own tax advisor as to the specific tax consequences of participation in the Plan under federal, state, local and other applicable laws.

  Incentive Stock Options

        An optionee is generally not taxed on the grant or exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be considered an adjustment for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon the exercise of an incentive stock option for at least two years following grant and at least one year following exercise, the optionee's gain (or loss), if any, upon a subsequent disposition of such shares is a long-term capital gain (or loss). The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an incentive stock option before satisfying the one and two-year holding periods described above, the optionee will recognize both ordinary income and capital gain (or loss) in the year of disposition. The amount of the ordinary income will be the lesser of (1) the amount realized on disposition less the optionee's adjusted basis in the stock (usually the exercise price) or (2) the difference between the fair market value of the stock on the exercise date and the exercise price. The balance of the consideration received on such a disposition will be short-term capital gain or long-term capital gain depending on the holding period of the share. The Company is not entitled to an income tax deduction on the grant or exercise of an incentive stock option or on the optionee's disposition of the shares after satisfying the required holding periods described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares, in an amount equal to the ordinary income recognized by the optionee, subject to the reasonableness of compensation limitation and Section 162(m) of the Code.

  Non-Qualified Stock Options

        The grant of a non-qualified option will not result in taxable income to the optionee or deduction to the Company at the time of grant. The optionee will recognize taxable compensation, and the Company will have a corresponding deduction (subject to the reasonableness of compensation limitation and Section 162(m) of the Code), at the time of exercise in the amount of the excess of the then fair market value of the shares acquired over the exercise price, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon disposition of the shares, the optionee will generally realize capital gain or loss (short- or long-term, depending on the length of the period the shares were held), and the optionee's basis for determining gain or loss will be the sum of the exercise price paid for the shares plus the amount of compensation income recognized on exercise of the option.

  Stock Appreciation Rights

        The amount of any cash or the fair market value of any stock received by a participant upon the exercise of SARs under the Plan will be subject to ordinary income tax in the year of receipt, and the Company will be entitled to a deduction for such amount, subject to the reasonableness of compensation limitation and Section 162(m) of the Code.

  Restricted Stock

        A participant who receives restricted stock will recognize no income on the grant of the restricted stock and the Company will not qualify for any deduction, unless the election described below is made by the participant. At the time the restricted stock is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the restricted stock at the time the restriction lapses over the consideration paid for the restricted stock, if any. The holding period that determines whether the participant has short- or long-term capital gain or loss begins when the restriction period expires, and the tax basis for the shares will generally be the fair market value of the shares on such date.

        A participant may elect, under Section 83(b) of the Code, within 30 days of his or her receipt of the restricted stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of such transfer of the shares of restricted stock, determined without regard to certain restrictions, over the consideration paid for the restricted stock, if any. Additional special tax rules apply if the participant forfeits the shares. On a disposition of the shares, a participant will recognize gain or loss equal to the difference between the amount realized and the tax basis for the shares.

        Whether or not the participant makes an election under Section 83(b), the Company generally will qualify for a deduction, subject to the reasonableness of compensation limitation and Section 162(m) of the Code, at the time and equal to the amount that is taxable as ordinary income to the participant.

  Unrestricted Stock

        Upon receiving an award of unrestricted stock under the Plan, the participant will realize ordinary income to the extent of the fair market value (determined at the time of transfer to the employee) of such shares, over the amount, if any, paid by the employee for the shares. Such taxable amounts will generally be deductible as compensation by the Company, subject to the reasonableness of compensation limitation and Section 162(m) of the Code.

  Restricted Stock Units (RSUs)

        A participant generally does not recognize income, and the Company generally will not be allowed a tax deduction, at the time an RSU is granted. When the RSUs vest and are settled for cash or shares, the participant generally will be required to recognize as income an amount equal to the fair market value of the shares or the amount of cash on the date of settlement, and the Company generally will be allowed a corresponding tax deduction at that time, subject to the reasonableness of compensation limitation and Section 162(m) of the Code. Any gain or loss recognized upon a subsequent sale or exchange of the shares (if settled in shares) is generally treated as capital gain or loss for which the Company is not entitled to a deduction. For purposes of clarity, for federal income tax considerations, the PSUs are considered a variant of RSUs.

  Deferred Stock

        A participant who receives an award of deferred stock will recognize no income on the grant of such award. However, he or she will recognize ordinary compensation income on the later transfer of the actual stock. If at the time of transfer the stock received is subject to a substantial risk of forfeiture, the tax treatment will be the same as discussed above under the caption "Restricted Stock." The Company generally will qualify for a deduction, subject to the reasonableness of compensation limitation and Section 162(m) of the Code, at the time and equal to the amount that is taxable as ordinary income to the participant.

  Cash Performance Awards

        Generally, a participant will recognize ordinary income and the Company will generally be entitled to a deduction (and will be required to withhold federal income taxes), subject to the reasonableness of compensation limitation and Section 162(m) of the Code, with respect to such cash awards at the earliest time at which the participant has an unrestricted right to receive the amount of such cash payment.

  Section 162(m)

        Section 162(m) of the Code provides that the deduction by a publicly held corporation for compensation paid in a taxable year to certain executive officers of the corporation is limited to $1 million per each individual officer. There can be no assurance that such compensation under the Plan will be fully deductible under all circumstances.

  Section 409A

        To the extent applicable, awards granted under the Plan are intended to comply with or be exempt from Section 409A of the Code, and the Plan will be interpreted and administered in accordance therewith. The Administrator of the Plan will have the authority unilaterally to accelerate or delay a payment to which the holder of any award may be entitled to the extent necessary or desirable to comply with, or avoid adverse consequences under, Section 409A of the Code (including with regard to an individual deemed to be a "specified employee" under Section 409A of the Code who has received an amount under the Plan deemed to be "deferred compensation" subject to Section 409A of the Code).

        Notwithstanding the foregoing, the Company does not guarantee that the Plan, any awards or any payments with respect thereto are in compliance with Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Internal Revenue Code are satisfied, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes).

Registration with the SEC

        If our shareholders approve the Plan, we will file a Registration Statement on Form S-8 with the Securities and Exchange Commission as soon as reasonably practical after the approval, to register the shares available for issuance under the Plan.

  Equity Compensation Plan Information

        The following table summarizes, as of December 30, 2017, the number of options issued under the Company's stock option plans and the number of options available for future issuance under these plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plan approved by security holders:
2007 Incentive Plan	1,164,089		$65.41	0	(2)
2016 Incentive Plan	608,430		$88.09	4,121,381	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	1,772,519	(1)		4,121,381	(3)

(1)
None of the options outstanding under any of our equity compensation plans include rights to any dividend equivalents (i.e., a right to receive from us a payment equal to dividend payments received by holders of our common stock or our other equity instruments).

(2)
Additionally, we note that as of December 30, 2017, the zero shares remaining in the 2007 Incentive Plan Fungible Pool and the 4,121,381 shares remaining in the 2016 Incentive Plan Fungible Pool reflect the balance available after earmarking the full number of shares which may be necessary to settle outstanding 2016 and 2017 PSUs at their potential maximum payouts, taking into account the impact of non-GAAP EPS performance on both grants (in total, 621,017 shares).

(3)
On March 28, 2016, the Board of Directors determined that, upon approval of the 2016 Incentive Plan, no future awards would be granted under the preexisting equity compensation plans, including the 2007 Incentive Plan. Shareholder approval was obtained on May 11, 2016. Previously, on March 22, 2007, the Board of Directors determined that, upon approval of the 2007 Incentive Plan, no future awards would be granted under the preexisting equity compensation plans, including the Charles River 1999 Management Incentive Plan and the Charles River 2000 Incentive Plan. Shareholder approval was obtained on May 8, 2007. Previously, on February 28, 2005, the Board of Directors terminated the Inveresk 2002 Stock Option Plan to the extent that no further awards would be granted thereunder. The 2016 Incentive Plan utilizes a fungible pool concept where each share issued in connection with awards that do not have option-like features (full-value awards) is counted as 2.3 units and each share issued that is subject to options, stock appreciation rights, and other awards that expire no more than seven years from the date of grant is counted as 1 unit against the overall reserved and available shares.

        The following table provides additional information regarding the aggregate issuances under our existing equity compensation plans as of December 30, 2017:

Category	Number of securities outstanding	Weighted average exercise price	Weighted average term
	(a)	(b)	(c)
Total number of restricted stock/units outstanding(1)	512,852	$—	—
Total number of options outstanding(2)	1,772,519	$73.19	3.16
Total number of performance share units outstanding(3)	621,017	$—	—

(1)
For purposes of this table, only unvested restricted stock and unvested restricted stock units as of December 30, 2017 are included. This number does not incorporate the 2.3 fungible ratio.

(2)
For purposes of this table, only options outstanding as of December 30, 2017 are included.

(3)
For purposes of this table, reflects currently projected potential maximum payouts of outstanding 2016 and 2017 PSUs, taking into account the impact of non-GAAP EPS performance on both grants. This number does not incorporate the 2.3 fungible ratio.

        In February 2018, the Company issued its annual equity compensation awards to its employees and on March 12, 2018 issued awards to new hires. Accordingly, the following table summarizes, as of March 12, 2018, the updated number of options issued under the Company's stock option plans and the updated number of options available for future issuance under these plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plan approved by security holders:
2007 Incentive Plan	905,761		$66.71	0	(2)
2016 Incentive Plan	1,058,063		$98.25	2,182,658	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	1,963,824	(1)		2,182,658	(3)

(1)
None of the options outstanding under any equity compensation plan of the Company include rights to any dividend equivalents (i.e., a right to receive from the Company a payment equal to dividend payments received by holders of common stock or other equity instruments of the Company).

(2)
In addition, we note that as of March 12, 2018, the 0 shares remaining in the 2007 Incentive Plan and the 2,182,658 shares remaining in the 2016 Incentive Plan Fungible Pool reflect the balance available after earmarking the full number of shares (at the 2.3 fungible ratio) which may be necessary to settle outstanding 2016, 2017 and 2018 PSUs at their potential maximum payouts 2,415,016 shares).

(3)
On March 28, 2016, the Board of Directors determined that, upon approval of the 2016 Incentive Plan, no future awards would be granted under the preexisting equity compensation plans, including the 2007 Incentive Plan. Shareholder approval was obtained on May 11, 2016. Previously, on March 22, 2007, the Board of Directors determined that, upon approval of the 2007 Incentive

  Plan, no future awards would be granted under the preexisting equity compensation plans, including the Charles River 1999 Management Incentive Plan and the Charles River 2000 Incentive Plan. Shareholder approval was obtained on May 8, 2007. Previously, on February 28, 2005, the Board of Directors terminated the Inveresk 2002 Stock Option Plan to the extent that no further awards would be granted thereunder. The 2016 Incentive Plan utilizes a fungible pool concept where each share issued in connection with awards that do not have option-like features (full-value awards) is counted as 2.3 units and each share issued that is subject to options, stock appreciation rights, and other awards that expire no more than seven years from the date of grant is counted as 1 unit against the overall reserved and available shares.

        The following table provides additional information regarding the aggregate issuances under the Company's existing equity compensation plans as of March 12, 2018.

Category	Number of securities outstanding	Weighted average exercise price	Weighted average term
	(a)	(b)	(c)
Total number of restricted stock/units outstanding(1)	532,452	$—	—
Total number of options outstanding(2)	1,963,824	$83.70	3.56
Total number of performance shares outstanding(3)	1,050,007	$—	—

(1)
For purposes of this table, only unvested restricted stock and unvested restricted stock units as of March 12, 2018 are included. This number does not incorporate the 2.3 fungible ratio.

(2)
For purposes of this table, only options outstanding as of March 12, 2018 are included.

(3)
For purposes of this table, reflects currently projected potential maximum payouts of outstanding 2016, 2017, and 2018 PSUs, taking into account the impact of non-GAAP EPS on the 2016 and 2017 grants. This number does not incorporate the 2.3 fungible ratio.

Share Utilization Disclosure

        The following table summarizes our share utilization with respect to the 2016 Incentive Plan and our 2007 Incentive Plan over the past three fiscal years. We include this table in recognition that many shareholders find this information useful in evaluating equity compensation proposals, such as this Proposal 3.

Year	Stock Options Granted	Restricted Stock/Restricted Stock Units Granted	Performance Shares Earned(1)		Total	Basic Weighted Average Common Shares Outstanding
Fiscal Year 2015	473,506	197,810	168,223	(2)	839,539	46,496,000
Fiscal Year 2016	587,517	236,457	326,550	(3)	1,150,524	47,014,000
Fiscal Year 2017	603,111	252,616	196,527	(4)	1,052,254	47,481,000

(1)
In fiscal years 2015, 2016, and 2017, the following PSUs were granted (at target levels), respectively: 164,263; 208,375; 212,135.

(2)
Reflects shares earned for 2013 PSU grants, taking into account all performance factors as of fiscal year end 2015 (the Final Award)

(3)
Reflects shares earned for 2014 PSU grants, taking into account all performance factors as of fiscal year end 2016 (the Final Award).

(4)
Reflects shares earned for 2015 PSU grants, taking into account all performance factors as of fiscal year end 2017 (the Final Award).

 COMPENSATION DISCUSSION AND ANALYSIS

        The purpose of our compensation program is to recruit and retain the strongest possible management team, while simultaneously aligning management's interest with those of our shareholders. With these considerations in mind, the Compensation Committee (referred to in this section of the Proxy Statement as the Committee) has overseen the development, implementation and administration of our Executive Compensation Program (the Compensation Program or Program), described below, for members of senior management including the Chief Executive Officer and the other four executives who are identified in the Summary Compensation Table below (our named executives). Our philosophy behind the Compensation Program is that it should appropriately align executive compensation with both the short- and long-term performance of the Company. Our named executives for fiscal year 2017 are: James C. Foster (Chief Executive Officer and President), David R. Smith (Corporate Executive Vice President and Chief Financial Officer), William D. Barbo (Corporate Executive Vice President and Chief Commercial Officer), David P. Johst (Corporate Executive Vice President, General Counsel and Chief Administrative Officer), and Dr. Davide A. Molho (Corporate Executive Vice President and President, Global RMS, Safety Assessment & Biologics). In February 2018, Dr. Molho was promoted to President and Chief Operating Officer.

Executive Summary

        We believe that the design of our 2017 Compensation Program is best understood by evaluating it in the context of the business environment in which we have been operating since the end of the previous decade. At that time, large pharmaceutical and biotechnology companies began to undertake significant changes in their operations as they endeavored to improve the productivity of their drug development pipelines, and at the same time, streamline their infrastructures in order to improve efficiency and reduce operating costs. Until about six years ago, these actions had an unfavorable impact on sales of our products and services, and our financial performance, and this was reflected in the compensation earned by our officers.

        Over the past five or six years, however, the demand for our outsourced services has steadily improved, as has demand for products and services to support our clients' manufacturing activities. We took several important steps in the past four years to position the Company to meet this increased demand and to maintain responsiveness to clients' needs:

  •
  in our Discovery and Safety Assessment segment, we enhanced our Safety Assessment capacity by opening small amounts of new capacity at existing facilities in 2014, 2015, 2016 and 2017, reopening our Charles River Massachusetts facility in the first quarter of 2016, and expanding our global footprint and reinforcing our scientific leadership through the acquisition of WIL Research in April 2016. Beginning in 2014, we also acquired several Discovery Services businesses (Argenta, BioFocus, ChanTest, VivoPath, Oncotest, Agilux and Brains On-Line and, most recently in January 2018, KWS BioTest) to enhance our early-stage drug research capabilities and enable us to work with clients at the earliest stages of the discovery process;

  •
  in our Manufacturing Support segment, we acquired (1) Sunrise Farms, Inc. in May 2015 to expand our production of specific-pathogen-free fertile chicken eggs and chickens used in the manufacture of live viruses, (2) Celsis Group Limited in July 2015 to further enhance our rapid microbial testing portfolio by expanding in the non-sterile quality control testing market, and (3) Blue Stream Laboratories, Inc., an analytical CRO supporting the development of complex biologics and biosimilars, in June 2016; and

  •
  in our Research Models and Services segment we opened a new research models facility in China in late 2017 to accommodate increased demand.

        During this same period we took a variety of decisive actions targeted at strengthening the business, enhancing client satisfaction and returning value to shareholders. Our continued actions toward the achievement of these initiatives in 2017 included the following:

  •
  We continued our focus on operating efficiencies through further optimizing our infrastructure, utilizing automation to reduce manual processes, and generating greater savings from our procurement activities.

  •
  We expanded our Project Management Office (PMO) in order to identify and manage initiatives that contribute to our organization's productivity, efficiency, and risk management. This group participates globally across all our businesses to support maximization of revenue, minimization of costs, and risk reduction. PMO projects are prioritized through regular updates to our management Executive Committee.

  •
  We created an Alliance Management group within the Company as part of our overarching effort to improve the client experience. This group assists clients in navigating our diverse, global organization in order to take maximum advantage of our unique portfolio of products and services.

        We believe these actions contributed significantly to our strong financial performance in fiscal 2017, in which we achieved:

  •
  a 10.5% increase in revenue;

  •
  cash flow relating to operating activities of $318.1 million; and

  •
  a 15.6% increase in non-GAAP earnings per share from continuing operations.

        In addition, the actions listed above were instrumental in our strong financial performance over the three-year period from 2015 through 2017, as reflected in a 67.3% increase in TSR during that period (calculated utilizing the 20 trading-day average closing price immediately preceding the beginning date of the period as compared to the same formula applied through the ending date of the period), as well as payouts for our 2015 PSUs (which have the same three-year measurement term) of 127.7% of target reflective of a 61st percentile ranking in relative Total Shareholder Return (rTSR) performance over that time. Please see pages 59-60 of this Proxy Statement for more information regarding our 2015 PSU payouts.

        We believe that, when viewed in this context, the compensation for our executive officers was appropriately aligned to our financial performance. For instance, our CEO's annual cash bonus amount was 102.7% of the target, due to the fact that our financial results were mixed but overall modestly outperformed the general measures on which the annual cash bonus is based: goals tied to Non-GAAP EPS and revenue slightly exceeded expectations, return on invested capital were slightly below our expectations, and free cash flow significantly underperformed expectations. Our other named executives received annual cash bonus amounts ranging from 95.0%-121.4% of the target amount. (For a detailed discussion of our 2017 financial performance, the factors that we believe are influencing demand from our clients, and the actions we have taken during the past years, please see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 13, 2018.)

  2017 Advisory Vote on Executive Compensation

        Charles River shareholders provided very strong majority support for our named executives' compensation at our 2017 annual meeting of shareholders (97.6% of shares voted in support of this matter; 97.8% excluding abstentions). We attribute this level of support to our performance in 2016 and the significant actions we implemented from 2012 through 2016, including significant changes to our executive compensation program during that period, which followed a period of substantial outreach to our shareholders, as follows:

  •
  Introduced Performance Share Units and Increased the Performance Orientation of the Long-Term Incentive Compensation Program:  During fiscal 2012, following a comprehensive review of our long-term equity incentive program, the Compensation Committee approved a new structure for long-term incentive awards granted beginning in fiscal 2013 that significantly increased the emphasis on performance-based equity compensation. The new structure was piloted by our executive officers in fiscal 2013, and expanded to all of our corporate officers in fiscal 2014. Under the revised structure, our officers receive three types of equity awards:

  •
  Performance Share Units (PSUs), which vest on a "cliff basis" after three years, only if service and performance requirements are met and which will be paid out in shares based upon two separate performance metrics: (1) first fiscal year non-GAAP earnings per share (EPS) and (2) three-year rTSR, as further described on pages 57-60 of this Proxy Statement in the discussion related to Long-Term Equity Incentive Awards. PSUs are intended to comprise approximately 60% of the intended value of long-term equity incentive awards provided to executive officers in any fiscal year.

  •
  Time-based stock options, which vest over four years. Stock options are intended to comprise approximately 20% of the intended value of long-term equity incentive awards provided to officers in any fiscal year.

  •
  Time-based restricted stock/RSUs, which vest over four years (except in limited circumstances when special awards are granted). Restricted stock/RSUs are intended to comprise approximately 20% of the intended value of long-term equity incentive awards provided to officers in any fiscal year.

  •
  Elimination of 280G Excise Tax Gross-Ups.  For the limited number of our executives with whom we had change-in-control agreements (which included each of our executive officers), we amended these agreements to eliminate any "gross-up" payment by the Company of any of the excise taxes imposed by Section 4999 of the Internal Revenue Code due to "golden parachute" payments.

  •
  Reduction and Elimination of the Discretionary Allowance.  The Corporate Officer Discretionary Allowance (CODA) program, which provided specific cash allowance tiers based on an executive's officer level, was eliminated effective fiscal 2014.

  •
  Introduction of Clawback Policy.  In February 2013, our Board of Directors amended our Corporate Governance Guidelines to include a recoupment (also known as a clawback) policy. This policy applies to all of our executive officers. Under this Clawback Policy, in the event of a restatement of all or a significant portion of Charles River's financial statements that has been determined by the Board to be due to the gross negligence, intentional misconduct, or fraud by an executive officer, the Board has the discretion to require repayment of a portion or all of any incentive-based compensation paid to such executive officer or former executive officer and/or effect the cancellation of any unvested incentive compensation, subject to specified criteria.

  •
  Inclusion of "double-trigger" vesting in our 2016 equity compensation plan.  Our 2016 Incentive Plan, which was approved by shareholders at last year's annual meeting, included a "double-trigger" vesting provision instead of the "single-trigger" provision that was included in our earlier equity compensation plans. Accordingly, agreements under our 2016 Incentive Plan provide for accelerated vesting only upon both the occurrence of a change of control and a qualifying termination of employment within a reasonable period following the change in control.

        The Compensation Committee believes that these changes have been responsive to feedback from investors and enhance the performance orientation of our executive compensation program. Following further shareholder outreach in the fall of 2017, none of our shareholders advocated for any substantial changes to our executive compensation program. Notwithstanding this positive reception, the Board and Committee will continue to explore ways in which Charles River's executive compensation programs could be improved, and we remain committed to ongoing engagement with our shareholders on the various corporate governance topics that are of interest to them.

  Historical Elements of Our Compensation Practices

        Certain elements of our compensation practices reflect legacy decisions and changes that were made in prior years which were designed to ensure alignment between executive compensation and Company performance, and which continue to carry forward and have influence in our Compensation Program:

  •
  Base Salaries:  We have kept base salary increases modest. While year-to-year there are adjustments (ranging from 0% to 7%) that may be below or above the average, in general annualized merit increases (excluding promotional increases) are consistent with the average annualized merit increase allotted to our North American workforce.

  •
  Annual Cash Incentive Awards:  From 2009 through 2012, with business plans having been scaled to levels below earlier high-growth years, we reduced targeted bonus payouts for each goal under our Executive Incentive Compensation Plan (EICP). We resumed non-reduced targeted payouts in 2013 following a second consecutive year of solid financial performance, and have maintained that level since.

  •
  Perquisites:  From 2010 to 2013, we took steps to eliminate perquisites for our officers. All perquisites and cash equivalents were eliminated effective in fiscal 2014.

  •
  Severance:  We reduced the severance plan benefits for involuntary terminations of corporate officers under our Officer Separation Plan.

        We believe that all of these adjustments to our Program during this period were appropriate in light of, and consistent with, economic and market environments, our financial performance, the corporate actions taken, and executive compensation trends. Furthermore, the increased focus on near-term financial and operational objectives properly aligned management's incentives with the interests of our shareholders. For example, our pay mix maintains a continued focus on variable, or "at risk," compensation. On average, approximately 82.4% of 2017 target annual compensation for our named executives was based on long-term equity incentives and performance-based bonuses (88.8% for our CEO). Furthermore, annual base salary for our named executives remains a relatively small portion (17.6%) of our named executives' core intended compensation (11.2% for our CEO).

        Furthermore, as seen in the graph below, the alignment between executive pay and our performance is demonstrated by the close correlation from 2008 to 2017 between (1) the total compensation paid (consistent with the Summary Compensation Table) to our CEO in those years and (2) our non-GAAP earnings per share from continuing operations during that period. As illustrated, compensation generally increased with strong performance and decreased when performance declined.

        A very similar alignment can be seen between our performance and the average pay (based on Summary Compensation Table disclosure) for the two other named executives (Mr. Johst and Dr. Molho) who have consistently been included in the Summary Compensation Table during the period from 2010 to 2017.

        For purposes of these graphs, "Other" refers to the total average amounts set forth in the following columns in the Summary Compensation Table on page 64-65 of the Proxy Statement: (1) Change In Pension Value and Non-qualified Deferred Compensation Earnings; and (2) All Other Compensation. Information with respect to 2008, 2009, 2010, 2011, 2012, 2013 2014, 2015, and 2016 compensation is set forth in our 2011, 2012, 2013, 2014, 2015, 2016 and 2017 Proxy Statements, respectively.

        Please see Appendix A to this Proxy Statement for reconciliation of our GAAP EPS to non-GAAP EPS for 2008-2017.

        In addition to the changes summarized above and the quantified alignment between executive pay and our performance, we maintain existing compensation practices that represent strong corporate governance, including the following:

  •
  a cap on the annual EICP bonus opportunity, even for exceptional performance;

  •
  significant stock ownership guidelines that align executives' interests with those of shareholders and which increase with the level of the executive's officer position;

  •
  rules prohibiting executives from trading derivative securities, pledging our stock, and hedging the economic risk of ownership of our stock;

  •
  an annual risk assessment of our pay practices;

  •
  an annual shareholder advisory vote on executive compensation;

  •
  a Compensation Committee composed entirely of independent directors; and

  •
  an independent compensation consultant.

        The changes to the Program made during the past few years reflect our flexibility in responding to changing market conditions, our business strategy and financial performance, executive compensation standards, and the opinions and suggestions of our investors.

        In addition to changes to the Program, in light of periodic discussions with shareholders and observation of general governance trends, we have recently made modifications to our corporate governance structure. For instance, in December 2014, we amended our Bylaws to provide for a majority vote standard for election of directors in uncontested elections, and in January 2016, we amended our Bylaws to authorize the removal of directors by shareholders without cause upon an affirmative vote of the holders of a majority of shares entitled to vote.

        We remain committed to ongoing engagement with our shareholders on various corporate governance topics that are of interest to them. We conduct these efforts through meetings and telephone calls throughout the year with our senior management, and provide shareholders with the opportunity to cast an annual say-on-pay advisory vote on executive compensation. We have determined that our shareholders should vote on a say-on-pay proposal every year, consistent with the preference expressed by our shareholders at the 2017 Annual Meeting. The Committee is always open to the input of our shareholders in making future compensation decisions for the named executives. At the same time, we believe that it is important to maintain consistency in our compensation philosophy and approach. While the Committee and our management team understand the impact that immediate economic conditions and our operating performance may have on our stock price, it is important to us that the elements of the Program continue to incentivize management to achieve important short- and long-term operating goals that are intended to strengthen the Company and translate ultimately into stock price appreciation for our shareholders.

Objectives of the Compensation Program

        The Committee reviews and monitors the Compensation Program and compensation policies by reference to specific objectives which are established in accordance with its charter. The Committee recognizes the importance of establishing clear objectives for the Program and evaluating the relative effectiveness of current and proposed compensation policies and practices in advancing those objectives. In keeping with our philosophy that the Program should appropriately align executive compensation with both the short- and long-term performance of the Company, the Committee has determined that the Compensation Program should achieve the following objectives:

  •
  attract and retain superior talent;

  •
  support the achievement of desired levels of Company performance;

  •
  align the interests of executives with the interests of shareholders;

  •
  differentially and meritoriously reward individual performance; and

  •
  promote accountability.

        To achieve these broader objectives, the current design of the Compensation Program has also been crafted to accomplish the following:

  •
  effectively balance fixed and at-risk compensation through a continuum of compensation elements;

  •
  differentially reward individuals based on performance through the incorporation of both short- and long-term elements;

  •
  differentially reward individuals who contribute to the success of high-performing business units;

  •
  promote the achievement of desired levels of Company performance through the utilization of both short-term bonus and long-term equity elements which are closely aligned with our business performance; and

  •
  accommodate ongoing acquisitions where the motivation and retention of talent is key to integration and business performance.

Compensation Elements

        Our Compensation Program for fiscal year 2017 consisted of the following core and supplemental elements:

Core Elements	Supplemental Elements

• Base Salary • Annual Cash Incentive Awards (EICP Plan) • Long-Term Equity Incentive Awards	• Deferred Compensation Plan • Termination and Change-in-Control Agreements • Retirement Plans

        The core elements of compensation are typically those which the Committee evaluates on an annual basis, while the supplemental elements are programs or arrangements that we have included for strategic reasons and are evaluated on a less-frequent basis by the Committee.

        Annual base salary represents a relatively small portion of our named executives' target core compensation (less than 18%). Over 82% of 2017 targeted annual compensation for our named executives was based on variable or "at-risk" compensation elements, reflecting the Committee's focus on ensuring that senior management is appropriately rewarded for actual performance achievements. The following table shows the 2017 total core compensation mix, based on targeted (not actual) compensation.

2017 Targeted Compensation Mix for Named Executive Officers(1)

	Core Compensation Element	Foster	Smith	Barbo	Johst	Molho	Average

"Fixed" Compensation	Base Salary(2)	11.2%	21.8%	22.9%	16.6%	15.3%	17.6%
"At-Risk"	Annual Cash Incentive Awards	11.2%	15.3%	16.0%	11.6%	10.7%	13.0%
Compensation Elements	Long-Term Equity Incentive Awards	77.5%	62.9%	61.1%	71.8%	74.0%	69.5%
(1)
Due to rounding, the columns may add to more or less than 100%.

(2)
For purposes of this table, base salary is determined by the base salary effective as of April 1, 2017, assuming such salary was in effect for all of 2017.

  Compensation Setting Process

        As described above on pages 16-17 of this Proxy Statement, the Compensation Committee engaged Pay Governance as its independent compensation consultant to advise the Compensation Committee on matters related to 2017 executive compensation. Pay Governance generally assists the Compensation Committee in fulfilling its responsibilities under its charter, including advising on proposed compensation packages for our senior executives, compensation program design and market practices generally, guidance on how to appropriately compensate officers, and other topics as the Compensation

Committee deems appropriate. The Compensation Committee has authorized Pay Governance to interact with management on behalf of the Compensation Committee, as needed, in connection with advising the Compensation Committee and Pay Governance is included in discussions with management. With respect to fiscal year 2017 compensation determinations, Pay Governance specifically assisted in the following:

  •
  evaluating and recommending adjustments to our peer group;

  •
  benchmarking and analyzing executive compensation levels and recommending pay strategies (but not necessarily specific pay levels) for 2017; and

  •
  performing initial and ongoing calculations related to the Performance Share Unit grants to our corporate officers, including tracking and reviewing calculations of Total Shareholder Return relative to peers.

        Pay Governance is directly accountable to the Compensation Committee, which has sole authority to engage, dismiss, and approve the terms of engagement of the compensation consultant. During 2017, Pay Governance did not provide any other services to the Company.

        Only two of the named executives of the Company are regularly involved in assisting the Committee in setting compensation parameters. In his role as our Corporate Executive Vice President, General Counsel and Chief Administrative Officer, Mr. Johst assists the Committee by providing data to the Committee's consultants, developing or modifying compensation plans and programs based on the Committee's direction, and otherwise supporting the Committee's efforts to obtain the information and data required to make well-reasoned decisions regarding the compensation elements which comprise the Program. In his capacity as Chairman and Chief Executive Officer (and formerly as President), Mr. Foster regularly participates in strategic discussions with the Committee regarding the design and scope of the Program to help ensure that the compensation elements, policies, and practices underlying the Program are properly aligned with the Company's short-term financial and long-term strategic objectives. Mr. Foster also provides recommendations to the Committee regarding modifications that would allow the Program to function more effectively in the context of our evolving business organization, and assists the Committee in evaluating the individual performance of each executive officer (other than himself) to ensure that their respective levels of compensation take such performance into account. As a matter of process, Mr. Foster and Mr. Johst frequently collaborate to analyze internal and externally-provided compensation data and information, and to provide preliminary recommendations to the Compensation Committee during the course of the Committee's determination of annual compensation levels. Other than Messrs. Foster and Johst, none of our executive officers plays a significant, ongoing role in assisting the Committee with setting compensation parameters.

  Total Compensation Strategy and Peer Group

        The Committee strives in its methodology to provide total core compensation to our named executives that reflects an appropriate market benchmark and a select peer group of companies which are similar to the Company (the peer group). The peer group is primarily comprised of companies operating in the area of life sciences and drug discovery and development, with a particular focus on ensuring that the peer group takes into account the presence of companies, both in the greater Boston area and globally, who compete directly with the Company for scientific and management talent. We draw upon data for comparable companies from public disclosures for the companies in the peer group and from reputable ongoing compensation surveys of similarly sized companies in the industries listed above. Each year the Committee reviews and approves the peer group as well as a target Total Compensation Strategy. The Committee does not target a specific competitive percentile for the named executives, but rather relies on a variety of factors in making pay decisions beyond market data, such as each executive's experience, performance ratings, internal equity, and strategic value of the executive's position to the Company.

  Fiscal Year 2017 Compensation Analysis Methodology

        For fiscal year 2017, in conjunction with the changes to the peer group described below, the Committee (with the assistance of Pay Governance) utilized a regression model to analyze the competitiveness of current executive compensation for each executive positon. Accordingly, our target Total Compensation Strategy utilizes a methodology whereby target Total Direct Compensation is evaluated against the size-appropriate benchmark data that factors in our Company's relative size compared to the size of peer group companies and that is established for each position by reference to the peer group. Total Direct Compensation in 2017 for our named executives generally approximated the range of competitive market data suggested by the executive's associated market benchmark and took into account the various qualitative factors listed above.

        The peer group identified by Pay Governance consists of industry comparators, both larger and smaller in revenue size than Charles River; accordingly, Pay Governance has developed a method of adjusting proxy compensation data for the peer group using common statistical regression methods to result in a good correlation between the proxy data and Charles River's corporate revenue, such that the regressed proxy revenue is commensurate to Charles River's revenue. This size-adjusted peer group proxy data is then blended with size-appropriate, custom compensation survey data (with proxy data weighted 75% and survey data weighted 25% for the named executive officer benchmarks) to derive a "market composite benchmark" for evaluating our executive compensation. The Committee originally adopted this "market composite benchmark" methodology and a peer group that is relatively large in number of component companies for evaluating and setting 2012 executive pay levels, in part due to industry consolidation presenting a challenge to maintaining a consistent group of peer companies year-over-year, and has continued with its use since.

        For evaluating 2017 compensation levels, the proxy peer group consisted of the following 37 companies:

Abbott Laboratories	C.R. Bard, Inc.*	Mettler Toledo
Albany Molecular Research Inc.	Celgene Corporation*	PAREXEL International Corporation*
Alere Inc.*	Eli Lilly and Company	PerkinElmer Inc.
Alexion Pharmaceuticals*	Endo International*	Pfizer Inc.
Allergan, Plc	Gilead Sciences, Inc.	Quest Diagnostics Incorporated
Amgen Inc.	Hologic Inc.	Quintiles IMS Holdings, Inc.*
Baxter International Inc.*	IDEXX Laboratories Inc.	Regeneron Pharmaceuticals, Inc.
Becton, Dickinson and Company	Illumina, Inc.*	Steris Corporation
Bio-Rad Laboratories, Inc.	INC Research Holdings*	Teleflex Incorporated
Biogen, Inc.*	Laboratory Corporation of America	Thermo Fisher Scientific Inc.
Boston Scientific Corporation*	Holdings	Vertex Pharmaceuticals Incorporated*
Bristol-Myers Squibb Company*	Medtronic, Inc.	Waters Corporation*
Bruker Corporation	Merck & Co., Inc.

        Custom compensation survey data included information from 15 peer group companies (noted with *), as well as from BioMarin Pharmaceutical, DENTSPLY SIRONA Inc., Dr. Reddy's Laboratories Ltd., Edwards Lifesciences Corp., Halyard Health Inc., Horizon Pharma plc, Impax Laboratories, IMS Health Holdings Inc., Integra LifeSciences Holdings Corporation, Medivation Inc., and PRA Health Sciences Inc.

        For evaluating 2018 compensation levels, the proxy peer group will change to add Catalent and West Pharmaceutical Services, in anticipation of the expected loss, for 2019 compensation evaluation, of four peers due to mergers and acquisition activity (Alere acquired by Abbott Laboratories in October 2017; CR Bard acquired by Becton Dickinson in December 2017; and Albany Molecular and PAREXEL being taken private in 2017).

  Annual Base Salary

        Our compensation philosophy embraces the premise that establishing base salaries at a reasonable level helps to promote retention and acts as an appropriate balance to other forms of variable or "at-risk" compensation. We pay base salaries within a range designed to approximate the market benchmark of executives with similar responsibilities in the peer group and surveys. Actual base salaries are determined after considering the competitive data, overall competitive position as compared to our compensation philosophy, prior base salary and other compensation, the performance of the individual, any promotions or significant changes in responsibility, the Company's overall salary annual increase budget, and internal equity considerations. None of these considerations is given specific weight.

        In setting base salaries for our named executives, the Committee historically has taken into account the lengthy tenure of executive officers, as well as their continued long-time superior performance, which has resulted in base salaries generally gravitating towards the top of the range approximating the targeted market benchmark.

        Base salaries for our named executives for 2017 (effective as of April 1, 2017 (with the exception of Mr. Barbo, whose promotion-based salary increase was effective January 1, 2017)) were as follows:

Name	2017 Salary
James C. Foster	$1,194,912
David R. Smith	$520,502
William D. Barbo	$450,000
David P. Johst	$634,285
Davide A. Molho	$618,632

  Annual Cash Incentive Awards

        Our Compensation Program includes an annual cash bonus element which closely links a significant portion of executive pay to the achievement of short-term performance targets that are critical to meeting our stated financial objectives for the year. These targets are typically tied to specific financial metrics derived from our fiscal year operating plan. However, where appropriate, the Committee also approves non-financial goals that are designed to focus individuals on attaining objectives which include near-term, non-financial objectives that are also critical to the achievement of long-term strategic goals and ultimately promote the positive long-term financial performance of the Company. Our annual cash incentive awards are structured to appropriately reduce or eliminate the amount of such awards if performance falls short of the established performance targets, and to appropriately increase the amount of such awards if performance exceeds established targets, subject to a maximum incentive award opportunity. It is intended that the target award, when aggregated with the base salary, will provide a competitive level of cash compensation when each named executive achieves the performance objectives established for him or her by the Committee. Actual bonus awards are determined according to each named executive's performance in relation to his or her approved objectives, which are primarily based upon corporate and/or business unit performance.

        To implement our annual cash incentive awards, the Committee administers the Executive Incentive Compensation Plan (EICP) which applies to executive officers and other key employees of the Company. We have designed the EICP to reward executives for their contributions to the success of the Company based on predetermined corporate/business unit, functional, and/or individual objectives. The Committee annually establishes performance objectives and corresponding performance ranges for the named executives. These performance objectives and ranges are generally developed through our annual financial planning process, whereby we assess the future operating environment and build projections of anticipated results to align the performance expectations of this plan with the overall business objectives of the Company.

        Target award percentages for the named executives are 70% of base salary for Corporate Executive Vice Presidents and 100% of base salary for the Chief Executive Officer. The participant's total target award opportunity percentage is divided among a variety of weighted performance objectives which may change from year to year, but historically have included non-GAAP operating income (OI), revenue, non-GAAP earnings per share (EPS), non-GAAP free cash flow (FCF), return on net operating assets (RNOA), return on invested capital (ROIC) and other key Company performance metrics. The Committee believes that these financial metrics are very good measurements for assessing how the Company is performing from a financial standpoint. In particular, EPS is generally accepted as a key driver of shareholder return. The OI, ROIC and FCF metrics measure how efficiently and effectively management deploys its capital and generates capital liquidity for corporate usage in pursuing opportunities that enhance shareholder value. Minimum and maximum performance levels for each performance objective are incorporated into the plan. For the performance objectives assigned to each of the named executives, minimum performance levels for 2017 were set at 90% of the target performance objective, and maximum performance levels were set at 108% of the target performance objective. The maximum payout achievable in 2017 was 250% of target. At the end of each fiscal year, we compare the Company's (and applicable business units') final performance for the fiscal year against the Company's (or business units') targeted performance established at the beginning of such fiscal year, except where an adjustment to the targeted performance is warranted due to an unanticipated intervening event which would have an unintended and significant impact on the payout (which did not occur in 2017). These measurements determine the EICP payout levels for each of the performance objectives tied to corporate (or business unit) performance. To determine a participant's actual award, each performance objective's payment level is multiplied by the relative weight of the performance objective, and the cumulative amounts are aggregated to determine the individual's total EICP award amount.

        On December 6, 2016, the Committee established the 2017 EICP performance criteria for the named executives as described in the table that follows below. Overall, in 2017 there were significant performance variances among performance criteria. The variable EICP amounts awarded to our named executives contained in the table below reflect the differenting performance of various business units and the degree to which specific formal objectives were achieved, consistent with our pay-for-performance executive compensation design. We believe that the variability in the magnitude of the EICP amounts awarded correlates closely with the relative performance of the officers' respective business units (as compared to the targeted performance goals), and reflects a proper use of bonus compensation to distinguish between levels of annual performance. Year-to-year, EICP awards reflect such changes as shown in the table on page 56 of this Proxy Statement.

        The Committee has the discretion to employ its judgment in determining individual awards, and in fact approves the entire EICP award for each named executive. In addition to the quantitative factors, final individual EICP awards for the named executives incorporate both (1) the Chief Executive Officer's recommendations (other than for himself), and (2) the Committee's assessment of each named executive's overall individual performance and contribution. In addition, the Committee, in its sole discretion, may modify or change the EICP at any time. With respect to the 2017 fiscal year, the target amounts and objectives were not modified. The following table shows the fiscal 2017 target EICP cash bonus, performance goals, goal attainment levels, and cash bonuses actually paid (in February 2018) for each of our named executives:

Named Executive	Target % (of base salary)	Target EICP Award Amount	Actual EICP Award Amount	Performance Goal		Weighting	Target	Actual

James C. Foster	100%	$1,194,912	$1,227,700	1.	EPS(1)	30%	$5.10	$5.27
				2.	Revenue(1)(2)	30%	$1,838 million	$1,853 million
				3.	FCF(1)(3)	20%	$275.0 million	$242.1 million
				4.	ROIC(4)	20%	11.8%	11.7%
David R. Smith	70%	$364,351	$361,939	1.	EPS(1)	35%	$5.10	$5.27
				2.	Revenue(1)(2)	20%	$1,838 million	$1,853 million
				3.	FCF(1)(3)	25%	$275.0 million	$242.1 million
				4.	ROIC(4)	20%	11.8%	11.7%
William D. Barbo	70%	$315,000	$382,334	1.	EPS(1)	20%	$5.10	$5.27
				2.	Revenue(1)(2)	60%	$1,838 million	$1,853 million
				3.	WIL Integration(6)	20%	100%(6)	100%(6)
David P. Johst	70%	$444,000	$456,183	1.	EPS(1)	30%	$5.10	$5.27
				2.	Revenue(1)(2)	30%	$1,838 million	$1,853 million
				3.	FCF(1)(3)	20%	$275.0 million	$242.1 million
				4.	ROIC(4)	20%	11.8%	11.7%
Davide A. Molho	70%	$433,043	$411,434	1.	EPS(1)	25%	$5.10	$5.27
				2.	Revenue(1)(5)	35%	$1,473 million	$1,470 million
				3.	FCF(1)(3)	20%	$275.0 million	$242.1 million
				4.	ROIC(4)	20%	11.8%	11.7%
(1)
For purposes of 2017 EICP performance goals, consistent with the way the Company reports its non-GAAP financial results in its earnings releases, EPS (and to the extent applicable, OI) excluded the following items (and, for EPS, their related tax effect): the amortization of intangible assets, and certain other charges related to our acquisitions; gain on bargain purchases associated with acquisitions; expenses associated with evaluating and integrating acquisitions and divestitures, as well as fair value adjustments associated with contingent consideration; charges, gains, and losses attributable to businesses or properties we plan to close, consolidate or divest; severance and other costs associated with our efficiency initiatives; gain on and tax effect of the divestiture of the CDMO business; the write-off of a relocation subsidiary liability in our China research models business; a reversal of indemnification assets associated with acquisitions and corresponding interest; the write-off of deferred financing costs and fees related to debt refinancing; the tax expenses related to the enactment of U.S. tax reform legislation in 2017; and costs related to a U.S. government billing adjustment and related expenses. The Committee determined that it was appropriate to exclude these items as they are outside our normal operations.

(2)
For purposes of this 2017 EICP performance goal, revenue was based on the Company's net revenue excluding revenue attributable to the acquisition of Brains On-Line.

(3)
For purposes of this 2017 EICP performance goal, FCF was based on net cash provided by operating activities less capital expenditures, excluding the cash tax impact of the CDMO divestiture.

(4)
For purposes of this 2017 EICP performance goal, percentage ROIC was based on the Company's net revenue divided by the average of the Company's Invested Capital calculated as of the end of fiscal year 2017 plus Invested Capital calculated as of the end of fiscal year 2016. Invested Capital is the sum of the following line items for the Company's consolidated balance sheet set forth in the Annual Report on Form 10-K filed with the SEC on February 13, 2018: (1) current portion of long-term debt and capital leases; (2) long-term debt, net and capital leases; and (3) total equity.

(5)
For Dr. Molho, revenue was determined on the basis of the operating businesses over which he had responsibility, rather than on a corporate-wide basis.

(6)
For Mr. Barbo, a portion of his EICP performance goal was based on the integration of WIL Research. The Compensation Committee establishes such composite financial and non-financial goals with the intention that the target attainment level to be achieved will be 100%, and evaluates the Company's performance taking into consideration financial performance against the acquisition plan, as well as other targeted integration objectives.

        For historical comparative purposes, the percentages of targeted vs. actual annual cash incentive awards for our named executives for fiscal years 2011-2017 are shown in the table below (including actual cash award magnitude for fiscal years 2015-2017):

Name	Actual % of Cash Incentive Award vs. Target - 2011	Actual % of Cash Incentive Award vs. Target - 2012	Actual % of Cash Incentive Award vs. Target - 2013	Actual % of Cash Incentive Award vs. Target - 2014	2015 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2015	2016 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2016	2017 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2017
James C. Foster	83.0%	59.0%	81.6%	154.0%	$1,747,138	156.6%	$1,760,780	152.5%	$1,227,700	102.7%
David R. Smith	—	—	—	—	$267,719	81.4%	$533,550	156.7%	$361,939	99.3%
William B. Barbo	—	—	—	—	—	—	$305,945	130.3%	$382,334	121.4%
David P. Johst	83.0%	59.0%	81.6%	154.0%	$649,194	156.6%	$654,263	152.5%	$456,183	102.7%
Davide A. Molho	80.1%	41.9%	106.9%	140.1%	$797,646	197.3%	$677,158	161.8%	$411,434	95.0%

  Long-Term Equity Incentive Awards

        Long-term incentive (LTI) compensation, in the form of performance share units (PSUs), stock options, and restricted stock grants or restricted stock units (RSUs), allows individuals to share in any appreciation in the value of our common stock. We design the amounts and types of long-term equity awards to reward performance and create incentives to meet long-term objectives. Because the Committee particularly values long-term shareholder value creation, we target long-term equity incentives to provide total compensation opportunities that, if achieved, would result in approximately market-competitive pay levels for our executives. The Committee reviews and approves long-term equity incentive awards to named executives on an annual basis. The Committee believes that PSU, stock option, and RSU awards align the recipient's interests with those of the shareholders.

        The Committee typically targets the first quarter of our fiscal year for granting annual stock awards to eligible recipients, absent an extraordinary event. We have made such grants in recent years, and in the future it is expected that the Committee will continue to target the first quarter of the fiscal year for making annual stock awards. The Committee seeks to structure equity grants so that they are awarded during an open-window period as designated by our Insider Trading Policy, or, if Committee approval is provided during a non-window period, then the grants are made effective on the second business day following our press release with respect to financial results for the prior quarter. This policy is intended to ensure that options are awarded at a time when the exercise price fully reflects all recently disclosed information. In the case of new hires eligible to receive equity grants, grants are generally made on the first business day of the month following the date the individual commences employment.

        While the Compensation Committee's Charter permits delegation of the Committee's authority to grant equity in certain circumstances, all grants to executive officers are made by the Compensation Committee itself and not pursuant to delegated authority. We have never had any programs, policies, or practices which are intended to time stock option grants with the release of material, non-public information in a manner which would provide advantageous option exercise prices to grant recipients. Option exercise prices are, in all cases, equal to the closing price of our common stock on the date of grant. At the beginning of fiscal year 2017, as requested by the Compensation Committee, Company management, in consultation with the outside consultants, recommended to the Committee target values of stock options, RSUs, and PSUs, based on then-current pricing models, which were utilized by the Committee to establish preliminary target values of long-term equity awards for the named executives. In February 2017, when the annual awards were actually granted, the Committee approved stock options, RSUs, and PSUs using this valuation model, taking into account the 30-day average closing price of our common stock, up to and including the date of grant.

        In determining award levels for annual equity awards to named executives, the Committee takes into account the values of awards made to similarly situated individuals in the peer group, the individual market benchmark for each executive's position, our overall performance, the individual performance of the named executive in the immediately preceding year, and other similar factors. An absolute target value of long-term equity awards (determined in dollars) is approved by the Committee. This value is then allocated between the types of LTI awards the Company is awarding during that particular year. These determinations are typically evaluated during the first month of the fiscal year and approved at the Committee's meeting in February. Once the intended value of the awards is determined, the numbers of long-term equity awards (in 2017, stock options, RSUs, and PSUs) are generally fixed utilizing an estimated stock price (the 30-trading-day average closing price as of the date of the grant). We use the estimated stock price methodology to guard against dramatic, short-term stock price movements that might artificially reduce or increase the number of shares granted. We believe this methodology represents the performance of stock in the market and is a better way to deliver the intended value of this form of compensation.

        The intended value of the February 2017 grant was apportioned as follows: approximately 60% in the form of PSUs, approximately 20% in the form of time-vested RSUs, and approximately 20% in the form of time-vested stock options, a program developed with the assistance of the Committee's Compensation Consultant and implemented in 2013.

        With our more recent equity grants, we have generally included a full career retirement provision in equity awards that provides for the continued vesting of unvested equity grants for employees who retire after meeting the following specified criteria:

  •
  the employee has attained age 55;

  •
  the employee has a minimum of 10 years of service with the Company;

  •
  the numerical sum of the employee's age and years of service is equal to at least 70; and

  •
  the employee has given notice of his or her intent to retire specifying the exact intended date of retirement and remained employed by the Company until the earlier of (a) the one-year anniversary of the date of such notice (or, in the case of Mr. Foster, the two-year anniversary of the date of his notice) or (b) the date on which the employee experienced a termination of employment due to death or disability, or is terminated by the Company without cause.

        The material features of the PSUs granted to our named executives in 2017 are as follows:

  •
  they are measured based on a three-year performance period running from the beginning of the fiscal year in which the award is made to the end of the third fiscal year after (and including) the year in which the award is made. For PSUs awarded in February 2017, the performance period is January 1, 2017 through December 28, 2019.

  •
  the initial PSU award (the Target Award) represents a target number of shares of the Company's common stock to be paid out after the conclusion of the three-year performance period based upon two performance metrics:

  •
  non-GAAP EPS for the fiscal year in which the award is made; and

  •
  relative Total Shareholder Return (rTSR) at the end of the PSU award's three-year performance period.

  •
  target performance levels for each of the two performance metrics are as follows:

  •
  non-GAAP EPS: the Company's target non-GAAP EPS for the first fiscal year of the performance period.

    •
    rTSR: the Company's TSR falling exactly at the 50th percentile as compared to the TSR of selected companies within the S&P 1500 Healthcare Index (Index) (and who are in the Index for all 3 years of the performance period) over the full three-year performance period. For this purpose, TSR refers to share price appreciation plus any dividends accrued during the reference period of time. Starting in 2015, Pay Governance recommended to the Committee a group of 53 steady-growth industry comparator companies within the Index, composed of direct CRO competitors and other companies with revenue growth rates falling within a range around Charles River's revenue growth rate. The Committee initially determined to use this new TSR comparator group for the 2015 PSU awards, and the same methodology for establishing the TSR comparator group for future awards. For the 2017 PSU awards, the TSR comparator group included 45 steady-growth industry comparator companies.

  •
  At the end of the first fiscal year of the performance period, actual non-GAAP EPS will be measured against the target non-GAAP EPS for that fiscal year. This adjusts the Target Award along a slope, ranging between a high of 150% (if non-GAAP EPS is 110% or higher than target non-GAAP EPS), or a low of zero (if non-GAAP EPS is less than 90% of target non-GAAP EPS) to establish the Base Award.

  •
  At the end of the third fiscal year of the performance period, rTSR performance is measured by comparing the Company's three-year TSR to the TSR of the selected peer companies within the S&P 1500 Healthcare Index. This adjusts the Base Award up to +/–35% to establish the Final Award.

  •
  The PSUs also include a relative TSR Outperformance Feature that provides for a modest award (10%-30% of the Target Award) only if both (1) EPS performance falls between 85% and 90% of the target goal, and (2) three-year rTSR performance falls at or above the 75th percentile.

  •
  Under all circumstances, a non-GAAP EPS performance of below 85% of target in the fiscal year in which the award was granted will result in the PSU award being reduced to zero without the possibility of any upward adjustment.

  •
  The absolute maximum number of shares that can be awarded at the end of three years (taking into account all possible adjustments) is 200% of the original target number of shares.

        For the 2017 grant, at the end of the fiscal year 2017, actual non-GAAP EPS was compared to target 2017 non-GAAP EPS and the Base Award was calculated. The table below shows this calculation, as well as the adjusted minimum and maximum Final Award amounts that may result based on rTSR at the end of the three-year performance period.

				Future Final Award Levels (as % of Target Award)

2017 PSU Grant Base Award Calculation				rTSR ≤10th percentile	rTSR = 50th percentile	rTSR ≥90th percentile

Target Non-GAAP EPS	Actual Non-GAAP EPS	Actual Non-GAAP EPS as % of Target	Base Award (as % of Target Award)	Minimum (Base Award × 65%)	Target (Base Award × 100%)	Maximum (Base Award × 135%)

$5.10	$5.27	103.3%	116.5%	75.7%	116.5%	157.3%

        In January 2018, the Committee finalized the adjustments for the initial PSUs that were awarded in 2015 to our then-executive officers. The chart below shows this calculation, as well as the adjusted

Final Award Percentage amounts that resulted based on rTSR at the end of the three-year performance period.

				Final Award Levels

2015 PSU Grant Base Award Calculation				rTSR = 61st percentile

Target Non-GAAP EPS	Actual Non-GAAP EPS	Actual Non-GAAP EPS as % of Target	Base Award (as % of Target Award)	rTSR Adjustment	Final Award Percentage (of Target Award)

$3.65	3.76	103.0%	115.0%	111.0%	127.7%

  Benefits and Perquisites

        The named executives are eligible for certain benefits, such as medical, dental, basic life insurance, and employer contributions to the Company's 401(k) plan, which are generally available to all of our employees. In addition, the Company utilizes leased aircraft for business purposes on infrequent occasions where it is determined that such use is a prudent, economical, and efficient method of transportation. Mr. Foster is permitted to utilize the Company-leased aircraft for non-business purposes, including allowing family members to accompany him on business travel. Mr. Foster reimburses the Company for the full incremental costs and/or Standard Industry Fare Level (whichever is higher) of such usage. We believe this benefit increases the level of safety and security for Mr. Foster, enables him to make more efficient use of his travel time, and entails no incremental cost to the Company for any accompanying family members.

Supplemental Elements of the Compensation Program

        We have a number of supplemental elements in the Compensation Program which are considered by the Committee, but do not factor directly into the annual determination of executive compensation. These elements have unique features and roles in the Program which led to their initial implementation and they continue to be important to the Program generally.

  Post-Termination Benefits and Agreements

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Potential Payments upon Termination or Change in Control," the Compensation Program includes both (1) an Officer Separation Plan and (2) Change-in-Control Agreements. Historically, Company policy has been to provide eligibility under both the Officer Separation Plan to officers with the position of corporate vice president or higher, and a Change-in-Control Agreement to officers with the position of corporate executive vice president or higher. Both of these compensatory elements operate similarly: upon specified events which result in either the termination of the officer and/or a change in control of the Company, particular benefits will accrue to the officer (although payments made under the Change-in-Control Agreements will generally reduce or offset payments and benefits to which the officer may be entitled under the Officer Separation Plan). Each of the named executives is eligible to receive benefits under the Officer Separation Plan and each has a Change-in-Control Agreement.

        The Company views these compensatory elements as serving three important purposes:

  •
  there is a critical recruitment and retention aspect;

  •
  these policies protect the benefits of executive officers who have provided long and meritorious service to the Company, particularly if there is an unexpected employment termination by the Company due to on-going changes in our employment needs; and

  •
  these elements avoid personal distractions and encourage employees to remain focused on our business in the event of a rumored or actual takeover.

        The Committee periodically conducts formal and informal market checks and believes that both the levels of payment to be made under these programs and the applicable triggers are appropriate and consistent with current general market practices.

  Deferred Compensation Plan Contributions

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—2017 Nonqualified Deferred Compensation," the named executives receive a compensatory element in connection with our Deferred Compensation Plan. For Messrs. Foster and Johst, who were participants in the Company's now-discontinued Executive Supplemental Life Insurance Retirement Plan (ESLIRP), the Company credits to their accounts the present value of the annual Company accrual as it would have been calculated under the ESLIRP. These credits can vary significantly year-to-year as the ESLIRP formula is dependent on the average of the highest five consecutive years of compensation. When these executives incur several consecutive years of relatively flat or decreasing executive compensation (such as occurred between 2008-2012), the highest-five-consecutive-year compensation average remains relatively static and the credit is small or zero. Conversely, when there are several consecutive years of increasing compensation, the cumulative effect of those years may result in a single-year credit spike. Such variations can be seen, for instance, in the amounts credited to Mr. Foster over the past several years: $7,310 (2011), $0 (2012), $0 (2013), $0 (2014), and $360,047 (2015), with increases to $2,607,660 and $1,223,422 in 2016 and 2017, respectively, as noted under "All Other Compensation" in the Summary Compensation Table on pages 64-65 of this Proxy Statement.

        For Dr. Molho and Messrs. Barbo and Smith, the Company provides an annual contribution to their Deferred Compensation Plan account equal to 10% of the sum of their base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus.

        We provide a Deferred Compensation Plan because the Company wishes to permit our executive employees to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. The Deferred Compensation Plan was implemented to motivate and ensure the retention of employees by providing them greater flexibility in structuring the timing of their compensation payments. The employer contributions to the Deferred Compensation Plan ultimately have their origins in the legacy ESLIRP program, which was a long-standing element of our executive compensation package.

  Retirement Plans

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—2017 Pension Benefits," the Company historically provided a retirement benefit for certain U.S. employees, including certain of the named executives, until 2002, when the Company amended the existing U.S. defined benefit pension plan to exclude new participants. Effective April 30, 2008, we froze the U.S. pension plan, and no additional benefits will accrue to participants (and all participants' rights to benefits under the pension plan have fully vested).

Other Factors Underlying the Ongoing Implementation of the Compensation Program

  Stock Ownership Guidelines

        Our officer stock ownership guidelines operate as a related feature to the Compensation Program. The Board of Directors believes that senior management should have a meaningful economic stake in the Company in order to align the interests of management and our shareholders. Therefore, the

Board has adopted stock ownership guidelines for senior management which are designed to satisfy an individual executive's need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our shareholders of management's commitment to creating corporate value.

        Under these guidelines, members of our senior management are required to maintain an ownership position, expressed as a multiple of salary, as follows:

CEO	Four times base salary
Corporate Executive Vice President	Three times base salary
Corporate Senior Vice President	Two times base salary
Corporate Vice President	One time base salary

        Officers have four years from the time they attain the executive level listed above to comply with the ownership requirements. Stock options are not counted toward the holding requirement; however approximately 60% of unvested restricted stock (units) and PSUs are generally counted toward the holding requirement. The Committee periodically reviews stock ownership levels of members of our executive management to ensure compliance. As of the date of this Proxy Statement, our named executives were in compliance with the holding requirements (and, as demonstrated in the Beneficial Ownership table on page 23-24 of this Proxy Statement, in many cases, far exceed the required holding).

  Clawback Policy

        Our Corporate Governance Guidelines include a recoupment (also known as clawback) policy. This policy applies to all of our executive officers. Under this Clawback Policy, in the event of a restatement of all or a significant portion of Charles River's financial statements that has been determined by the Board to be due to the gross negligence, intentional misconduct, or fraud by an executive officer, the Board has the discretion to require repayment of a portion or all of any annual bonus (including under the Executive Incentive Compensation Plan), vested restricted stock, RSUs, performance awards, or other incentive-based compensation (incentive compensation) paid to such executive officer or former executive officer and/or effect the cancellation of any unvested incentive compensation, subject to specified criteria. The action permitted to be taken by the Board under the Clawback Policy is in addition to any and all other rights of the Board and/or the Company under applicable law and contract. The Board intends to revise the Clawback Policy, as necessary, to comply with the final SEC rules regarding recoupment policies of the Dodd-Frank Act.

  Derivatives Trading; Hedging; Pledging and Insider Trading Policy

        We grant equity incentives for the reasons discussed above, including aligning the interests of our employees with those of shareholders. Our Statement of Policy Concerning Trading Policies (Insider Trading Policy) prohibits employees (and directors) from trading in our derivative securities, such as puts or calls on our common stock, or to pledge our stock, since such activities may diminish the alignment we are trying to foster, as well as expose the Company to potential embarrassment. Our Insider Trading Policy also prohibits the purchase or sale of Charles River securities while in possession of material, non-public information, or otherwise using such information for one's personal benefit. Our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 so that they can prudently diversify their asset portfolios and exercise their stock options prior to their scheduled expiration dates.

 REPORT OF COMPENSATION COMMITTEE

        The Compensation Committee, composed of independent directors, has reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company's management and, based on the review and discussions, recommended to Board of Directors that the CD&A be included in this Proxy Statement.

        The foregoing report has been furnished by the Compensation Committee.

THE COMPENSATION COMMITTEE Mr. C. Richard Reese (Chair) Dr. Deborah T. Kochevar Mr. Jean-Paul Mangeolle Mr. Richard F. Wallman

 2017 Summary Compensation Table

        The following table sets forth all of the compensation awarded to, earned by, or paid to our current named executives (our principal executive officer, our principal financial officer, and our three other highest-paid executive officers) for the fiscal years ended December 30, 2017, December 31, 2016, and December 26, 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)		Total ($)
James C. Foster	2017	1,184,033	6,949,917	1,754,523	1,227,700	223,247	1,236,176		12,575,597
Chairman, President, Chief	2016	1,143,993	5,998,210	1,511,430	1,760,780	135,777	2,624,723		13,174,913
Executive Officer	2015	1,115,462	6,020,131	1,502,622	1,747,138	0	371,827		10,757,180
and Director
David R. Smith	2017	511,334	1,263,627	319,012	361,939	—	146,651	(7)	2,602,563
Corporate Executive	2016	482,021	999,635	251,905	533,550	—	276,977		2,544,088
Vice President and	2015	414,459	832,356	227,039	267,719	—	382,547		2,124,120
Chief Financial Officer
William D. Barbo	2017	447,746	1,010,955	255,214	382,334	60,068	94,111		2,250,428
Corporate Executive	2016	384,512	719,781	181,382	305,945	37,750	69,654		1,699,024
Vice President and Chief
Commercial Officer
David P. Johst	2017	628,511	2,338,717	563,575	456,183	138,409	484,315		4,609,709
Corporate Executive	2016	607,257	2,020,101	483,656	654,263	84,853	798,988		4,649,118
Vice President, General	2015	592,112	1,827,176	429,331	649,194	0	620,752		4,118,564
Counsel and Chief
Administrative Officer
Davide A. Molho	2017	613,000	2,527,254	638,025	411,434	—	111,821		4,301,534
Corporate Executive	2016	592,271	1,999,350	503,810	677,158	—	111,573		3,884,161
Vice President and	2015	570,096	1,720,068	429,331	797,646	—	108,152		3,625,293
President, Global RMS
Safety Assessment &
Biologics

(1)
These amounts represent the aggregate grant date fair value of RSUs and PSUs granted in fiscal 2017, fiscal 2016, and fiscal 2015, respectively, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 11 to our Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation," included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017. The maximum potential value of the PSUs awarded in 2017, based on the grant date fair value (assuming the highest level of performance achievement) is as follows: Mr. Foster, $10,391,042; Mr. Smith, $1,889,244; Mr. Barbo, $1,511,395; Mr. Johst, $3,337,664; and Dr. Molho, $3,778,488.

(2)
These amounts represent the aggregate grant date fair value of stock option awards granted in fiscal 2017, fiscal 2016, and fiscal 2015, respectively, computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Item 8 "Financial Statements and Supplementary Data—Note 11 to our Consolidated Financial Statements" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation," included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017.

(3)
Reflects payments under our EICP plan for the respective fiscal year, which are paid the following February.

(4)
Reflects the aggregate change in actuarial present value of the named executive officers' accumulated benefits under the Charles River Laboratories, Inc. Pension Plan for Messrs. Foster, Johst and Barbo. The U.S. Pension Plan present values increased in 2017 due to the decrease in the discount rate in 2017 (3.72%) from 2016 (4.25%); this increase in present values was somewhat offset by a decrease in present values due to the change in the mortality improvement projection scale from the MP-2016 scale published by the Society of Actuaries in October 2016 to the MP-2017 scale, published by the Society of Actuaries in October 2017. Above-market or preferential earnings are not available under our Deferred Compensation Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax-qualified, or any of our other benefit plans.

(5)
For fiscal year 2017, the amounts in this column include the following: (a) 2017 employer contributions under our 401(k) Plan (Mr. Foster, $10,800; Mr. Smith, $10,633; Mr. Barbo, $10,800; Mr. Johst, $10,800; and Dr. Molho, $10,800); (b) amounts received in recognition of length of service to the Company (awards granted to our employees generally) (Mr. William Barbo, $6,610); and (c) miscellaneous personal benefits and perquisites, in each case, with the exception of Mr. Smith, in an aggregate amount less than $10,000. The amounts in this column also include amounts credited by us to the named executives' Deferred Compensation Plan accounts, as described further in footnote (6) below. On a limited number of occasions during 2017, some of the named executives used tickets purchased by us to attend certain events; however, there was no incremental cost to us attributable to the named executives' use of these tickets.

(6)
Includes amounts credited to the named executives' Deferred Compensation Plan account balances (net of FICA taxes). In fiscal year 2017, amounts credited are as follows: Mr. Foster, $1,223,422; Mr. Smith, $88,030; Mr. Barbo, $75,269; Mr. Johst, $473,323; and Dr. Molho, $100,661.

(7)
Includes amount for Mr. Smith related to relocation expenses in 2017, consisting of (1) education tuition for one of Mr. Smith's children for up to two academic years (up to a maximum of $50,000 per year), (2) international tax planning and preparation and (3) a tax gross-up amount. The aggregate cost to the Company for these relocation benefits to Mr. Smith in 2017 were $44,629, including $4,247 of tax gross-up amounts.

2017 Grants of Plan-Based Awards

        The following table sets forth the information regarding grants of plan-based awards made to our named executives during 2017. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

			Date of Board or Compensation Committee Action to Approve	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option

Name	Type of Award(*)	Grant Date	Grant (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(4)	Options (#)(5)	Awards ($/Sh)	Awards ($)(6)

James C. Foster	EICP	12/06/2016	12/06/2016	11,949	1,194,912	2,987,279
	SO	02/24/2017	01/31/2017								96,033	88.05	1,754,523
	RSU	02/24/2017	01/31/2017							19,925			1,754,396
	PSU	02/24/2017	01/31/2017				5,197	51,976	103,952				5,195,521
David R. Smith	EICP	12/06/2016	12/06/2016	3,644	364,351	910,878
	SO	02/24/2017	01/31/2017								17,461	88.05	319,012
	RSU	02/24/2017	01/31/2017							3,623			319,005
	PSU	02/24/2017	01/31/2017				945	9,450	18,900				944,622
William D. Barbo	EICP	12/06/2016	12/06/2016	3,150	315,000	787,500
	SO	02/24/2017	01/31/2017								13,969	88.05	255,214
	RSU	02/24/2017	01/31/2017							2,899			255,257
	PSU	02/24/2017	01/31/2017				756	7,560	15,120				755,698
David P. Johst	EICP	12/06/2016	12/06/2016	4,440	444,000	1,109,999
	SO	02/24/2017	01/31/2017								30,847	88.05	563,575
	RSU	02/24/2017	01/31/2017							7,608			669,884
	PSU	02/24/2017	01/31/2017				1,669	16,695	33,390				1,668,832
Davide A. Molho	EICP	12/06/2016	12/06/2016	4,330	433,043	1,082,607
	SO	02/24/2017	01/31/2017								34,922	88.05	638,025
	RSU	02/24/2017	01/31/2017							7,246			638,010
	PSU	02/24/2017	01/31/2017				1,890	18,900	37,800				1,889,244
(*)
Types of Award:

EICP—Executive Incentive Compensation Plan
SO—Stock Option
RSU—Restricted Stock Unit
PSU—Performance Share Unit

(1)
See the section of the Proxy Statement entitled "Compensation Discussion and Analysis" for a discussion regarding our equity award grant date practices.

(2)
Reflects the threshold amount payable (5% of target for the least weighted goal), the target amount payable (100% of target for all goals), and maximum amount payable (250% of target for all goals) under the EICP plan for fiscal year 2017. Threshold amounts reflect minimum award opportunity under the EICP plan for the smallest weighted EICP goal for the respective named executive, although if minimum performance levels (90% of performance target) are not achieved, there may be no payout. Under certain discretionary circumstances, additional amounts can be paid under the EICP plan. The potential payouts are performance-driven and therefore completely variable. Actual amounts paid to the named executives under the EICP plan with respect to fiscal year 2017 are set forth in the Summary Compensation Table above.

(3)
Reflects the number of PSUs payable at threshold (10%), target (100%), and maximum (200%) levels, with fractional shares rounded down. For purposes of this table, threshold payout is considered to be the smallest non-zero payout possible given both EPS and relative TSR performance over the course of the plan. See the description of how the threshold, target, and maximum amounts payable are determined under "Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentive Awards" set forth on pages 57-60 of this Proxy Statement.

(4)
Reflects RSUs granted on February 24, 2017.

(5)
Reflects stock options granted on February 24, 2017.

(6)
The grant date fair market value of options granted on February 24, 2017 has been calculated using the Black-Scholes pricing model, based on the following assumptions: an expected volatility of 24.43%, a weighted average expected life of 3.6 years, and a risk-free interest rate of 1.6%. The grant date fair value of restricted stock is determined from the market value of the stock on the date of grant. The grant date fair value of PSUs is determined consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, based on the probable outcome of the performance conditions, computed in accordance with FASB ASC Topic 718.

  Description of Certain Awards Granted in 2017

        All awards of stock options, restricted stock, RSUs and PSUs to our named executives were granted pursuant to our 2016 Incentive Plan, as amended. The vesting provisions of our PSUs are set forth above on pages 57-60 of this Proxy Statement. Options vest and become exercisable in equal installments on or about the anniversary date in each of the four years following the date of grant, subject to continued employment. Restricted shares (whether in the form of restricted stock or RSUs) generally vest in installments on or about the anniversary date in each of the four years following the date of grant, subject to continued employment. The installments are generally equivalent in amount. Furthermore, 1,208 RSUs were granted to Mr. Johst on February 24, 2017, which vest in equal installments on or about the anniversary date in each of the two years following the date of grant, subject to continued employment. The exercise price of stock options is equal to the closing price of our common stock on the date of grant. Equity awards granted to our named executives in 2017 also include full retirement vesting provisions, as described further on pages 58-59 of this Proxy Statement. All grants of non-equity incentive plan awards have been made pursuant to our EICP plan.

  Employment-Related Agreements and Arrangements

        As described in the Compensation Discussion and Analysis, until 2018, we generally and historically have not entered into employment agreements with any of our U.S.-based corporate executive officers. The named executives, however, are beneficiaries of certain separation and change-in-control agreements, as well as defined benefit and deferred compensation arrangements, as further described below in this Proxy Statement.

        We entered into a letter agreement dated March 3, 2015 in connection with Mr. Smith's 2015 promotion to Corporate Executive Vice President and Chief Financial Officer and his commitment to relocate from Europe to our corporate headquarters in Massachusetts. This agreement provides for the following material compensation terms:

  •
  Annual base salary of $425,000 beginning March 1, 2015, which increased to $470,000 as of the date of his appointment to Chief Financial Officer.

  •
  Participation by Mr. Smith in the Charles River Executive Incentive Bonus Program, and other benefit and compensation plans, at levels consistent with his position.

  •
  Promises of grants of two equity awards: (1) an award in February 2015 with an approximate value of $700,000 provided to Mr. Smith in anticipation of his pending promotion; and (2) an award granted concurrently with his appointment to Chief Financial Officer with an approximate value of $300,000.

  •
  Provision for payment of certain costs involved in the relocation of Mr. Smith and his family to the U.S., including (1) reimbursement for temporary living expenses between June 1, 2015 through June 30, 2016, and other moving and related travel costs; (2) home start-up expenses; (3) international tax planning and preparation related to the relocation; (4) reasonable costs involved in obtaining visas and other documentation required in connection with the relocation of Mr. Smith and his family; and (5) school and education tuition for one of Mr. Smith's children for up to two academic years (up to a maximum of $50,000 per year).

  •
  The agreement provides that if Mr. Smith leaves the Company or is terminated for cause within two years of relocating, he will be required to repay the Company the total amounts of the reimbursed relocation costs.

        On February 12, 2018, we entered into an employment agreement with James C. Foster, our Chairman and Chief Executive Officer. The purpose of the agreement is to benefit from Mr. Foster's decades of experience and unique skill set by promoting the retention of Mr. Foster. This agreement provides for the following material compensation terms:

  •
  Mr. Foster will remain employed as the Chairman and Chief Executive Officer of the Company for a five-year period through February 12, 2023.

  •
  The employment agreement memorializes Mr. Foster's current compensation arrangements, including his base salary and target annual cash bonus.

  •
  The agreement also provides that the vesting schedule and all other terms of the outstanding equity awards held by Mr. Foster as of February 12, 2018 will remain the same.

  •
  Mr. Foster is permitted to terminate his employment at any time, with or without notice, in the manner specified in the employment agreement but with the corresponding economic consequence of losing the post-retirement vesting benefits in his existing equity awards.

  •
  Prior to February 12, 2021, the Company may only terminate Mr. Foster for cause.

  •
  If Mr. Foster provides notice of the termination of his employment, or if, upon or after February 12, 2021, the Company provides notice of the termination of his employment without cause, then the Company may elect to suspend Mr. Foster's active duties and responsibilities and, during the balance of a specified notice period, Mr. Foster will be entitled to receive only his base salary, any previously earned bonus, and the continued vesting of any previously granted equity awards. If the Company does not exercise its election right, then, during the balance of such notice period, Mr. Foster may continue to actively perform his duties under the employment agreement and will be entitled to his ordinary compensation.

  •
  In addition, if Mr. Foster provides notice of the termination of his employment upon or after February 12, 2021, any equity awards granted to him on or after February 12, 2018 will continue to be outstanding and become exercisable in the same manner as if his employment had continued. If the Company provides notice of the termination of Mr. Foster's employment without cause upon or after February 12, 2021, Mr. Foster will be entitled to receive such extended equity vesting for any equity awards granted to him on or after February 12, 2018, as well as the severance payable to Mr. Foster under the Company's existing Corporate Officer Separation Plan.

  •
  Upon the expiration of the employment term, Mr. Foster will be eligible for such extended equity vesting for any equity awards granted to him on or after February 12, 2018, but will not be entitled to any severance payments or other benefits under the Company's Corporate Officer Separation Plan.

  •
  Mr. Foster will be subject to post-termination non-competition and non-solicitation covenants for a period of at least one year and a perpetual confidentiality covenant.

The Company agreed to reimburse Mr. Foster for the cost of his attorneys' fees incurred in the negotiation of the employment agreement.

Outstanding Equity Awards at Fiscal 2017 Year-End

        The following table sets forth the information regarding each outstanding unexercised or unvested equity award held by our named executive officers as of December 30, 2017.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

James C. Foster	0	20,072	(3)	59.41	02/28/2021
	0	43,154	(4)	76.67	02/27/2020
	25,123	75,371	(5)	73.70	02/26/2021
	0	96,033	(6)	88.05	02/24/2022	50,155	(9)	5,489,465	168,069	18,395,152
David R. Smith	0	17,762	(7)	51.45	05/01/2021
	0	4,316	(4)	76.67	02/27/2020
	0	2,498	(8)	76.12	08/12/2020
	0	12,562	(5)	73.70	02/26/2021
	0	17,461	(6)	88.05	02/24/2022	9,404	(10)	1,029,268	29,247	3,201,084
William D. Barbo	0	1,825	(3)	59.41	02/28/2021
	0	4,316	(4)	76.67	02/27/2020
	0	9,045	(5)	73.70	02/26/2021
	0	13,969	(6)	88.05	02/24/2022	6,184	(11)	676,839	22,246	2,434,825
David P. Johst	17,517	5,839	(3)	59.41	02/28/2021
	12,330	12,330	(4)	76.67	02/27/2020
	8,039	24,119	(5)	73.70	02/26/2021
	0	30,847	(6)	88.05	02/24/2022	17,482	(12)	1,913,405	53,879	5,897,057
Davide A. Molho	0	5,474	(3)	59.41	02/28/2021
	0	12,330	(4)	76.67	02/27/2020
	0	25,124	(5)	73.70	02/26/2021
	0	34,922	(6)	88.05	02/24/2022	16,549	(13)	1,811,288	58,497	6,402,497
(1)
Calculated based on the closing price ($109.45) of our stock on December 29, 2017, the last trading day of the fiscal year 2017, rounded to the nearest whole cent.

(2)
Represents outstanding PSUs held on December 30, 2017 that remain subject to performance and forfeiture provisions. The number represents the larger of the number of underlying PSUs (1) assuming threshold PSUs are achieved, or (2) if first fiscal year performance of the three-year award has exceeded the threshold, the next highest performance measure (target or maximum). In this chart, both 2016 and 2017 performance exceeded the threshold and target levels, and thus the number of PSUs for both years is the maximum number of such shares that can be delivered in the future. PSUs granted in 2016 vest on December 29, 2018, and PSUs granted in 2017 vest on December 28, 2019, and will be paid out in the first calendar quarter of 2019 and 2020, respectively, as unrestricted shares of Charles River common stock after final TSR performance is assessed and payout amounts are approved by the Compensation Committee. PSUs granted in 2015 are not included in this number since they are considered fully vested as of the end of fiscal year 2017, notwithstanding the fact that final payment amounts were approved by the Compensation Committee in the first calendar quarter of 2018.

(3)
The unexercisable stock options vest on 2/28/2018.

(4)
One half of the unexercisable stock options vest on each of the following dates: 2/27/2018 and 2/27/2019.

(5)
One third of the unexercisable stock options vest on each of the following dates: 2/26/2018, 2/26/2019 and 2/26/2020.

(6)
One quarter of the unexercisable stock options vest on each of the following dates: 2/24/2018, 2/24/2019, 2/24/2020 and 2/24/2021.

(7)
The unexercisable stock options vest as follows: 16,817 options on 1/01/2018 and 945 options on 5/01/2018.

(8)
One half of the unexercisable stock options vest on each of the following dates: 8/12/2018 and 8/12/2019.

(9)
The stock awards vest as follows: 5,093 shares on 2/28/2018; 4,889 shares on 2/27/2018; 4,889 shares on 2/27/2019; 5,120 shares on 2/26/2018; 5,119 shares on 2/26/2019; 5,120 shares on 2/26/2020; 4,981 shares vest on 2/24/2018; 4,981 shares vest on 2/24/2019; 4,981 shares vest on 2/24/2020; and 4,982 shares vest on 2/24/2021.

(10)
The stock awards vest as follows: 730 shares on 5/01/2018; 489 shares on 2/27/2018; 489 shares on 2/27/2019; 756 shares on 8/12/2018; 757 shares on 8/12/2019; 853 shares on 2/26/2018; 853 shares on 2/26/2019; 854 shares on 2/26/2020; 905 shares on 2/24/2018; 906 shares on 2/24/2019; 906 shares on 2/24/2020; and 906 shares on 2/24/2021.

(11)
The stock awards vest as follows: 463 shares on 2/28/2018; 489 shares on 2/27/2018; 489 shares on 2/27/2019; 615 shares on 2/26/2018; 614 shares on 2/26/2019; 615 shares on 2/26/2020; 724 shares on 2/24/2018; 725 shares on 2/24/2019; 725 shares on 2/24/2020; and 725 shares on 2/24/2021.

(12)
The stock awards vest as follows: 1,482 shares on 2/28/2018; 1,397 shares on 2/27/2018; 1,397 shares on 2/27/2019; 2,321 shares on 2/26/2018; 1,638 shares on 2/26/2019; 1,639 shares on 2/26/2020; 2,204 shares on 2/24/2018; 2,204 shares on 2/24/2019; 1,600 shares on 2/24/2020; and 1,600 shares on 2/24/2021.

(13)
The stock awards vest as follows: 1,389 shares on 2/28/2018; 1,397 shares on 2/27/2018; 1,397 shares on 2/27/2019; 1,707 shares on 2/26/2018; 1,706 shares on 2/26/2019; 1,707 shares on 2/26/2020; 1,811 shares on 2/24/2018; 1,812 shares on 2/24/2019; 1,811 shares on 2/24/2020; and 1,812 shares on 2/24/2021.

        We have not engaged in any option repricings or other material modifications to any of our named executives' outstanding equity awards during fiscal years 2015, 2016, or 2017.

2017 Option Exercises and Stock Vested

        The following table shows information regarding stock option exercises and vesting of restricted stock awards, RSUs, and PSUs with respect to the named executives during the fiscal year ended December 30, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James C. Foster	85,004	2,604,056	86,308	9,002,663
David R. Smith	13,834	260,665	9,340	970,436
William D. Barbo	11,448	250,949	9,999	1,021,109
David P. Johst	80,609	4,482,609	26,233	2,710,754
Davide A. Molho	48,130	1,873,471	24,635	2,569,846

(1)
The value realized on the exercise of stock options and the immediate sale of shares acquired upon exercise is based on the difference between the exercise price and the intraday price of our common stock at the time of exercise. In other circumstances, such as when the underlying shares are held following the exercise of the stock option, the value realized is based on the difference between the exercise price and the closing price of our common stock on the date of exercise.

(2)
The value realized on vesting of restricted stock, RSUs, and PSUs is based on the closing price of our common stock on the trading date immediately preceding the date of vesting. The value realized on vesting and payout of PSUs granted on February 27, 2015 is based on the closing price of our common stock on the last trading date of the fiscal year, December 29, 2017.

2017 Pension Benefits

        One of our sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan (Pension Plan), is a qualified, non-contributory plan that covers certain U.S. employees hired prior to January 1, 2002. Employees hired after December 31, 2001 are not eligible to participate in this Pension Plan. Each of the named executives, with the exception of Dr. Molho and Mr. Smith, are participants in the Pension Plan and has an accrued pension benefit thereunder. The Pension Plan was frozen effective April 30, 2008. No additional benefits will accrue to participants after such date. All participants' rights to benefits under this plan have vested.

        Benefits under the Pension Plan are based on the participants' highest five consecutive years of compensation and years of service as of April 30, 2008. The amount of pension payable annually at normal retirement (age 65) is equal to the greatest of: (1) 1 1/8% of participants' highest average five consecutive years of compensation (excluding compensation earned after April 30, 2008) multiplied by years of service earned through April 30, 2008 (up to 40 years), less the maximum offset allowance determined as of April 30, 2008 in accordance with the Code Section 401(l); (2) $180 multiplied by years of service as of April 30, 2008; and (3) $1,500. In addition, certain officers and key employees are entitled to a frozen supplemental benefit ranging in amount from $51,000-$97,000. The applicable amounts for the named executives are as follows: Mr. Foster, $73,000; and Mr. Johst, $79,000. Mr. Barbo is not entitled to a frozen supplemental benefit.

        Compensation under the Pension Plan generally would include amounts shown as salary and non-equity incentive plan compensation for the named executives (as shown on the Summary Compensation Table above) and would exclude any wages derived from stock options or severance pay. Early retirement benefits are provided to any retiring participant who has attained age 55 and completed five years of vesting service. The early retirement benefit is equal to the participant's normal retirement benefit reduced by 5/9% per month for the first 60 months and 5/18% for each month over 60 by which the participant's benefit commencement date precedes his or her normal retirement date. As of the end of fiscal 2017, Mr. Foster was eligible for normal retirement and Messrs. Barbo and Johst were eligible for early retirement.

        Participants' rights to benefits under this plan vest upon completion of five years of service.

        The table below sets forth information regarding the accumulated benefits of the participating named executives under our Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
James C. Foster	Charles River Laboratories, Inc. Pension Plan	32.6	2,164,495	0
William D. Barbo	Charles River Laboratories, Inc. Pension Plan	26.3	517,192	0
David P. Johst	Charles River Laboratories, Inc. Pension Plan	17.0	1,121,206	0

(1)
The maximum years of credited service under our Pension Plan is 40 years. Credited service disclosed for participants in the Pension Plan is shown as of April 30, 2008, when benefits were frozen.

(2)
The present value of accumulated benefits disclosed is based on the assumptions used in our financial statement disclosures. For the Pension Plan these assumptions include a discount rate of 3.72% and the RP-2014 mortality table with mortality improvements projected generationally from 2006 using Scale MP-2017 (which reflects the mortality table published in October 2014 and the improvement scale published in October 2017 by the Society of Actuaries). The amounts reflected in this column include the frozen supplemental benefit amounts referred to in the description of the Pension Plan above. The normal form of payment under the Pension Plan is a straight-life annuity.

 2017 Nonqualified Deferred Compensation

        We maintain the Charles River Laboratories Deferred Compensation Plan (Deferred Compensation Plan) for certain eligible employees, including our named executives. Under the Deferred Compensation Plan, participants may elect to defer bonus and salary amounts, and may select the investment returns to be applied to deferred amounts from among a menu of referenced mutual funds as well as an interest crediting rate.

        The plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974. Participants must specify the distribution date for deferred amounts at the time of deferral, in accordance with applicable IRS regulations. Generally, amounts may be paid in a lump sum or installments upon retirement or termination of employment, or later if the employee terminates employment after age 55 and before age 65. Amounts may also be distributed during employment, subject to a minimum deferral requirement of three years.

        In addition to the Deferred Compensation Plan, certain of our officers and key employees also participate, or in the past participated, in our amended and restated Executive Supplemental Life Insurance Retirement Plan (ESLIRP), which is a non-funded, non-qualified arrangement. Annual benefits under this plan equal a percentage of the average of the highest five consecutive years of compensation, offset by amounts payable under our Pension Plan and Social Security. The age-based percentages are 46% at age 59, and up to 55% at age 62 and over. The normal retirement age is 62. Eligible spouses (married one year or longer at the executive's retirement date) receive survivor benefits at a rate of 100% of the benefit paid to the executives during the first 15 years following retirement and at the rate of 50% thereafter. Executive officer participants vest as to 50% of the total benefit after five years of service, with a 10% incremental increase in vesting percentage for each year thereafter. In connection with the establishment of the Deferred Compensation Plan in 2006, current active employees who agreed to convert their accrued ESLIRP benefit to a comparable deferred compensation benefit discontinued their direct participation in the ESLIRP. Instead, the present values of the accrued benefits of ESLIRP participants were credited to their Deferred Compensation Plan accounts, and future ESLIRP accruals will now be converted to present values and credited to their Deferred Compensation Plan accounts annually. Messrs. Foster and Johst were participants in the ESLIRP.

        In addition, we provide certain active employees, including Messrs. Smith and Barbo and Dr. Molho, an annual contribution into their Deferred Compensation Plan account of the lesser of 10% of the employee's base salary plus (1) their target annual bonus or (2) actual annual bonus. The credited amounts for Messrs. Smith and Barbo, and Dr. Molho vest in one-quarter increments annually over a four-year period. The named executives become eligible for the employer contribution after they have served one full calendar year in the eligible position.

        Separately, the Deferred Compensation Plan provides certain senior executives, including the named executives, with a pre-retirement life insurance death benefit equal to four times the sum of (1) their base annual salary plus (2) their target bonus amounts (on a net basis taking into account all other company-provided life insurance). For total life insurance amounts potentially payable to the named executive upon their termination of employment due to death, see the section of this Proxy Statement entitled "Executive Compensation and Related Information—Potential Payments upon Termination or Change in Control."

        The following table sets forth, for each of our named executives, information regarding their participation in our Deferred Compensation Plan during fiscal 2017.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)
James C. Foster	0	2,607,669	2,631,959	0	18,502,661
David R. Smith	0	82,936	7,770	0	90,706
William D. Barbo	0	61,615	39,800	0	383,780
David P. Johst	0	786,137	780,185	0	6,382,427
Davide A. Molho	91,950	99,683	154,335	0	1,058,790

(1)
For purposes of consistency, the amounts shown in this table include only those contributions, earnings, withdrawals, and distributions that occurred during calendar year 2017. Accordingly, amounts credited by us with respect to compensation earned in the last fiscal year, but which are credited in 2018, have not been included in this table. However, these amounts (Mr. Foster, $1,223,422; Mr. Smith, $88,030; Mr. Barbo, $75,269; Mr. Johst, $473,323; and Dr. Molho, $100,661) have been included in the total compensation set forth in the Summary Compensation Table under the column entitled "All Other Compensation." As further discussed in the narrative above, the amounts set forth in the column entitled "Registrant Contributions in Last FY" represent the present value of the accrued benefits, after adjustments for outstanding Medicare taxes, which were credited to the named executives' Deferred Compensation Plan account balances.

(2)
The amounts listed under the column "Registrant Contributions in Last FY" in this table and in prior years have been reported as compensation in the Summary Compensation Table for previous fiscal years.

Potential Payments upon Termination or Change in Control

        The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive's employment had terminated on December 30, 2017, given the named executive's compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. (Since our last trading day in fiscal 2017 was December 29, 2017, where applicable we have assumed a stock price of $109.45, the closing price on that date.) Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price, and the named executive's age. With respect to Mr. Foster, the information below does not factor the effects of his employment agreement, which was not in place as of December 29, 2017.

  Disability and Life Insurance

        Separate from the provisions of the Officer Separation Plan or the change in control agreements discussed below, the named executives may be entitled to disability or life insurance proceeds in the event of termination due to such events. For instance, in the event of termination of the U.S.-based named executives as a result of disability, disability insurance could provide, in line with our other employees, up to a maximum additional amount of 100% of salary for up to 26 weeks (short-term disability) and up to 60% of basic monthly earnings up to $25,000 per month (long-term disability). In the event of termination of the named executives as a result of death, additional life insurance payments could provide a maximum additional amount to the named executives' beneficiaries as follows: Mr. Foster, $9,559,294; Mr. Smith $3,539,412; Mr. Barbo, $3,060,000; Mr. Johst, $4,313,141; and Dr. Molho $4,206,701 (inclusive of amounts payable as a result of the pre-retirement death benefit pursuant to our Deferred Compensation Plan). The total termination compensation described below does not include these amounts.

  Severance Plans

        Under our Officer Separation Plan, a corporate officer whose employment is terminated by us for reasons other than cause, voluntary resignation, disability, early or normal retirement, or death, and who has not been offered a comparable position (as defined under the Officer Separation Plan) with us, is entitled to receive a severance payment in accordance with the following table:

Years of Completed Company Service at Separation Date

	Less than 2 years	2 years to 5 years	5 years or more

Level:	Amount of Base Salary Pay Continuations:

Executive Vice President and above	One year	One year; additional 12 months mitigated severance	Two years

Senior Vice President	Six months	One year	One year; additional 12 months mitigated

Vice President	Six months	Six months; additional six months mitigated severance	One year

        During the period in which such officer receives paid outsourcing support from us, the officer is entitled to receive the mitigated severance on a month-to-month basis (up to the maximum period set forth in the table above) to the extent the officer has not accepted an offer for full-time employment, advisory, consulting, or other full-time work. Corporate officers will be entitled to be paid accrued vacation time and unused paid time off. In addition, the Officer Separation Plan provides corporate officers with certain benefits continuing for the length of the severance payments (primarily health and welfare benefits), as well as reimbursement for specified outplacement services. Furthermore, corporate officers who are participants in the EICP may be eligible for payouts in accordance with the terms and conditions of the EICP. Payments under the Officer Separation Plan are generally made "biweekly" (our normal payroll cycle), although if any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the officer to additional tax, interest, or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service or the officer's death. In exchange for these payments, the officer must execute a release agreement satisfactory to us that includes, among other things, an agreement not to compete with us or solicit our employees for one year following the officer's separation. The Officer Separation Plan is not applicable to any corporate officer who has entered into a written employment agreement providing for severance payments, although it is noted that Mr. Foster's employment agreement incorporates provisions of the Officer Separation Plan therein. Each of the named executives is a participant in this plan.

  Change in Control Agreements

        We have entered into change in control agreements with each of our corporate officers with the position of corporate executive vice president or above, including each of the named executives. These agreements provide such officer with severance and other benefits in the event his or her employment terminates under certain conditions during the term of the agreement and within one year following a "change in control" (as defined in the agreements). Each agreement has a term of three years, with automatic one-year extensions thereafter. Payments made to the corporate officer under the agreement will generally offset or reduce payments and benefits to which the officer may be entitled under any other severance plan or agreement with us (including the Officer Separation Plan described above).

        The agreements provide that any options to acquire our common stock awarded to the corporate officer under any stock option or other long-term incentive plan shall become fully exercisable upon the occurrence of both (1) a change in control and (2) the termination of the officer within eighteen months following such change in control. In addition, restrictions on any shares of our restricted stock, restricted stock units, and PSUs held by the corporate officer shall lapse upon such events, although with respect to PSUs, any such accelerated vesting will occur to the extent that the applicable performance conditions, as adjusted or prorated as necessary, have been satisfied as of the date of such termination of employment.

        Each corporate officer covenants in his or her agreement that, in the event of a change in control during the term of the agreement, he or she will remain in our employment after the change in control until the earliest of (1) six months after the date of the change in control; (2) termination by the corporate officer of his or her employment for "good reason" (as defined in the agreement) or by reason of death, disability, or retirement; or (3) termination of the corporate officer's employment by us for any reason.

        If the employment of the corporate officer is terminated during the term of the agreement and on or before the first anniversary of a change in control either (1) by us other than for "cause" (as defined in the agreement), death, or disability or (2) by the corporate officer for good reason, the corporate officer will be entitled to certain severance benefits, as follows:

  •
  a lump sum cash severance payment equal to a multiple of three (Mr. Foster only) and two (all other named executives) times the sum of (1) the corporate officer's then-annual base salary, and (2) the corporate officer's target bonus for the fiscal year in which the termination occurs;

  •
  additional service credit of three years (Mr. Foster) and two years (all other named executives) for pension purposes assuming a 4% increase in compensation for each year;

  •
  continuation of group medical benefits and certain other perquisites for a period of three years (Mr. Foster only) and two years (all other named executives); and

  •
  26 weeks of outplacement services (up to $50,000), and payment of legal fees incurred in connection with any termination of employment other than a termination by us for cause.

        If any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the named executive to additional tax, interest, or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service, or the named executive's death.

        A "change in control" is defined in each agreement as any one of the following: (1) the closing of the sale of all or substantially all of our assets as an entirety to any person or related group of persons; (2) our merger or consolidation with or into another corporation, or the merger or consolidation of another corporation with or into us or one of our subsidiaries, such that immediately after such transaction our outstanding voting securities immediately prior to such transaction represent less than a majority of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; or (3) the closing of a transaction pursuant to which beneficial ownership of more than 50% of our outstanding common stock (assuming the issuance of common stock upon conversion or exercise of all then-exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights, and other rights to acquire common stock) is transferred to a single person or entity, or a "group" (within the meaning of Rule 13d-5(b)(l) of the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series of related transactions.

        Under the agreement, the term "cause" is defined as: (1) the willful and continued failure of the corporate officer to perform his or her duties with us, (2) a substantial violation of our Code (and any successor policy), (3) conviction of a felony, or (4) engaging in conduct that violates the confidentiality provisions of the agreement. "Good Reason" is generally defined to include: (1) situations such as the assignment to the corporate officer of duties inconsistent with his or her position or responsibility prior to the change in control, (2) a reduction in annual base salary (excluding across-the-board salary reductions affecting all senior executives), (3) failure to pay any portion of current compensation or deferred compensation when due after the expiration of a grace period (excluding across-the-board reductions or failures affecting all senior executives), (4) failure to maintain any compensation plan that is material to the corporate officer's total compensation, (5) failure to maintain material benefits that are substantially the same as those in effect when the change in control occurs, and (6) job relocations requiring the corporate officer to relocate more than 50 miles from the office where he or she is based.

  Severance Payments Absent a Change-in-Control

        The table below sets forth the amounts payable to each named executive in the event of termination absent a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  Termination occurs on December 30, 2017 (last day of the fiscal year 2017).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid by us; therefore, it was not included as a part of the cash severance payment. However, in actual practice, under the EICP, employees who leave us prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death, or disability).

Benefits Continuation—

  •
  In accordance with the Officer Separation Plan, the benefits continuation value for each named executive includes continuation of medical and dental coverage for the applicable severance period.

Equity—

  •
  In accordance with the 2007 and 2016 Incentive Plans, the named executives are entitled to exercise any vested stock option up to three months after termination of employment (except with respect to retirement eligible executives with respect to stock options granted in 2015 and thereafter). As described in detail on page 58-59 of this Proxy Statement, commencing with our 2015 equity grants, we have generally included a full career retirement provision in equity awards that provide for the continued vesting of unvested equity grants for employees who retire after meeting the following specified criteria. Mr. Foster, Mr. Barbo and Mr. Johst each are retirement eligible and received awards in 2015 and 2016 that would qualify for continued post-retirement vesting. In accordance with the 2007 and 2016 Incentive Plans, any unvested options, restricted stock/units, or PSUs after such time are forfeited (except with respect to retirement eligible executives with respect to stock options granted in 2015 and thereafter, as described above), although we note that if an employee terminates due to death more than

    12 months following the date of grant of a PSU, a pro rata portion of the PSU is deemed to immediately vest. Accordingly, for purposes of this table:

    •
    PSUs granted in 2016 are included on a pro rata basis (assuming two-thirds completion and estimated payout based on estimated adjustments of (1) first-year EPS performance and (2) rTSR performance through the end of fiscal 2017); and

    •
    PSUs granted in 2017 are included for retirement eligible executives assuming vesting at target levels, but are not included for the other named executives none of whose PSUs will have been deemed to have vested for purposes of this table.

Retirement Plan Benefits—

  •
  The values reflect the total vested account balance in the Deferred Compensation Plan as of December 31, 2017, and the lump sum present value of the accrued benefits under our U.S. Pension Plan as of December 31, 2017. These dates are slightly different than our 2017 fiscal year end (December 30, 2017) solely for the administrative efficiency of calculating these values.

  •
  Benefits under these plans are currently 100% vested for Messrs. Foster and Johst, and will automatically be paid upon any termination (disregarding any possible delay of payment as a result of compliance with Section 409A of the Code). Benefits under the Deferred Compensation Plan for Mr. Smith, Mr. Barbo and Dr. Molho vest in one-quarter increments annually over a four-year period, but become fully vested in the event of termination due to death or disability.

Other Benefits—

  •
  The Officer Separation Plan provides for professional outplacement services for each of the named executives. The values reflect the maximum cost of professional outplacement services equal to the lesser of: (1) 15% of the executive's base salary and prior year's bonus paid, or (2)(a) $75,000 (for executive vice presidents (or higher)) or (b) $50,000 (for senior vice presidents and vice presidents).

Accrued Vacation—

  •
  In accordance with the Company's officer vacation practices, we have assumed that each of the named executives has 80 hours of accrued and unused vacation remaining at the time of termination.

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Accrued Vacation	Total

James C. Foster
Disability, Voluntary Termination and For Cause Termination	$0	$0	$0	$20,667,156	$0	$45,958	$20,713,114
Retirement	$0	$0	$23,923,679	$20,667,156	$0	$45,958	$44,636,793
Death	$0	$0	$4,759,157	$20,667,156	$0	$45,958	$25,472,271
Involuntary Termination—Not for Cause or Good Reason Termination	$2,389,824	$47,888	$0	$20,667,156	$75,000	$45,958	$23,225,826
David R. Smith
Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$22,677	$0	$20,019	$42,696
Disability	$0	$0	$0	$90,706	$0	$20,019	$110,725
Death	$0	$0	$793,122	$90,706	$0	$20,019	$903,847
Involuntary Termination—Not for Cause or Good Reason Termination	$520,502	$1,743	$0	$22,677	$75,000	$20,019	$639,941
William D. Barbo
Voluntary Termination and For Cause Termination	$0	$0	$0	$800,382	$0	$17,308	$817,690
Retirement	$0	$0	$3,073,875	$800,382	$0	$17,308	$3,891,565
Disability	$0	$0	$0	$900,981	$0	$17,308	$918,289
Death	$0	$0	$571,044	$900,981	$0	$17,308	$1,489,333
Involuntary Termination—Not for Cause or Good Reason Termination	$900,000	$47,888	$0	$800,382	$75,000	$17,308	$1,840,578
David P. Johst
Disability, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$7,503,664	$0	$24,396	$7,528,060
Retirement	$0	$0	$7,789,370	$7,503,664	$0	$24,396	$15,317,430
Death	$0	$0	$1,522,927	$7,503,664	$0	$24,396	$9,050,987
Involuntary Termination—Not for Cause or Good Reason Termination	$1,268,571	$62,678	$0	$7,503,664	$75,000	$24,396	$8,934,309
Davide A. Molho
Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$885,639	$0	$23,794	$909,433
Disability	$0	$0	$0	$1,058,797	$0	$23,794	$1,082,591
Death	$0	$0	$1,586,329	$1,058,797	$0	$23,794	$2,668,920
Involuntary Termination—Not for Cause or Good Reason Termination	$1,237,265	$59,192	$0	$885,639	$75,000	$23,794	$2,280,890
(1)
In these termination situations, unvested awards generally do not accelerate. As noted above, in the event of death, unvested PSUs granted more than 12 months ago will be deemed to have pro rata vested. This column does not reflect the value of any vested awards from the 2015 PSU grants. As described in detail on page 58 of this Proxy Statement, commencing with our 2015 equity grants, we have generally included a full career retirement provision in equity awards that provide for the continued vesting of unvested equity grants for employees who retire after meeting the specified criteria, including a specified notice period. Mr. Foster, Mr. Barbo, and Mr. Johst each are retirement eligible and received awards in 2016 and 2017 that would qualify for continued post-retirement vesting.

(2)
Reflects payment for professional outplacement services.

Severance Payments Following a Change in Control

        The table below sets forth the amounts payable to each named executive in the event of termination following a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  A change in control is assumed to have occurred on December 30, 2017 (last day of the fiscal year 2017). However, no change in control actually occurred on the aforementioned date.

  •
  Termination occurs on December 30, 2017 (last day of the fiscal year 2017).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid by us; therefore, it was not included as a part of the cash severance payment. However, in actual practice, under the EICP plan, employees who leave us prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death, or disability).

  •
  For purposes of determining the amount of the lump-sum cash severance payment equal to a multiple of three (Mr. Foster only) or two (Messrs. Smith, Barbo, Johst, and Molho) times the sum of (1) the corporate officer's then-annual base salary and (2) the corporate officer's target bonus for the fiscal year in which the termination occurs, we have assumed that the target bonus is the target bonus for fiscal 2017, as discussed in more detail in the section of this Proxy Statement entitled "Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Awards."

Benefits Continuation—

  •
  The benefits continuation value for each named executive includes 24-month (Mr. Smith, Mr. Barbo, Mr. Johst, and Dr. Molho), or 36-month (Mr. Foster) continuation of medical, dental, basic life/AD&D, long-term disability, and other welfare-type benefits at the time of termination.

Equity—

  •
  As of December 30, 2016, the change-in-control agreements provide for full acceleration of all unvested equity awards if the named executive is terminated within eighteen months of the change in control. In addition, in accordance with the 2007 Incentive Plan, as amended, all equity awards accelerate and vest immediately upon a change in control. The values below reflect the in-the-money value of all unvested stock options and the value of all unvested restricted stock and unvested PSUs (PSUs granted in 2017 calculated at target amounts and PSUs granted in 2016 calculated at base amounts (i.e., target amounts X EPS Payout Percentage)).

Retirement Plan Benefits—

  •
  In addition to the triggered benefits described above, the values reflect the total account balance of the Deferred Compensation Plan as of December 31, 2017, and the lump-sum present value of the accrued benefits under the Pension Plan as of December 31, 2017. These dates are slightly different than our 2017 fiscal year end (December 30, 2017) solely for administrative efficiency of calculated these values.

  •
  Under the Pension Plan, no additional compensation for additional years' service credit has been added since the Pension Plan was frozen in 2008.

  •
  Benefits under these plans are vested and will automatically be paid upon any termination (disregarding any possible delay of payment as a result of compliance with Section 409A of the Code).

Accrued Vacation—

  •
  In accordance with the Company's officer vacation practices, we have assumed that each of the named executives has 80 hours of accrued and unused vacation remaining at the time of termination.

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Accrued Vacation	Total

James C. Foster
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$25,345,456	$20,667,156	$0	$45,958	$46,058,570
Involuntary Termination Not for Cause or Good Reason Termination	$7,169,471	$278,650	$25,345,456	$20,667,156	$50,000	$45,958	$53,556,691
David R. Smith
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$5,307,546	$90,706	$0	$20,019	$5,418,271
Involuntary Termination Not for Cause or Good Reason Termination	$1,769,706	$17,580	$5,307,546	$90,706	$50,000	$20,019	$7,255,557
William D. Barbo
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$3,199,023	$900,981	$0	$17,308	$4,117,312
Involuntary Termination Not for Cause or Good Reason Termination	$1,530,000	$55,782	$3,199,023	$900,981	$25,000	$17,308	$5,728,094
David P. Johst
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$8,198,912	$7,503,664	$0	$24,396	$15,726,972
Involuntary Termination Not for Cause or Good Reason Termination	$2,156,570	$89,226	$8,198,912	$7,503,664	$50,000	$24,396	$18,022,768
Davide A. Molho
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$8,536,267	$1,058,797	$0	$23,794	$9,618,858
Involuntary Termination Not for Cause or Good Reason Termination	$2,103,350	$80,504	$8,536,267	$1,058,797	$50,000	$23,794	$11,852,712
(1)
Equity value following a change in control reflects the value of all unvested stock options, restricted stock, RSUs, and performance awards, assuming that all options, restricted stock, RSUs, and performance awards outstanding as of the date of the change in control accelerate and, in the case of options, become fully exercisable (using our closing stock price on December 29, 2017 of $109.45).

(2)
Reflects maximum payment for professional outplacement services.

2017 Pay Ratio Disclosure

  Pay Ratio

        In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the Pay Ratio Rule), we are providing the following estimated information for 2017:

  •
  the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $42,040;

  •
  the annual total compensation of our Chief Executive officer was $12,575,597; and

  •
  the ratio of these two amounts was 299 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

        SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

  Methodology for Identifying Our "Median Employee"

  Employee Population

        To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our "median employee." We determined that, as of November 1, 2017, our employee population consisted of approximately 11,730 individuals (of which approximately 45% were located in the United States and 55% were located in jurisdictions outside the United States)(consistent with our disclosure in Item 1, Business, in our Annual Report on Form 10-K filed with the SEC on February 13, 2018). Our employee population consisted of our global workforce of full-time, part-time, seasonal and temporary employees, as described in more detail below.

        We selected November 1, 2017, which is within the last three months of 2017, as the date upon which we would identify the "median employee," to allow sufficient time to identify the median employee given the global scope of our operations. As we are a non-retail, non-seasonal business and do not employ a large, seasonal, temporary workforce in the month of December, we believe this methodology resulted in a median employee who is representative of our workforce throughout the course of the year.

  Adjustments to our Employee Population

        As permitted by the Pay Ratio Rule, we adjusted our total employee population (as described above) for purposes of identifying our "median employee" by excluding approximately 550 of our employees located in certain jurisdictions outside of the United States given the relatively small number of employees in those jurisdictions, as follows: 3 employees from Australia; 18 employees from Belgium; 11 employees from Brazil; 116 employees from Finland; 36 employees from India; 2 employees from Israel; 195 employees from Italy; 1 employee from Mexico; 1 employee from Philippines; 1 employee from Poland; 28 employees from Singapore; 21 employees from South Korea; 114 employees from Spain; and 3 employees from Sweden. After this adjustment, the total employee population consisted of approximately 11,180 employees.

        We also excluded approximately 70 employees of Brains On-Line, which we acquired in August 2017.

        After taking into account the above described adjustments to our employee population as permitted by the Pay Ratio Rule, our total adjusted employee population for purposes of determining our "median employee" consisted of approximately 11,110 individuals.

  Determining our Median Employee

        Our estimation method for identifying our "median employee" from our total adjusted employee population was the calculation and comparison of the budgeted, annualized, total target cash compensation (BATTCC) of our employees as reflected in our global human capital management system. This method involves annualizing the compensation of employees who were hired in 2017 but did not work for us for the entire fiscal year, and further, converting the BATTCC of non-US employees to U.S. dollars using global currency exchange rates as of November 1, 2017. We identified our "median employee" using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not apply any cost-of-living adjustments in identifying our "median employee".

  Our Median Employee

        Using the methodologies described above, we determined that our "median employee" was a full-time, hourly employee located in the United States, with a BATTCC for the 12-month period ending December 31, 2017 in the amount of $40,611.

  Determination of Annual Total Compensation of our "Median Employee" and our CEO

        Once we identified our "median employee", we then calculated such employee's annual total compensation for 2017 using the same methodology we used for purposes of determining the annual total compensation of our named officers for 2017 (as set forth in the 2017 Summary Compensation Table on page 64-65 of this Proxy Statement).

        Our CEO's annual total compensation for 2017 for purposes of the Pay Ratio Rule is equal to the amount reported in the "Total" column in the 2017 Summary Compensation Table.

Related Person Transaction Policy

        We maintain a written Related Person Transactions Policy (available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption) which is intended to promote the timely identification of transactions involving "related persons" (as such term is defined pursuant to SEC regulations) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. The policy covers any financial transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships), including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships. The Board has designated the Audit Committee to oversee this policy.

        If a transaction qualifies as a related person transaction, the Audit Committee then considers all relevant facts and circumstances including, without limitation: commercial reasonableness of the terms; the benefit and perceived benefit, or lack thereof, to us; opportunity costs of alternate transactions; the materiality and character of the related person's direct or indirect interest; and the actual or apparent conflict of interest of the related person. The Committee will not approve or ratify a related person transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is either (1) in the best interests of the Company and our shareholders or (2) is not inconsistent with the best interests of the Company and our shareholders.

        As of the date of this Proxy Statement, we are not aware of the existence of any related person transaction since the beginning of fiscal year 2017.

Compensation Committee Interlocks and Insider Participation

        During the 2017 fiscal year, the Compensation Committee consisted of Dr. Kochevar and Messrs. Reese and Wallman. None of these individuals has served as an officer or employee for the Company or for any of our subsidiaries. We are not aware of any compensation committee interlocks.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. During fiscal 2017, the members of the Audit Committee included Messrs. Bertolini, Chubb, and Massaro.

        The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, our compliance with related legal and regulatory requirements, and the quality of our external audit processes. The Audit Committee is also responsible for overseeing our overall financial reporting process. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Board of Directors has determined that Robert Bertolini, Stephen D. Chubb, and George E. Massaro are each Audit Committee financial experts. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 30, 2017, the Audit Committee took the following actions.

  •
  Reviewed and discussed the audited financial statements for the fiscal year ended December 30, 2017, the quarterly financial statements and the annual and quarterly earnings press releases with management, which has primary responsibility for the financial statements, and the earnings releases, and PricewaterhouseCoopers LLP, our independent registered public accounting firm.

  •
  Reviewed and discussed with management the requirements under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and monitored the activity surrounding the compliance initiative of our management and the audit-related activity of PricewaterhouseCoopers LLP.

  •
  Monitored the Company's continued efforts to improve its internal control over financial reporting.

  •
  Met with our management, internal auditors, and PricewaterhouseCoopers LLP, separately and together, to discuss our financial reporting process and internal control over financial reporting in addition to other matters required to be discussed by Public Company Accounting Oversight Board AU Section 380.

  •
  Reviewed with the independent auditor all services provided during 2017 and found no independence concerns and approved the provision of all services in advance of completion consistent with prescribed policy and procedures. In addition, the Audit Committee received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by the Public Company Accounting Oversight Board. The Audit Committee further discussed with PricewaterhouseCoopers LLP its independence.

  •
  Considered the status of taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

  •
  Evaluated the annual inspection report by the Public Company Accounting Oversight Board of PricewaterhouseCoopers LLP, and discussed the report with PricewaterhouseCoopers LLP. The Audit Committee also evaluated a report on PricewaterhouseCoopers LLP's quality controls, and discussed the report with them.

  •
  Monitored compliance with the policies and procedures for the engagement of the independent registered public accounting firm. The Committee engaged the independent registered public accounting firm only for certain services including audit, audit-related, and specifically approved tax and other services.

  •
  Monitored compliance with the policy and procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding our accounting, internal controls over financial reporting and auditing matters.

        Based on the Audit Committee's review of the audited financial statements, and representations made by and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 for filing with the Securities and Exchange Commission.

Mr. George E. Massaro (Chair) Mr. Robert Bertolini Mr. Stephen D. Chubb

        The foregoing report should not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, by any general statement incorporating by reference this Proxy Statement except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under such Acts.

 PROPOSAL FOUR—
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 29, 2018, and the effectiveness of our internal control over financial reporting as of December 29, 2018. PricewaterhouseCoopers LLP was our independent registered public accounting firm for the fiscal year ended December 30, 2017, and audited our financial statements for the fiscal year ended December 30, 2017, and the effectiveness of our internal control over financial reporting as of December 30, 2017. PricewaterhouseCoopers LLP has served as our auditor since 1999. The members of the Audit Committee and Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in our best interests and the best interests of our shareholders. The Audit Committee proposes that the shareholders ratify this appointment for the fiscal year ending December 29, 2018. We expect that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

        In the event that ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not obtained at the Meeting, the Audit Committee will reconsider its appointment. Even if ratification is obtained, the Audit Committee may decide in the future it is in our interest to no longer retain PricewaterhouseCoopers LLP.

Statement of Fees Paid to Independent Registered Public Accounting Firm

        The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal years ended December 30, 2017 and December 31, 2016, and fees for other services rendered by PricewaterhouseCoopers LLP for those periods.

	2017	2016
Audit fees(1)	$5,375,940	$5,574,758
Audit-related fees(2)	1,454,962	767,631
Tax fees(3)	1,200,707	1,649,245
All other fees(4)	11,015	8,700

Total(5)	$8,042,624	$8,000,334

(1)
Audit fees consisted of work performed in the integrated audit of our annual consolidated financial statements filed on Form 10-K, audit activity directly related to Section 404 of the Sarbanes-Oxley Act of 2002, reviews of our quarterly condensed consolidated financial statements filed on Forms 10-Q, and the audits of statutory financial statements of certain foreign subsidiaries. All such services were approved in advance by the Audit Committee.

(2)
Audit-related fees consisted principally of fees for financial due diligence services for potential acquisitions and work performed in the audit of our employee benefit plans. All such services were approved in advance by the Audit Committee.

(3)
Tax fees related to tax compliance, consulting, and tax return preparation. All such services were approved in advance by the Audit Committee.

(4)
All other fees consisted principally of fees for accounting research tools. All such services were approved in advance by the Audit Committee.

(5)
None of the non-audit services constitute a prohibited activity for our independent auditor under the Sarbanes-Oxley Act of 2002 or related SEC regulations.

Policy and Procedures on Engagement and Retention of the Independent Auditor for Audit, Audit-Related, and Non-Audit Services

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, and overseeing the work of our independent auditor. In recognition of this responsibility, the Audit Committee has established a policy for preapproving all audit and permissible non-audit services provided by its independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year's audit, management submits to the Audit Committee for approval a summary of services expected to be rendered during that year. Prior to engagement, the Audit Committee preapproves a budget for each category of services. The Audit Committee requires the independent registered public accounting firm and management to periodically report on the actual fees versus the budget by category of service. Additional service engagements that may exceed these preapproved limits must be submitted to the Audit Committee for preapproval. The Audit Committee of the Board of Directors has considered whether the provision of the services described above under the captions "tax fees" and "all other fees" is compatible with maintaining PricewaterhouseCoopers LLP's independence. The Audit Committee has concluded that these services do not compromise PricewaterhouseCoopers LLP's independence.

        The Audit Committee recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2018.

 OTHER MATTERS

Shareholder Proposals for 2019 Annual Meeting

        Shareholders who wish to present proposals for inclusion in the proxy statement relating to our Annual Meeting of Shareholders to be held in 2019 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible, shareholder proposals must be received by our Corporate Secretary no later than November 29, 2018.

        Under our Bylaws, if a shareholder wishes to present a proposal or nomination at the 2019 Annual Meeting separately from the Rule 14a-8 process, such shareholder must give written notice to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. The Corporate Secretary must receive such notice no sooner than January 8, 2019, and no later than February 7, 2019, and must comply with our Bylaws.

Obtaining Additional Information About Charles River

        The Notice of Meeting, this Proxy Statement, the enclosed proxy and our Annual Report to Shareholders for the year ended December 30, 2017 are being mailed to shareholders on or about March 29, 2018. Our Annual Report to Shareholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 (other than exhibits thereto), as filed with the SEC. The Form 10-K provides additional information about the Company. Exhibits will be provided upon written request and payment of an appropriate processing fee. A copy of our Annual Report on Form 10-K (with exhibits) for the year ended December 30, 2017 can also be found on the SEC website at www.sec.gov. In addition, shareholders may request a copy of the Annual Report on Form 10-K, without charge, by writing to our Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887.

Certain Matters Relating to Proxy Materials and Annual Reports

        We satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method is referred to as "householding" and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from affected shareholders prior to the mailing date. Promptly upon written or oral request, we undertake to deliver a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report, either now or in the future, please contact Computershare Investor Services: by mail at P.O. Box 505008 Louisville, KY 40233-9814; by telephone at 1-800-368-5948; or through the website: http://www.computershare.com/investor. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, please contact your broker or bank.

Other Business

        The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By order of the Board of Directors: David P. Johst Corporate Secretary

Wilmington, Massachusetts
March 29, 2018

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

 Appendix A

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS(1)
(dollars in thousands, except for per share data)

	Twelve Months Ended
	December 30, 2017	December 31, 2016	December 26, 2015	December 27, 2014	December 28, 2013	December 29, 2012	December 31, 2011	December 25, 2010	December 26, 2009	December 27, 2008
Net income (loss) attributable to common shareholders	$123,355	$154,765	$149,313	$126,698	$102,828	$97,295	$109,566	$(336,669)	$114,441	$(524,505)
Less: Income (loss) from discontinued operations, net of income taxes	(137)	280	(950)	(1,726)	(1,265)	(4,252)	(5,545)	(8,012)	1,399	3,283

Net income (loss) from continuing operations attributable to common shareholders	123,492	154,485	150,263	128,424	104,093	101,547	115,111	(328,657)	113,042	(527,788)
Add back:
Amortization related to acquisitions	41,370	42,746	29,374	25,957	17,806	18,067	21,795	24,405	25,717	26,725
Severance and executive transition costs	3,278	8,472	6,173	7,792	3,218	2,580	5,462	16,504	16,344	—
Site consolidation costs, impairments, and other items(2)	18,645	11,849	2,240	7,136	21,381	3,963	473	384,896	3,939	706,689
Adjustment of acquisition-related contingent consideration and related items	—	—	—	—	—	—	(721)	2,865	—	—
Operating losses(3)	—	—	5,517	2,600	3,371	3,738	6,471	13,387	3,988	—
Acquisition-related adjustments(4)	6,687	22,702	14,513	6,688	1,752	3,774	215	8,319	3,246	1,125
Government billing adjustment and related expenses	150	634	477	848	2,402	—	—	—	—	—
Acquisition agreement termination fee	—	—	—	—	—	—	—	30,000	—	—
Gain on settlement of life insurance policy	—	—	—	—	—	—	(7,710)	—	—	—
U.S. pension curtailment	—	—	—	—	—	—	—	—	—	(3,276)
Gain on sale of U.K. real estate	—	—	—	—	—	—	—	—	(839)	—
Reversal of an indemnification asset associated with acquisition and corresponding interest(5)	—	54	10,411	—	—	—	—	—	—	—
Write-off of deferred financing costs and fees related to debt refinancing	—	987	721	—	645	—	1,450	4,542	—	—
Loss on sale of auction rate securities	—	—	—	—	—	712	—	—	—	—
Gain on bargain purchase(6)	(277)	15	(9,837)	—	—	—	—	—	—	—
Convertible debt accounting(7)	—	—	—	—	6,710	14,741	13,978	12,948	11,106	8,432
Gain on divestiture of CDMO business	(10,577)	—	—	—	—	—	—	—	—	—
Debt forgiveness associated with a prior acquisition(8)	(1,863)	—	—	—	—	—	—	—	—	—
Deferred tax revaluation	—	—	—	—	—	—	—	—	—	763
Tax benefit from disposition of Phase I clinical business	—	—	—	—	—	—	(11,111)	—	—	—
Massachusetts tax law change	—	—	—	—	—	—	—	—	—	1,897
Reduction of tax benefits—Charles River Massachusetts	—	—	—	—	—	—	—	—	719	—
Costs and taxes associated with corporate legal entity restructuring and repatriation	—	—	—	—	—	—	1,637	15,689	(1,084)	(4,045)
Tax effect of non-GAAP adjustments:
Tax effect from U.S. Tax Reform(9)	78,537	—	—	—	—	—	—	—	—	—
Tax effect from divestiture of CDMO business	17,705	—	—	—	—	—	—	—	—	—
Reversal of uncertain tax position associated with acquisition and corresponding interest(5)	—	—	(10,411)	—	—	—	—	—	—	—
Tax effect of the remaining non-GAAP adjustments and certain other tax items	(21,184)	(23,025)	(20,106)	(14,987)	(19,126)	(16,604)	(15,710)	(59,274)	(22,228)	(15,970)

Net income from continuing operations attributable to common shareholders, excluding specified charges (Non-GAAP)	$255,963	$218,919	$179,335	$164,458	$142,252	$132,518	$131,340	$125,624	$153,950	$194,552

A-1

	Twelve Months Ended
	December 30, 2017	December 31, 2016	December 26, 2015	December 27, 2014	December 28, 2013	December 29, 2012	December 31, 2011	December 25, 2010	December 26, 2009	December 27, 2008
Weighted average shares outstanding—Basic	47,481	47,014	46,496	46,627	47,740	47,912	50,823	62,561	65,366	67,274
Effect of dilutive securities:
2.25% senior convertible debentures	—	—	—	—	—	—	—	—	—	776
Stock options, restricted stock units, performance stock units, and contingently issued restricted stock	1,083	944	1,138	931	749	494	495	558	268	1,010
Warrants	—	—	—	—	—	—	—	—	2	87

Weighted average shares outstanding—Diluted	48,564	47,958	47,634	47,558	48,489	48,406	51,318	63,120	65,636	69,147

Earnings per share from continuing operations attributable to common shareholders
Basic	$2.60	$3.28	$3.23	$2.76	$2.18	$2.12	$2.26	$(5.25)	$1.73	$(7.85)
Diluted	$2.54	$3.22	$3.15	$2.70	$2.15	$2.10	$2.24	$(5.25)	$1.72	$(7.85)
Basic excluding non-GAAP adjustments	$5.39	$4.66	$3.86	$3.53	$2.98	$2.77	$2.58	$2.01	$2.36	$2.89
Diluted excluding non-GAAP adjustments	$5.27	$4.56	$3.76	$3.46	$2.93	$2.74	$2.56	$1.99	$2.35	$2.81

(1)
Solely for purposes of demonstrating executive compensation trends, this Proxy Statement contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude: non-cash goodwill and other asset impairments in the fourth quarters of 2010 and 2008; amortization of intangible assets and other charges related to our acquisitions; expenses associated with evaluating acquisitions (including costs related to the termination of acquisitions, charges and operating losses attributable to our businesses we plan to close or divest (or have closed or divested) and other related miscellaneous expenses; severance costs associated with our cost-saving actions; fees and taxes associated with corporate subsidiary restructurings and the repatriation of cash into the United States; write-offs of deferred financing costs related to the extinguishment of debt; the additional interest recorded as a result of the adoption in 2009 of an accounting standard related to our convertible debt accounting which increased interest and depreciation expense; gains from the sale of U.K. real estate; the gain on the curtailment of our U.S. defined benefit plan in 2008; a gain recognized upon the settlement of a life insurance policy of a former officer income from tax settlements related to our discontinued operations; gain (and related tax effect) on the divestiture of our CDMO business; debt forgiveness associated with an acquistiion; the tax effect of 2017 U.S. Tax Reform legislation; charges in connection with a deferred tax revaluation; deferred financing costs related to our amended credit facilities; taxes associated with the disposition of our Phase I clinical business; and the positive impact of adjustments to contingent consideration payable for earlier acquisitions. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions (and in certain cases, the evaluation of such acquisitions, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities, such as business acquisitions, happen infrequently and the underlying costs associated with such activities do not recur on a regular basis. Non-GAAP results also allow investors to compare the Company's operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this Proxy Statement are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this Proxy Statement to the most directly comparable GAAP financial measures are set forth in this table, and can also be found on the Company's website at ir.criver.com.

(2)
Reported results in 2017, 2016, and 2015 primarily include site consolidation costs, impairments, and other items. Reported results in 2014 include: (i) asset impairments and accelerated depreciation related to the consolidation of research model production operations; (ii) charges related to a dispute with a large model supplier; and (iii) a gain related to the sale of a former research model facility in France. Reported results in 2013 include: (i) accelerated depreciation related to the consolidation of research model production operations in California and Biologics Testing Solutions operations; (ii) an impairment charge related to the Company's DSA facility in Massachusetts; (iii) an adjustment to prior-period accrued compensated absences; and (iv) asset impairments at certain European facilities. Reported results in 2012 include: (i) the impairment of long-lived assets for certain RMS Europe facilities; (ii) the gain on the sale of land for an RMS facility; and (iii) a write-off associated with large model inventory held at a vendor. Reported results in 2011 include: (i) asset impairments associated with certain RMS and DSA operations; (ii) gains on the disposition of RMS facilities in Michigan and Europe; (iii) costs associated with exiting a defined benefit plan in RMS Japan; and (iv) costs associated with vacating a corporate leased facility. Reported results in 2010 primarily include to goodwill and asset impairments associated with the Company's DSA business segment. Additionally, these amounts were reduced by $4.3 million to account for the portion of the asset impairment charge associated with the non-controlling interest in the company's former DSA facility in China. Reported results in 2009 primarily include an asset impairment and costs associated with the Company's planned disposition of its DSA facility in Arkansas, as well as additional miscellaneous expenses. Reported results in 2008 primarily include a goodwill impairment related to the Company's DSA business segment, as well as asset impairments and other charged related to the sale of the Company's Vaccine business in Mexico and closure of the Company's facility in Hungary; the disposition of and accelerated exit from the Company's Worcester, MA facility; severance costs related to cost-saving actions and advisory fees incurred in connection with repatriation of accumulated foreign earnings.

(3)
Operating losses are primarily related to the curtailment of operations and subsequent operating costs at the Company's DSA facilities in Massachusetts, China, and Arkansas.

(4)
These adjustments are related to the evaluation and integration of acquisitions, which primarily include transaction, third-party integration, and certain compensation costs, and fair value adjustments associated with contingent consideration. In addition, the amount in 2016 includes a $1.5 million charge recorded in connection with the modification of the option to purchase the remaining 13% equity interest in Vital River, partially offset by a $0.7 million gain on remeasurement of previously held equity interest in an entity acquired in a step acquisition.

(5)
These amounts represent the reversal of an uncertain tax position and an offsetting indemnification asset primarily related to the acquisition of BioFocus.

(6)
The amounts relate to acquisitions and represents the excess of the estimated fair value of the net assets acquired over the purchase price.

(7)
Reported results in 2013, 2012, 2011, 2010, 2009, and 2008 include the impact of convertible debt accounting adopted at the beginning of 2009, which increased interest expense by $6.6 million, $14.5 million, $13.8 million, $12.7 million, $11.9 million, and $11.1 million and depreciation expense by $0.1 million, $0.2 million, $0.2 million, $0.2 million, $0.2 million, and $0.1 million, respectively; and capitalized interest by $1.0 million in 2009 and $2.8 million in 2008.

(8)
The amount represents the forgiveness of a liability related to the acquisition of Vital River.

(9)
The amount for fiscal year 2017 includes a $78.5 million estimate for the impact of the enactment of U.S. Tax Reform legislation. The estimated impact of U.S. Tax Reform consists of the one-time transition tax on unrepatriated earnings (also known as the toll tax), withholding and state taxes related to the Company's withdrawal of its indefinite reinvestment assertion regarding unremitted earnings, and the revaluation of U.S. federal net deferred tax liabilities. The final impact of U.S. Tax Reform may differ from these estimates, due to, among other things, changes in interpretations, analysis, and assumptions made by the Company, additional guidance that may be issued by regulatory agencies, and any updated or changes to estimates the Company utilized to calculate the transition tax impact.

A-2

 Appendix B

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
2018 INCENTIVE PLAN
Originally adopted by the Board of Directors
On March 20, 2018

1.     ADMINISTRATION

        Subject to the express provisions of the Plan, the Administrator has the authority to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to implement the Plan. Once an Award has been communicated in writing to a Participant, the Administrator may not, without the Participant's consent, alter the terms of the Award so as to materially affect adversely the Participant's rights under the Award, unless the Administrator has expressly reserved the right to do so or pursuant to Section 9.

2.     LIMITS ON AWARDS UNDER THE PLAN

        a.    NUMBER OF SHARES.    Subject to adjustments as provided in Section 5.b, the total number of shares of Stock subject to Awards granted under the Plan, in the aggregate, may not exceed 7,198,598 (the "Fungible Pool Limit"), which includes (A) a reserve of 439,798 shares of Stock remaining available for issuance under the 2016 Plan as in effect prior to the Effective Date and (B) an increase of 6,758,800 shares of Stock, as approved by the Board, subject to approval by the stockholders of the Company. Each share of Stock issued or to be issued in connection with any Full-Value Award shall be counted against the Fungible Pool Limit as 2.3 Fungible Pool Units. Stock Options, SARs and other Awards that do not deliver the full value at grant thereof of the underlying shares of Stock and that expire no more than seven (7) years from the date of grant shall be counted against the Fungible Pool Limit as one (1.0) Fungible Pool Unit. (For these purposes, the number of shares of Stock taken into account with respect to a SAR shall be the number of shares of Stock underlying the SAR at grant (i.e., not the final number of shares of Stock delivered upon exercise of the SAR)). For purposes of the preceding sentence, shares that have been forfeited or cancelled in accordance with the terms of the applicable Award shall not be considered to have been delivered under the Plan, but shares held back in satisfaction of the exercise price or tax withholding requirements from shares that would otherwise have been delivered pursuant to an Award will be considered to have been delivered under the Plan. In addition, shares of Stock that have been repurchased by the Company with proceeds obtained in connection with the exercise of outstanding Awards shall not be added into the pool of available shares. Any shares of Stock that again become available for grant pursuant to this Section 2.a shall be added back to the pool of available shares. For purposes of clarity, in calculating the number of shares of Stock remaining under the Fungible Pool Limit, the Administrator will not increase the number of available Fungible Pool Units for shares of Stock delivered under an Award (i.e., previously acquired Shares tendered by the Participant in payment of the exercise price or of withholding taxes). The Administrator shall determine the appropriate methodology for calculating the number of shares of Stock issued pursuant to the Plan.

        b.    TYPE OF SHARES.    Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

        c.    PARTICIPANT SHARE LIMIT.    The maximum number of shares of Stock for which any Awards may be granted to any Participant annually from and after adoption of the Plan and prior to March 20, 2028 shall be 2,000,000, subject to adjustments as provided in Section 5.b. No Awards may be granted under the Plan after March 20, 2028, but previously granted Awards may extend beyond that date.

        d.    OTHER AWARD LIMITS.    No more than $3,000,000 may be paid to any individual with respect to any Cash Performance Award (other than an Award expressed in terms of shares of Stock or units representing Stock, which shall instead be subject to the limit set forth in Section 2.c above). In applying the dollar limitation of the preceding sentence: (A) multiple Cash Performance Awards to the same individual that are determined by reference to performance periods of one year with or within the same fiscal year of the Company shall be subject in the aggregate to one limit of such amount, and (B) multiple Cash Performance Awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company shall be subject in the aggregate to a separate limit of such amount.

        e.    NON-EMPLOYEE DIRECTOR LIMIT.    The aggregate grant date fair value (determined as of the date of grant) of any Award granted under the Plan to an individual upon becoming a non-employee member of the Board of Directors ("Initial Non-Employee Director Grant") shall not exceed $600,000. Subject to adjustment as provided in Section 5.b, no Participant who is a non-employee member of the Board of Directors may receive under the Plan (or otherwise) in any calendar year Stock Options, SARs, Restricted Stock, Unrestricted Stock, Deferred Stock and Performance Awards denominated in shares of Stock with a grant date fair value (determined as of the date of grant) that, when combined with the aggregate amount of any Cash Performance Awards and any other compensation granted to such Participant in such calendar year, exceeds an aggregate of $800,000 (excluding an Initial Non-Employee Director Grant).

        f.    ISO SHARE LIMIT.    Subject to adjustments as provided in Section 5.b, the maximum number of shares of Stock available for issuance with respect to ISOs under the Plan shall be 3,500,000.

3.     ELIGIBILITY AND PARTICIPATION

        The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

4.     RULES APPLICABLE TO AWARDS

        a.    ALL AWARDS

        (1)    TERMS OF AWARDS.    All Awards of Stock Options and SARs granted hereunder shall have a term of not to exceed seven (7) years from the date of grant. The Administrator shall determine all other terms of all Awards subject to the limitations provided herein.

        (2)    PERFORMANCE CRITERIA.    Where rights under an Award depend in whole or in part on satisfaction of Performance Criteria, actions by the Company that have an effect, however material, on such Performance Criteria or on the likelihood that they will be satisfied will not be deemed an amendment or alteration of the Award.

        (3)    ALTERNATIVE SETTLEMENT.    The Company may at any time extinguish rights under an Award in exchange for payment in cash, Stock (subject to the limitations of Section 2) or other property on such terms as the Administrator determines, PROVIDED the holder of the Award consents to such exchange, PROVIDED FURTHER, no such exchange will be made where the cash,

Stock or property to be received has a fair market value greater than the Award being extinguished, or where any such exchange would violate Section 4.a(9) of this Plan.

        (4)    TRANSFERABILITY OF AWARDS.    Awards may not be transferred other than by will or by the laws of descent and distribution and during a Participant's lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf).

        (5)    VESTING, ETC.    Without limiting the generality of Section 1, the Administrator may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Notwithstanding anything contained herein to the contrary, (1) Awards that are not Performance Awards to Participants shall vest (i.e., become free of forfeiture restrictions) over a period of time at least three years or more from the date of grant and no Award shall vest in part or in whole before 12 months from the date of grant, and (2) Full-Value Awards that are Performance Awards shall be subject to the attainment of Performance Criteria which require at least 12 months to achieve and no Award shall vest in part or in whole before 12 months from the date of grant; PROVIDED, however, that Awards that aggregate not more than 5% of the number of shares reserved for issuance under the Plan may be awarded without the vesting requirements set forth in clauses (1) and (2).

        Unless otherwise provided by Section 4.d with respect to Performance Awards or if the Administrator expressly provides otherwise:

          (A)  immediately upon the cessation of a Participant's employment or other service relationship with the Company and its Affiliates, all Awards (other than Stock Options and SARs) held by the Participant (or by a permitted transferee under Section 4.a(4)) immediately prior to such cessation of employment or other service relationship will be forfeited if not then vested and, where exercisability is relevant, will cease to be exercisable;

          (B)  except as provided in clauses (C) and (D) below, all Stock Options and SARs held by a Participant (or by a permitted transferee under Section 4.a(4)) immediately prior to the cessation of the Participant's employment or other service relationship for reasons other than Disability or death, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 4.a(5), and shall thereupon terminate;

          (C)  all Stock Options and SARs held by a Participant (or by a permitted transferee under Section 4.a(4)) immediately prior to the Participant's Disability or death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the Participant's Disability or death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 4.a(5), and shall thereupon terminate; and

          (D)  all Stock Options and SARs held by a Participant (or by a permitted transferee of the Participant under Section 4.a(4)) whose cessation of employment or other service relationship is determined by the Administrator in its sole discretion to result from reasons which cast such discredit on the Participant as to justify immediate termination of the Award shall immediately terminate upon such cessation.

        Unless the Administrator expressly provides otherwise, a Participant's "employment or other service relationship with the Company and its Affiliates" will be deemed to have ceased, in the case of an employee Participant, upon termination of the Participant's employment with the Company and its Affiliates (whether or not the Participant continues in the service of the Company or its Affiliates in some capacity other than that of an employee of the Company or its Affiliates), and in the case of any other Participant, when the service relationship in respect of which the Award was granted terminates

(whether or not the Participant continues in the service of the Company or its Affiliates in some other capacity).

        (6)    TAXES.    The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements. For the avoidance of doubt, Stock may be tendered or held back by the Company in excess of the minimum amount required to be withheld for Federal, state, and local taxes.

        As provided in Section 2.a of this Plan, in the event shares of Stock are held back from an Award in satisfaction of tax withholding requirements, such shares will nonetheless be considered to have been delivered under the Plan.

        (7)    DIVIDEND EQUIVALENTS, ETC.    The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to any Full Value Award if and in such manner as it deems appropriate. Notwithstanding anything contained herein to the contrary, and without limiting the generality of Section 4.d(10), in no event shall an Award provide for any dividend or dividend equivalents to be payable to the Participant in respect of such Award prior to the time at which such Award (or the applicable portion thereof) vests (and, in the case of a Performance Award, the applicable performance condition is achieved).

        (8)    RIGHTS LIMITED.    Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. Any Award granted under the Plan shall not be a part of a Participant's base salary or wages and will not be taken into account in determining any other employment-related rights such Participant may have, such as rights to pension or severance pay. The Company, in its sole discretion, maintains the right to make available future grants under the Plan. Unless stated herein, no Participant or other person shall acquire any rights, remedies, benefits or obligations. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

        (9)    OPTION AND SAR REPRICING.    Options and SARs may not be repriced, or replaced with any other award (including full-value awards), or repurchased for cash without the approval of the shareholders of the Company.

        (10)    FORFEITURE/CLAWBACK.    The Committee may determine that any Award under this Plan shall be subject to provisions for the forfeiture and/or reimbursement of all amounts received in connection with an Award in the event of breach of noncompetition, nonsolicitation or confidentiality agreements. All Awards granted under this Plan are subject to recoupment, to the extent applicable, under the Company's Corporate Governance Guidelines, as may be revised from time to time, and/or any other recoupment, clawback or similar policy that may be approved by the Board or any committee thereof. Notwithstanding any other provision of this Plan, a Participant shall be required to reimburse the Company amounts received in connection with an Award to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

        (11)    STOCK OWNERSHIP GUIDELINES/HOLDING PERIODS.    The Committee may require that any Stock acquired by a Participant in connection with an Award granted under this Plan shall be subject to stock ownership guidelines, a minimum holding period or similar requirement under which a Participant shall not be permitted to transfer, sell, pledge, hedge, hypothecate or otherwise dispose of any such Stock.

        b.    AWARDS REQUIRING EXERCISE

        (1)    TIME AND MANNER OF EXERCISE.    Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in a form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award or adequate provision therefore, as set forth in Section 4.b(3); and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

        (2)    EXERCISE PRICE.    The Administrator shall determine the exercise price of each Stock Option and SAR; PROVIDED, that each Stock Option and SAR must have an exercise price that is not less than the fair market value of the Stock subject to the Stock Option and SAR, determined as of the date of grant. An ISO granted to an Employee described in Section 422(b)(6) of the Code must have an exercise price that is not less than 110% of such fair market value.

        (3)    PAYMENT OF EXERCISE PRICE, IF ANY.    Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator (with the consent of the optionee of an ISO if permitted after the grant), (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Administrator approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of a promissory note of the person exercising the Award to the Company, payable on such terms as are specified by the Administrator, (iii) if the Stock is publicly traded, by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iv) by any combination of the foregoing permissible forms of payment; and (b) where shares of Stock issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares.

        (4)    GRANT OF STOCK OPTIONS.    Each Stock Option awarded under the Plan shall be deemed to have been awarded as a non-ISO (and to have been so designated by its terms) unless the Administrator expressly provides for ISO treatment that the Stock Option is to be treated as an ISO.

        c.    AWARDS NOT REQUIRING EXERCISE

        Awards of Restricted Stock and Unrestricted Stock may be made in return for either (1) services determined by the Administrator to have a value not less than the par value of the Awarded shares of Stock, or (2) cash or other property having a value not less than the par value of the Awarded shares of Stock plus such additional amounts (if any) as the Administrator may determine payable in such combination and type of cash, other property (of any kind) or services as the Administrator may determine.

        d.    PERFORMANCE AWARDS

        Performance Awards may be granted to Participants as follows:

          (1)   Prior to the grant of any Performance Award, the Administrator shall establish for each such award (i) performance levels at which 100% of the award shall be earned and a range (which need not be the same for all awards) within which greater and lesser percentages shall be earned and (ii) a performance period (which shall not be less than 12 months) which shall be determined at time of grant.

          (2)   With respect to the performance levels to be established pursuant to Section 4.d(1), the specific measures for each grant shall be established by the Administrator at the time of such grant. In creating these measures, the Administrator may establish the specific goals based upon or relating to any Performance Criteria (as defined below).

          (3)   Except as otherwise provided in Section 4.d(5), the percentage of each Performance Award to be distributed to an employee shall be determined by the Administrator on the basis of the performance levels established for such award and on the basis of individual performance in satisfaction of the Performance Award during such period. Any Performance Award, as determined and adjusted pursuant to this Section and Sections 4.d(5-8) is herein referred to as a "Final Award". No distribution of any Final Award (or portion thereof) shall be made if the minimum performance level applicable to the related Performance Award is not achieved during the applicable performance period or, unless otherwise determined by the Administrator, if the employment of the employee to whom the related Performance Award was granted shall terminate for any reason whatsoever (including Disability and death) within 12 months after the date the Performance Award was granted.

          (4)   All Final Awards which have vested in accordance with the provisions of Sections 4.d.(5-10) shall be granted as soon as practicable following the end of the related vesting period. Final awards shall be granted in the form of Restricted Stock, Unrestricted Stock, Deferred Stock, Cash Performance Awards, or cash or any combination thereof, as the Administrator shall determine.

          (5)   Payment of any Final Award (or portion thereof) to an individual employee shall be subject to the continued rendering of services as an employee (unless this condition is waived by the Administrator). If the Administrator shall determine that such employee has failed to satisfy such conditions precedent, all Performance Awards granted to such employee which have not become Final Awards, and all Final Awards which have not been paid pursuant to Section 4.d(10) shall be immediately canceled. Upon termination of an employee's employment other than by Disability or death (whether such termination is before or after a Performance Award shall have become a Final Award), the Administrator may, but shall not in any case be required to, waive the condition precedent of continuing to render services.

          (6)   If, upon termination of an employee's employment prior to the end of any performance period for a reason other than Disability or death, the Administrator shall determine to waive the condition precedent of continuing to render services as provided in Section 4.d(5), the Performance Award granted to such employee with respect to such performance period shall be reduced pro rata based on the number of months remaining in the performance period after the month of such termination and such awards will be paid at the time they would have been paid absent an employment termination, unless otherwise determined by the Administrator or provided for in an award agreement. The Final Award for such employee shall be determined by the Administrator (i) on the basis of the performance levels established for such award (including the minimum performance level) and the performance level achieved through the end of the performance period and (ii) in the discretion of the Administrator, on the basis of individual performance during the period prior to such termination. A qualifying leave of absence, determined in accordance with procedures established by the Administrator, shall not be deemed to be a termination of employment but, except as otherwise determined by the Administrator, the employee's Performance Award will be reduced pro rata based on the number of months during which such person was on such leave of absence during the performance period. A Performance Award shall not vest during a leave of absence granted an employee for local, state, provincial, or federal government service.

          (7)   Upon termination of an employee's employment by reason of Disability or death prior to the end of any performance period, the Performance Award granted to such employee with respect to such performance period, except as otherwise provided in Section 4.d(3), shall be reduced pro rata based on the number of months remaining in the performance period after the month of such employee's Disability or death. The percentage of the reduced Performance Award to be distributed to such employee shall be determined by the Administrator (i) on the basis of the performance levels established for such award (including the minimum performance level) and the performance level achieved through the end of the fiscal year during which such employee became Disabled or died and (ii) in the discretion of the Administrator, on the basis of individual performance during the applicable period. Such Final Awards will immediately vest and be paid as promptly as practicable.

          (8)   If an employee is promoted during the performance period with respect to any Performance Award, such Performance Award may, in the discretion of the Administrator, be increased to reflect such employee's new responsibilities.

          (9)   Performance Awards that have become Final Awards may be subject to a vesting schedule established by the Administrator. Except as otherwise provided in this Plan, no Final Award (or portion thereof) subject to a vesting schedule shall be paid prior to vesting and the unpaid portion of any Final Award shall be subject to the provisions of Section 4.d(5). The Administrator shall have the authority to modify a vesting schedule as may be necessary or appropriate in order to implement the purposes of this Plan.

          (10) No holder of a Performance Award shall have any rights to dividends or interest or other rights of a stockholder with respect to a Performance Award prior to such Performance Award's becoming a Final Award.

          (11) To the extent that any employee, former employee, or any other person acquires a right to receive payments or distributions under this Plan with respect to a Performance Award, such right shall be no greater than the right of a general unsecured creditor of the Company. All payments and distributions to be made hereunder shall be paid from the general assets of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee, former employee, or any other person.

5.     EFFECT OF CERTAIN TRANSACTIONS

        a.    MERGERS, ETC.    Other than in connection with Awards that are denominated and subject to settlement in cash, Awards shall not vest in connection with a Covered Transaction unless such Covered Transaction is accompanied by a "double trigger event". For this purpose, a "double trigger event" occurs in connection with a Covered Transaction if (i) the Award is not appropriately assumed nor an equivalent award substituted by the surviving, continuing, successor or purchasing company or other business entity or parent thereof, as the case may be, (ii) cash or cash equivalents are the sole or primary form of consideration to be received by the shareholder of the Company and (iii) at the time of, or within 12 months following the Covered Transaction, the Participant incurs a termination of employment without Cause or for Good Reason.

        Upon a Covered Transaction "double trigger event": (i) in the case of a Stock Option or SAR, the Stock Option or SAR shall become fully vested and exercisable immediately upon the occurrence of the double trigger event; (ii) in the case of Restricted Stock, Deferred Stock or restricted stock units (in each case other than an award of Restricted Stock, award of Deferred Stock or award of restricted stock units that is a Performance Award), the restriction period shall lapse and the Restricted Stock, Deferred Stock or restricted stock unit (as applicable) shall fully vest immediately upon the occurrence of the double trigger event; and (iii) in the case of a Performance Award, payment under the Award shall be subject to the terms set forth in the applicable award agreement.

        b.    CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

        (1)    BASIC ADJUSTMENT PROVISIONS.    In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 2.a and to the maximum share limits described in Section 2.c, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

        (2)    CERTAIN OTHER ADJUSTMENTS.    The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than those provided for in Section 5.a and 5.b (1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; PROVIDED, that no such adjustment shall be made to the maximum share limits described in Section 2.c nor shall any change be made to ISOs except to the extent consistent with their continued qualification under Section 422 of the Code.

        (3)    CONTINUING APPLICATION OF PLAN TERMS.    References in the Plan to shares of Stock shall be construed to include any stock or securities resulting from an adjustment pursuant to Section 5.b(1) or 5.b(2) above.

6.     LEGAL CONDITIONS ON DELIVERY OF STOCK

        The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until the Company's counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

7.     AMENDMENT AND TERMINATION

        The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards; PROVIDED, that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required under the rules of the New York Stock Exchange (which includes any "material revision" as defined under the rules of the New York Stock

Exchange) or in order for the Plan to continue to qualify under Section 422 of the Code and to have an Award comply with, or avoid adverse consequences under, Section 409A of the Code.

8.     NON-LIMITATION OF THE COMPANY'S RIGHTS

        The existence of the Plan or the grant of any Award shall not in any way affect the Company's right to award a person bonuses or other compensation in addition to Awards under the Plan.

9.     COMPLIANCE WITH APPLICABLE LAW

        If any provision of the Plan or any applicable award agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the applicable award agreement, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such applicable award agreement shall remain in full force and effect.

10.   DATA PRIVACY

        The Company, any Affiliate and Committee may collect, process, transmit and store, in any form whatsoever, any data of a professional or personal nature described in the Plan, the applicable award agreement and any other grant or plan administration materials by and among, as applicable, the Company or any Affiliate that is necessary, in the discretion of the Company or any Affiliate, for the purposes of implementing, administering and managing the Participant's participation in the Plan. The Company and any Affiliate may share such information with any third party in any country, including any trustee, registrar, administrative agent, broker, stock plan service provider or any other person assisting the Company with the implementation, administration, and management of the Awards and the Plan. The Company, any Affiliate, the Committee and any possible recipients described herein may receive, possess, use, retain and transfer the data in electronic or other form, for the sole purpose described herein. The Participant may refuse to provide consent or authorization, or may withdraw such consent or authorization, regarding the matters described in this Section 10; PROVIDED, however, that such refusal or withdrawal may affect the Participant's ability to participate in the Plan.

11.   GOVERNING LAW

        The Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts without reference to principles of conflicts of laws.

12.   DEFINED TERMS.

        The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

        "2007 Plan". The Charles River Laboratories International, Inc. 2007 Incentive Plan as from time to time amended and in effect.

        "2016 Plan": The Charles River Laboratories International, Inc. 2016 Incentive Plan as from time to time amended and in effect.

        "ADMINISTRATOR": The Board or, if one or more has been appointed, the Committee. With respect to ministerial tasks deemed appropriate by the Board or Committee, the term "Administrator" shall also include such persons (including Employees) to whom the Board or Committee shall have delegated such tasks.

        "AFFILIATE": Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

        "AWARD": Any or a combination of the following (which shall include any Final Award with respect to the following):

  (i)
  Stock Options.

  (ii)
  SARs.

  (iii)
  Restricted Stock.

  (iv)
  Unrestricted Stock.

  (v)
  Deferred Stock.

  (vi)
  Cash Performance Awards.

  (vii)
  Other Performance Awards.

        "BOARD": The Board of Directors of the Company.

        "CASH PERFORMANCE AWARD": A Performance Award payable in cash. The right of the Company under Section 4.a(3) (subject to the consent of the holder of the Award as therein provided) to extinguish an Award in exchange for cash or the exercise by the Company of such right shall not make an Award otherwise not payable in cash a Cash Performance Award.

        "CAUSE": Unless otherwise provided for in a Participant's written agreement with the Company, "Cause"" for termination by the Company of the Participant's employment shall mean (i) the willful and continued failure by the Participant to perform the Participant's duties with the Company, (ii) a substantial and not de minimis violation of the Company's Code of Business Conduct and Ethics (and any successor policy), as the same are in effect from time to time, (iii) the Participant's conviction of a felony or (iv) engaging in conduct that constitutes a violation of any (x) confidential agreements with the Company or (y) confidentiality policies applicable to the Participant.

        "CODE": The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

        "COMMITTEE": One or more committees of the Board (including any subcommittee thereof) appointed or authorized to make Awards and otherwise to administer the Plan.

        "COMPANY": Charles River Laboratories International, Inc.

        "COVERED TRANSACTION": Any of (i) a consolidation, merger or other transaction which results in any individual, entity or "group" (within the meaning of section 13(d) of the Securities Exchange Act of 1934) acquiring the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) directly or indirectly of more than 50% of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board, (iii) a sale or transfer of all or substantially all the Company's assets, or (iv) a dissolution or liquidation of the Company.

        "DEFERRED STOCK": A promise to deliver Stock, other securities or other property in the future on specified terms to a Participant (including, for the avoidance of doubt, a director of the Company).

        "DISABILITY": With respect to any Participant, "disability" as defined in such Participant's employment agreement, if any, or if not so defined, except as otherwise provided in such Participant's award agreement:

  (i)
  a Participant's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

  (ii)
  a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company's accident and health plan.

        "EMPLOYEE": Any person who is employed by the Company or an Affiliate.

        "FULL-VALUE AWARD": an Award other than an Option or SAR, and which is settled by the issuance of shares of Stock or the value of the stated number of shares in cash.

        "FUNGIBLE POOL UNIT": the measuring unit used for purposes of the Plan, as specified in Section 2, to determine the number of Shares which may be subject to Awards hereunder, which shall consist of Shares in the proportions (ranging from 1.0 to 2.3) as set forth in Section 2.a.

        "GOOD REASON": Unless otherwise provided for in a Participant's written agreement with the Company, Good Reason for termination by the Participant of the Participant's employment shall mean the occurrence (without the Participant's express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless in the case of any act or failure to act described in paragraph (i), (iii) or (iv) below, such act or failure to act is corrected prior to the date of termination:

  (i)
  the assignment to the Participant of any duties inconsistent with the Participant's position and responsibilities as in effect immediately prior to the Covered Transaction;

  (ii)
  a reduction by the Company in the Participant's annual base salary as in effect on the date of the Covered Transaction;

  (iii)
  the failure by the Company to continue in effect any compensation plan in which the Participant participates immediately prior to the Covered Transaction which is material to the Participant's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Participant's participation therein (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant's participation relative to other participants, as existed at the time of the Covered Transaction;

  (iv)
  the failure by the Company to continue to provide the Participant with benefits substantially similar to those enjoyed by the Participant under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which the Participant was participating at the time of the Covered Transaction, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by the Participant at the time of the Covered Transaction, or the failure by the Company to provide the Participant with the number of paid vacation days to which the Participant is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Covered Transaction; or

  (v)
  the Company's requiring the Participant to relocate to an office or location more than fifty (50) miles distant from the office or location at which the Participant was based immediately prior to the date of termination.

        "ISO": A Stock Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

        "PARTICIPANT": An Employee, director or other person providing services to the Company or its Affiliates who is granted an Award under the Plan.

        "PERFORMANCE AWARD": An Award subject to Performance Criteria (including any Award that is a Final Award distributed in satisfaction of the vesting of a Performance Award that was subject to Performance Criteria).

        "PERFORMANCE CRITERIA": Specified criteria the satisfaction of which is a condition for the exercisability, vesting or full enjoyment of an Award. A Performance Criterion measure and targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

        "PLAN": The Charles River Laboratories International, Inc. 2018 Incentive Plan as from time to time amended and in effect.

        "PREEXISTING PLANS": Any plan of the Company or its predecessors in existence at or prior to the Effective Date under which equity, equity-based or performance cash awards were granted, including, without limitation, the following: (1) the 2007 Plan and (2) the 2016 Plan. For the purposes of this definition, "preexisting plans" shall not refer to the Company's Executive Incentive Compensation Plan (EICP).

        "RESTRICTED STOCK": An Award of Stock subject to restrictions requiring that such Stock be redelivered to the Company if specified conditions are not satisfied.

        "SARS": Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

        "STOCK": Common Stock of the Company.

        "STOCK OPTIONS": Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

        "UNRESTRICTED STOCK": An Award of Stock not subject to any restrictions under the Plan.

13.   SECTION 409A OF THE CODE

        To the extent applicable, Awards granted under the Plan are intended to comply with or be exempt from Section 409A of the Code, and the Administrator shall interpret and administer the Plan in accordance therewith. In addition, any provision in this Plan document that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Plan document that is not expressly set forth shall be deemed to be set forth herein, and such Plan shall be administered in all respects as if such provisions were expressly set forth. The Administrator shall have the authority unilaterally to accelerate or delay a payment to which the holder of any Award may be entitled to the extent necessary or desirable to comply with, or avoid adverse consequences under, Section 409A (including, for the avoidance of doubt, with regard to an individual deemed to be a "specified employee" under Section 409A of the Code who has received an amount hereunder deemed to be "deferred compensation" subject to Section 409A of the Code). Notwithstanding the foregoing, the Company does not guarantee that this Plan, any Awards or any payments with respect thereto are in compliance with Section 409A of the Code.

14.   EFFECTIVE DATE OF THE PLAN

        The Plan shall be effective as of the date of its approval by the Board, subject to its approval by the stockholders of the Company (the "Effective Date").

15.   AWARDS UNDER PREEXISTING PLANS

        Upon approval of the Plan by stockholders of the Company as contemplated under Section 14, no further awards shall be granted under the Preexisting Plans; PROVIDED, however, that any shares that have been forfeited, cancelled or otherwise not delivered in accordance with the terms of the applicable award under a Preexisting Plan may be subsequently again awarded in accordance with the terms of the Plan. For purposes of clarity, the number of shares that relate to an Award under the Preexisting Plans is the maximum number of shares that can be delivered with respect to such Award.

 French Schedule

1      Application and Purpose

        This French Schedule includes special terms and conditions applicable to Qualified Deferred Stock Awards granted to Participants situated and/or employed in France. These terms and conditions are in addition to, or if so indicated, in place of, the terms and conditions set forth in the Plan.

        The purpose of this French Schedule is to make certain variations to the terms of the Plan, in order to satisfy French securities laws, exchange control, corporate law and tax requirements, especially the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code and article 135 of the Macron Law (loi n° 2015-990 du 6 août 2015 pour la croissance, l'activité et l'égalité des chances économiques as amended by the 2017 and 2018 Finance bills respectively n° 2016-1917 dated December 29, 2016 and n° 2017-1837 dated December 30, 2017), so that Qualified Deferred Stock Awards may qualify for favorable income tax and social security treatment in France (provided by article 80 quaterdecies of the French Tax Code and article L242-1 of the French Social Security Code).

        The rules of the Plan shall apply, subject to the modifications contained in this French Schedule, whenever the Administrator decides to grant Qualified Deferred Stock Awards to Eligible French Employees under this French Schedule. In all other circumstances, where other forms of Awards (other than Qualified Deferred Stock Award) are granted to Eligible French Employees, the rules of the Plan, unamended by this French Schedule, shall apply.

        The amendments to the Plan set out in this French Schedule shall only apply in respect of Qualified Deferred Stock Awards granted in accordance with this French Schedule.

        This French Schedule has been approved by the shareholders of the Company (as the empowered foreign corporate body) on 8 May 2018, as required by the French tax authorities.

2      Terms and Meanings of Words Used

        Unless provided otherwise or unless the context requires otherwise, capitalized terms used but not defined in this French Schedule shall have the meaning assigned to them in the Plan.

        The terms of Qualified Deferred Stock Awards under this French Schedule shall be the same as those for Deferred Stock awards under the Plan, except to the extent that this French Schedule provides to the contrary. References to Deferred Stock awards in the Plan shall apply to, and include, Qualified Deferred Stock Awards, save where expressed not to apply, or save where modified by the terms of this French Schedule (in which case, the terms shall apply as modified).

        References to eligible Employees in the Plan shall apply to Eligible French Employees and references to Participants in the Plan shall apply to French Participants, save where expressed not to apply, or save where modified by the terms of this French Schedule (in which case, the terms shall apply as modified).

        The following definitions shall apply to Qualified Deferred Stock Awards granted in accordance with this French Schedule:

        "CLOSED PERIOD": has the meaning given in Article L. 225-197-1 of the French Commercial Code, as:

  (i)
  ten quotation days preceding and three quotation days following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

  (ii)
  any period during which the corporate management of the Company possesses material information which could, if disclosed to the public, significantly impact the quotation of the Stock, until ten quotation days after the day such information is disclosed to the public.

        "ELIGIBLE FRENCH EMPLOYEE": means an employee of a French Subsidiary (or a French branch of a non-French Group Member), or a corporate officer of a French Subsidiary (or a French branch of a non-French Group Member) who holds the duties of chairman of the board, general manager, deputy general manager, member of the directory board, or manager (respectively président du conseil d'administration, directeur général, directeur général délégué, membre du directoire or gérant).

        "FRENCH PARTICIPANT": means individuals who have been granted Qualified Deferred Stock Awards.

        "GRANT DATE": means the date on which a Qualified Deferred Stock Award is granted to an Eligible French Employee by the Administrator.

        "GROUP": means the Company and its Subsidiaries from time to time, and "Group Member" shall be interpreted accordingly.

        "HOLDING PERIOD": means such period (applicable under article L225-197-1 of the French commercial code) following the vesting of the Qualified Deferred Stock Award as the Administrator may determine, which shall not expire until at least 2 years after the Grant Date.

        "QUALIFIED DEFERRED STOCK AWARD": means a Deferred Stock award granted to an Eligible French Employee which is intended to satisfy French securities laws, exchange control, corporate law and tax requirements (especially the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code) in order to qualify for favorable income tax and social security treatment in France (articles 80 quaterdecies of French Tax Code and L.242-1 of French Social Security Code) and which, for the avoidance of doubt, can be subject to Performance Criteria.

        "SUBSIDIARY": has the meaning given in Article L. 225-197-2 of the French Commercial Code, as:

  (i)
  a company in which the Company holds, directly or indirectly, at least 10 per cent of the share capital or voting rights;

  (ii)
  a company holding directly or indirectly at least 10 per cent of the share capital or voting rights of the Company; or

  (iii)
  a company for which at least 50 per cent of the share capital or voting rights are held by a company which holds at least 50 per cent of the share capital of the Company.

        "VESTING PERIOD": means such period (applicable under article L225-197-1 of the French commercial code) as determined by the Administrator, which shall not be less than 12 months from the Grant Date, and at the end of which, the French Participant will become entitled to have the Stock delivered to or to the order of him/her.

        The following definition shall apply to Qualified Deferred Stock Awards granted in accordance with this French Schedule and shall replace the definition as it appears at Section 12 of the Plan:

        "DISABILITY": has the meaning given in the second or third category of Article L.341-4 of the French Code of Social Security.

3      Limits on awards under the Plan

        The following wording is inserted immediately following the end of the Section 2.a. of the Plan, as follows:

        "Notwithstanding any other provisions of the Plan rules, if, at the Grant Date, the total number of Stock granted subject to Awards made under the Plan and any other employee stock plan of the Company, where such Awards are granted subject to and in accordance with the provisions of Articles L.225-197-1 et seq. of the French Commercial Code and are, or are similar in substance to, a conditional right to acquire stock (other than an option) for no or limited cost (up to 5 percent of the fair market value of the stock), shall exceed 10 percent of the issued ordinary share capital of the issuing Company, Qualified Deferred Stock Awards may only be granted over such number of Stock as does not exceed a ratio of one to five between the smallest and largest awards of Qualified Deferred Stock Awards.

        However, this relevant percentage is increased to 30 percent, if at the same time, awards are granted under the Plan, or awards are granted under any other stock plan of a Group Member, to all Eligible French Employees employed by a French Group Member or a French branch of a non-French Group Member."

        The following wording is inserted immediately following the end of the Section 2.c. of the Plan, as follows:

        "No Qualified Deferred Stock Award shall be granted to an Eligible French Employee who holds 10 percent or more (including any outstanding Awards) under the Plan or outstanding awards under any other employee share plan operated by the Group where such Awards or awards (as applicable) are, or are similar in substance to, a conditional right to acquire shares, other than non-exercised options) of the share capital of the Company, or who may hold, as the result of the Qualified Deferred Stock Award, 10 percent or more of the share capital of the Company."

4      Eligibility and Participation

        Notwithstanding any other provision of the Plan rules, Qualified Deferred Stock Awards may only be granted to Eligible French Employees.

5      Alternative Settlement

        Section 4.a.(3) of the Plan is deleted in it its entirety.

6      Vesting Period

        The following wording is inserted immediately following Section 4.a.(5) of the Plan, as follows:

        "The Vesting Period for Qualified Deferred Stock Award shall not be less than 12 months, so that the ownership of the Qualified Deferred Stock Award cannot be transferred to, or to the order of, the French Employees before the expiry of a minimum one year period from their Grant Date.

        During the Vesting Period, the delivery of Stock must remain conditional and may also be subject to the Performance Criteria, which means that the Eligible French Employees only hold a contractual right towards the Company and are not entitled to any shareholder's right during the Vesting Period (no rights to dividend (even through an equivalent bonus whose payment would be deferred), no voting rights)."

7      Dividend Equivalents

        The first sentence of Section 4.a.(7) of the Plan is deleted in its entirety.

8      Holding Period

        A new Section 4.a.(12) is inserted immediately following Section 4.a.(11) of the Plan, as follows:

        "HOLDING PERIOD. The Administrator may determine that a Holding Period shall apply to a Qualified Deferred Stock Award, during which period the Stock acquired by the French Participant following vesting of the Qualified Deferred Stock Award (or any interest in them) may not be sold, transferred, assigned, mortgaged, charged or otherwise disposed of by, or on behalf of, the French Participant, except for a transfer to the French Participant's legal personal representatives in the event of his death.

        To the extent that a Qualified Deferred Stock Award vests less than two years after the Grant Date, the Stock acquired on vesting shall be subject to a Holding Period, so that there is a two-year period between the Grant Date and the date that the Stock may be freely disposed of by the French Participant, as required by Article L.225-197-1 of the French Commercial Code.

        During the Holding Period, the Stock may be delivered to the French Participant, provided he shall agree not to sell, transfer, assign, mortgage, charge or otherwise dispose of the Stock (or any interest in them) during the Holding Period; or a nominee on behalf of the French Participant, provided that the beneficial ownership of the Stock vests in the French Participant and subject to a restriction on sale, transfer, assignment, mortgaging, charging or other disposal of such Stock (or any interest in them)."

9      Closed Period

        A new Section 4.a.(13) is inserted immediately following Section 4.a.(12) of the Plan, as follows:

        "CLOSED PERIOD. After the expiration of the Holding Period (if applicable), Stock transferred to a French Participant in satisfaction of a Qualified Deferred Stock Award cannot be sold or transferred by or on behalf of a French Employee during a Closed Period."

10    Cessation of employment

        Sections 4.a.(5)(A), 4.d.(5) to 4.d.(7) of the Plan continue to apply to Qualified Deferred Stock Awards, where relevant, if a French Participant ceases to be employee, except that a new Section 4.d.(12) is inserted immediately following Section 4.d.(11) of the Plan, as follows:

        "Notwithstanding any other provision of the Plan rules, the Plan shall, in no circumstances, have the effect of accelerating the Vesting Period or disapplying the Holding Period in circumstances where there would be a less than two year period between the Grant Date and the date that the Stock may be freely disposed of by the French Participant, except in the two following cases:

  •
  Death of the French Participant

        If a French Participant dies before his Qualified Deferred Stock Award has vested, his Qualified Deferred Stock Award shall vest immediately and any applicable Holding Period will fall away. The Qualified Deferred Stock Award may only be adjusted in such proportion as determined by the Administrator in its absolute discretion after taking into account the Performance Criteria. The Qualified Deferred Stock Award cannot be adjusted for any other criteria e.g. for time. The heirs of the deceased French Participant can require the vesting within six months from the date of death, as provided by the article L225-197-3 of the French commercial code.

        Where, after a Qualified Deferred Stock Award has vested but before the expiry of any applicable Holding Period, the French Participant dies, his Stock shall cease to be subject to the Holding Period.

  •
  Disability of the French Participant

        Notwithstanding any other provision of the Plan rules, if a French Participant ceases to be in employment due to Disability before his Qualified Deferred Stock Award has vested all or a proportion of his Qualified Deferred Stock Award may vest immediately, in such proportion as determined by the Administrator in its absolute discretion, having regard to the satisfaction of the Performance Criteria and any other condition as at the time of cessation of employment, and such other factors as the Administrator may consider relevant. If a French Participant ceases to be in employment due to Disability before his Qualified Deferred Stock Award has vested, the Holding Period shall fall away.

        If the French Participant ceases to be in employment due to Disability after the vesting but before the expiry of any applicable Holding Period, his Stock shall cease to be subject to the Holding Period on the date of cessation of his employment."

11    Effect of certain transactions

        The following wording is inserted immediately following the end of the Sections 5.a of the Plan, as follows:

        "To the extent that the Administrator intends for the Qualified Deferred Stock Awards to retain favorable tax and social security treatment under this French Schedule, Sections 5.a and 5.b shall apply to Qualified Deferred Stock Awards in accordance with the provisions of Articles L. 225-197-1-III of the French Commercial Code and 80 quaterdecies of the French Tax Code, and shall be modified or interpreted in order to comply with these provisions."

        The following wording is inserted immediately following the end of the Section 5.b of the Plan, as follows:

        "If the share capital of the Company is modified during the Vesting Period or Holding Period, the Qualified Deferred Stock Awards may be adjusted as appropriate to ensure that there is no impact on the French Participants' Qualified Deferred Stock Awards, provided that such adjustment has the sole purpose and effect of preserving the value of Qualified Deferred Stock Awards and that additional Stock which could be issued as a result remains subject to the same requirements (including the vesting and holding requirements) as those applying to the original Qualified Deferred Stock Award".

12    Taxes

        A new rule is inserted immediately following the end of Section 4.a.(6) of the Plan, as follows:

        "The preceding paragraph does not apply to Qualified Deferred Stock Awards. A French Participant is responsible for paying any relevant taxes and reporting the receipt of any income under the French Schedule, however made, to the relevant tax authority".

13    Amendment and termination

        The following wording is inserted immediately following the end of the Section 7 of the Plan, as follows:

        "Except as permitted in this Section 7, an amendment to the provisions of the Plan may only be applied to Qualified Deferred Stock Awards already granted to the extent that:

  •
  the proposed change does not affect the qualifying status of the Qualified Deferred Stock Awards for French tax and social security purposes; and

  •
  if the change would adversely affect the existing rights of the French Participants, affected French Participants' prior consent is obtained."

14    Cross references

        Unless specified otherwise, where a deletion, addition or amendment is made to the rules by this French Schedule, other references throughout the rules and this French Schedule to those additional, amended or deleted Rules (as appropriate) are deemed to be included, modified or deleted accordingly.

15    Conclusion

        The following paragraphs are inserted immediately following Section 11 in the Plan, as follows:

        "It is intended that Deferred Stock awards granted to Eligible French Employees shall qualify for the special tax and social security treatment applicable to free shares granted under articles L. 225-197-1 to L.225-197-6 of the French Commercial Code and in accordance with the relevant provisions set forth by the French tax and social security laws (article 80 quaterdecies of the French Tax Code and article L.242-1 of the French Social security Code). Accordingly, the rules, the terms of the French Schedule and the terms upon which a Deferred Stock award has been granted shall be interpreted and, where necessary, deemed to be modified, in accordance with the relevant provisions set forth by French laws, as well as the relevant administrative provisions.

        If for any reason a Deferred Stock award does not satisfy the requirements of the French tax authorities for favorable income tax and social security treatment, and therefore does not qualify as a Qualified Deferred Stock Award, the Company or Administrator can take such actions, including (but not limited to) changing the Vesting Period and/or the Holding Period of the Deferred Stock award, as it considers reasonably necessary to achieve such treatment, and the rules, the terms of the French Schedule and the terms of the Qualified Deferred Stock Award shall be interpreted and, where necessary, modified accordingly. The Company and any Group Member shall not be liable for any adverse consequences, legal, tax or otherwise, if and to the extent that Deferred Stock awards do not qualify as Qualified Deferred Stock Awards."

NNNNNNNNNNNN . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. + 1. Election of Directors: 01 - James C. Foster For Against Abstain For Against Abstain For Against Abstain 02 - Robert J. Bertolini 03 - Stephen D. Chubb 04 - Deborah T. Kochevar 05 - Martin W. MacKay 06 - Jean-Paul Mangeolle 07 - George E. Massaro 08 - George M. Milne, Jr. 09 - C. Richard Reese 10 - Craig B. Thompson 11 - Richard F. Wallman For Against Abstain ForAgainst Abstain 2. Say on Pay - An advisory vote to approve our executive compensation. 4. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 29, 2018. For Against Abstain 3. Approval of 2018 Incentive Plan. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. NNNNNNNC 1234567890 J N T 0 7 4 9 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 7 02SU6B NNNNNNNNN B A Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy — CHARLES RIVER LABORATORIES INTERNATIONAL, INC. 251 Ballardvale Street Wilmington, MA 01887 (781) 222-6000 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — MAY 8, 2018 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC. The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Shareholders to be held at 8:00 a.m. on Tuesday, May 8, 2018 at the offices of Cooley, LLP, 500 Boylston Street, Boston, MA 02116 and hereby appoints James C. Foster, David R. Smith and David P. Johst, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2018 Annual Meeting of Shareholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy. This Proxy may be revoked by the person giving it any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a Proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her Proxy as described in the preceding sentence. This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR all director nominees and FOR Proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. + C

NNNNNNNNNNNN . Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. + 1. Election of Directors: 01 - James C. Foster For Against Abstain For Against Abstain For Against Abstain 02 - Robert J. Bertolini 03 - Stephen D. Chubb 04 - Deborah T. Kochevar 05 - Martin W. MacKay 06 - Jean-Paul Mangeolle 07 - George E. Massaro 08 - George M. Milne, Jr. 09 - C. Richard Reese 10 - Craig B. Thompson 11 - Richard F. Wallman For Against Abstain ForAgainst Abstain 2. Say on Pay - An advisory vote to approve our executive compensation. 4. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 29, 2018. For Against Abstain 3. Approval of 2018 Incentive Plan. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 3 7 0 7 4 9 2 02SU7B NNNNNNNNN B A Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — CHARLES RIVER LABORATORIES INTERNATIONAL, INC. 251 Ballardvale Street Wilmington, MA 01887 (781) 222-6000 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — MAY 8, 2018 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC. The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Shareholders to be held at 8:00 a.m. on Tuesday, May 8, 2018 at the offices of Cooley, LLP, 500 Boylston Street, Boston, MA 02116 and hereby appoints James C. Foster, David R. Smith and David P. Johst, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2018 Annual Meeting of Shareholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy. This Proxy may be revoked by the person giving it any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a Proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her Proxy as described in the preceding sentence. This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR all director nominees and FOR Proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS to Be Held on May 8, 2018
PROXY SUMMARY
GENERAL INFORMATION
PROPOSAL ONE— ELECTION OF DIRECTORS
NOMINEES FOR DIRECTORS
2017 Director Compensation
BENEFICIAL OWNERSHIP OF SECURITIES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
PROPOSAL THREE—APPROVAL OF THE 2018 INCENTIVE PLAN
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF COMPENSATION COMMITTEE
2017 Summary Compensation Table
2017 Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal 2017 Year-End
2017 Option Exercises and Stock Vested
2017 Pension Benefits
2017 Nonqualified Deferred Compensation
Potential Payments upon Termination or Change in Control
REPORT OF THE AUDIT COMMITTEE
PROPOSAL FOUR— RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
  Appendix A
CHARLES RIVER LABORATORIES INTERNATIONAL, INC. RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS(1) (dollars in thousands, except for per share data)
  Appendix B
CHARLES RIVER LABORATORIES INTERNATIONAL, INC. 2018 INCENTIVE PLAN Originally adopted by the Board of Directors On March 20, 2018
French Schedule